     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 2000
                                                     REGISTRATION NO. ___-_____

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               -----------------

                                 FIRST BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                North Carolina                                 6022                             56-1421916
(STATE OR OTHER JURISDICTION OF INCORPORATION      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
               OR ORGANIZATION)                     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                             341 North Main Street
                              Post Office Box 508
                        TROY, NORTH CAROLINA 27371-0508
                                 (910) 576-6171
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JAMES H. GARNER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 FIRST BANCORP
                             341 NORTH MAIN STREET
                              POST OFFICE BOX 508
                        TROY, NORTH CAROLINA 27371-0508
                                 (910) 576-6171
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               -----------------

                                WITH COPIES TO:

           HENRY H. RALSTON                             JOHN F. BURNS                      EDWARD C. WINSLOW III
          ROBINSON, BRADSHAW                PRESIDENT AND CHIEF EXECUTIVE OFFICER        BROOKS, PIERCE, MCLENDON,
            & HINSON, P.A.                       FIRST SAVINGS BANCORP, INC.            HUMPHREY & LEONARD, L.L.P.
        101 NORTH TRYON STREET,                     POST OFFICE BOX 1657                  2000 RENAISSANCE PLAZA
              SUITE 1900                            205 S.E. BROAD STREET                  230 NORTH ELM STREET
              CHARLOTTE,                               SOUTHERN PINES,                     POST OFFICE BOX 26000
         NORTH CAROLINA 28246                     NORTH CAROLINA 28388-1657                     GREENSBORO,
            (704) 377-2536                             (910) 692-6222                      NORTH CAROLINA 27420
                                                                                              (336) 373-8850

                                ----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the merger described in this Registration Statement becomes effective.

         If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                        CALCULATION OF REGISTRATION FEE

                                                     PROPOSED                PROPOSED
 TITLE OF EACH CLASS OF                               MAXIMUM                 MAXIMUM
    SECURITIES TO BE          AMOUNT TO BE        OFFERING PRICE        AGGREGATE OFFERING            AMOUNT OF
       REGISTERED              REGISTERED            PER UNIT                  PRICE              REGISTRATION FEE
 ----------------------       ------------        --------------        ------------------        ----------------
  Common Stock, no par
         value                 4,820,000              $12.125            $ 58,442,500 (1)           $15,428.82

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales price on the Nasdaq National Market System on March 31, 2000.

                               -----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), SHALL DETERMINE.

===============================================================================

                        JOINT PROXY STATEMENT/PROSPECTUS
                        FOR THE SHAREHOLDER MEETINGS OF
                 FIRST SAVINGS BANCORP, INC. AND FIRST BANCORP

                                PROPOSED MERGER

         The boards of directors of First Savings Bancorp, Inc., a savings bank holding company headquartered in Southern Pines, North Carolina ("First Savings"), and First Bancorp, a bank holding company headquartered in Troy, North Carolina, have agreed to the merger of First Savings into First Bancorp, with First Bancorp being the surviving corporation. The merger will be completed pursuant to a merger agreement executed on December 15, 1999 by First Savings, First Bancorp and each of their bank subsidiaries. All references to the merger agreement are to the merger agreement as amended, including, the amendment and waiver to the merger agreement executed on March 24, 2000. The bank subsidiary of First Savings is First Savings Bank of Moore County, Inc., SSB, a North Carolina stock savings bank, and the bank subsidiary of First Bancorp is First Bank, a North Carolina banking corporation. The merger agreement also contemplates that First Savings Bank of Moore County will merge into First Bank, with First Bank being the surviving bank. All references to the merger in this joint proxy statement/prospectus are to the merger of First Savings into First Bancorp.

         Upon completion of the proposed merger, First Savings shareholders will receive 1.2468 shares of First Bancorp common stock for each share of First Savings common stock. This exchange ratio is subject to adjustment in limited circumstances as described in this joint proxy statement/prospectus. The approximate number of shares to be issued by First Bancorp pursuant to the merger agreement based on such exchange ratio is 4,817,000.

         First Bancorp common stock is traded on the Nasdaq National Market System under the symbol "FBNC." Based on the closing price of First Bancorp common stock on _______________ of $_____ and the 1.2468 exchange ratio, First Savings shareholders would receive approximately $______ worth of First Bancorp common stock for each share of First Savings common stock held. The actual value of the First Bancorp common stock received by First Savings shareholders in the merger will depend on the market value of First Bancorp common stock at the time of completion of the merger.

         A special meeting of First Savings shareholders will be held on ___________ __, 2000 at 10:00 a.m., local time, at the Holiday Inn, U.S. Highway 1 By-Pass, Southern Pines, North Carolina 28387, to consider and vote on the merger agreement and related plan of merger. Approval of the merger agreement and plan of merger at the First Savings special meeting will require the affirmative vote of the holders of a majority of the outstanding shares of First Savings common stock.

         A special and annual meeting of First Bancorp shareholders will be held on ___________ __, 2000 at 10:00 a.m., local time, at the main office of First Bancorp, 341 North Main Street, Troy, North Carolina 27371. The First Bancorp shareholders will be asked (a) to approve the merger agreement and the issuance of shares in connection with merger, (b) to approve an amendment to the bylaws of First Bancorp to increase the maximum number of directors of First Bancorp to 18 (and to change the method by which the number of directors is fixed), (c) to elect 18 directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified, and (d) to ratify the appointment by First Bancorp of its independent auditors for the fiscal year ending December 31, 2000. The increase in the number of directors by seven and the election of such additional directors, however, is contingent upon completion of the merger.

         Approval of the merger agreement and related plan of merger at the First Bancorp special and annual meeting will require the affirmative vote of the holders of a majority of the outstanding shares of First Bancorp common stock. Approval of the issuance of the shares in connection with the merger, the increase in the maximum number of directors, and the ratification of First Bancorp's auditors will require the affirmative vote of the holders of a majority of the shares of First Bancorp common stock that are voted at the meeting with respect to these proposals, either in person or by proxy. First Bancorp shareholders may demand that directors be elected by cumulative voting. Whether or not cumulative voting is invoked by the First Bancorp shareholders, the nominees for director that receive the highest number of votes at the meeting will be elected.

         BECAUSE FIRST SAVINGS SHAREHOLDERS WILL RECEIVE SHARES OF FIRST BANCORP COMMON STOCK IN CONNECTION WITH THE MERGER, THEY SHOULD CONSIDER CAREFULLY THE RISK FACTORS IDENTIFIED ON PAGE 15.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF FIRST BANCORP COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this joint proxy statement/prospectus is ____________ __, 2000. It is first being mailed on or about ____________ __, 2000.

                          FIRST SAVINGS BANCORP, INC.
                              POST OFFICE BOX 1657
                             205 S.E. BROAD STREET
                   SOUTHERN PINES, NORTH CAROLINA 28388-1657


NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON ___________ __, 2000

         First Savings will hold a special meeting of shareholders at the Holiday Inn, U.S. Highway 1 By-Pass, Southern Pines, North Carolina 28387, at 10:00 a.m., local time, on ___________ __, 2000 for the following purposes:

         (1) Approval of Merger. To consider and vote on a proposal to approve the merger agreement dated as of December 15, 1999 among First Bancorp, First Bank, First Savings Bancorp, Inc. and First Savings Bank of Moore County, Inc., SSB and the related plan of merger, pursuant to which First Savings will merge into First Bancorp, with First Bancorp being the surviving corporation. Under the merger agreement and plan of merger, the First Savings shareholders will receive 1.2468 shares of First Bancorp common stock for each share of First Savings common stock they own as of the date the merger is completed (subject to adjustment under certain limited circumstances).

         (2) Other Business. To transact such other business as may properly come before the special meeting, or any adjournments or postponements of such meeting.

         The merger is described more fully in the joint proxy statement/prospectus attached to this notice.

         Record holders of First Savings common stock at the close of business on ________ will receive notice of and may vote at the special meeting, including any adjournments or postponements of such meeting.

         Approval of the merger agreement at the special meeting will require the affirmative vote of the holders of a majority of the outstanding shares of First Savings common stock.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger. If you do not either return your card or attend and vote in favor at the special meeting, the effect will be a vote against the merger.


                                      By Order of the Board of Directors


                                      ------------------------------------------
                                      John F. Burns
                                      President and Chief Executive Officer
______________ ___, 2000

                       YOUR BOARD OF DIRECTORS RECOMMENDS
                   THAT YOU VOTE FOR APPROVAL OF THE MERGER.

                                 FIRST BANCORP
                             341 NORTH MAIN STREET
                        TROY, NORTH CAROLINA 27371-0508


NOTICE OF SPECIAL AND ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON ___________ __, 2000

         First Bancorp will hold a special and annual meeting of shareholders at the main office of First Bancorp, 341 North Main Street, Troy, North Carolina 27371, at 10:00 a.m., local time, on ___________ __, 2000 for the following purposes:

         (1) Approval of Merger. To consider and vote on a proposal to approve the merger agreement dated as of December 15, 1999 among First Bancorp, First Bank, First Savings Bancorp, Inc. and First Savings Bank of Moore County, Inc., SSB and the related plan of merger, pursuant to which First Savings will merge into First Bancorp, with First Bancorp being the surviving corporation. Under the merger agreement and plan of merger, the First Savings shareholders will receive 1.2468 shares of common stock of First Bancorp common stock for each share of common stock of First Savings they own as of the date of completion of the merger (subject to adjustment under certain limited circumstances).

         (2) Issuance of Shares. To approve the issuance of shares of First Bancorp common stock in connection with the merger.

         (3) Increase in Maximum Number of Directors. To amend the bylaws of First Bancorp to increase the maximum number of directors of First Bancorp to 18 (and to change the method by which the number of directors is fixed).

         (4) Election of Directors. To elect 18 directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

         (5) Ratification of Auditors. To ratify the appointment of KPMG LLP as the independent auditors of First Bancorp for the fiscal year ending December 31, 2000.

         (6) Other Business. To transact such other business as may properly come before the special and annual meeting, or any adjournments or postponements of such meeting.

         The increase in the number of directors by seven and the election of such additional directors, however, are conditional upon completion of the merger.

         Approval of the merger agreement and related plan of merger will require the affirmative vote of the holders of a majority of the outstanding shares of First Bancorp common stock. Approval of the issuance of the shares in connection with the merger, the bylaw amendment to increase the maximum number of directors and the ratification of First Bancorp's auditors for the fiscal year ending December 31, 2000 will require the affirmative vote of a majority of the shares of First Bancorp common stock voted at the meeting with respect to these proposals, either in person or by proxy. First Bancorp shareholders may demand that directors be elected by cumulative voting. Whether or not cumulative voting is invoked by the First Bancorp shareholders, the nominees for director that receive the highest number of votes at the meeting will be elected.

         We describe the foregoing items of business more fully in the joint proxy statement/prospectus attached to this notice.

         Record holders of First Bancorp common stock at the close of business on ______ __, 2000 will receive notice of and may vote at the special and annual meeting, including any adjournments or postponements of such meeting.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special and annual meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger and other matters listed above to be considered at the meeting. If you do not either return your card or attend and vote in favor of such matters at the meeting, the effect will be a vote against the merger.


                                      By Order of the Board of Directors


                                      ------------------------------------------
                                      James H. Garner
                                      President and Chief Executive Officer

____________ __, 2000


                YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
        FOR APPROVAL OF THE MERGER, THE ISSUANCE OF FIRST BANCORP COMMON
                  STOCK IN CONNECTION WITH THE MERGER AND THE
       OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL AND ANNUAL MEETING.

                                  PLEASE NOTE

         No one has been authorized to provide First Savings or First Bancorp shareholders with any information other than the information included in this document and the documents that are referred to herein. Shareholders of First Savings and First Bancorp should not rely on other information as being authorized by First Savings or First Bancorp.

         This joint proxy statement/prospectus has been prepared as of __________ __, 2000. There may be changes in the affairs of First Bancorp or First Savings since that date that are not reflected in this document.

         When used in this joint proxy statement/prospectus, the terms "First Savings" and "First Bancorp" refer to First Savings Bancorp, Inc. and First Bancorp, respectively, and, where the context requires, to First Savings and First Bancorp and their respective subsidiaries.

                             ADDITIONAL INFORMATION

         IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT FIRST BANCORP AND FIRST SAVINGS IS CONTAINED IN DOCUMENTS THAT HAVE BEEN DELIVERED TOGETHER WITH THIS DOCUMENT. THESE DOCUMENTS ARE DESCRIBED ON PAGE 86 UNDER "ADDITIONAL INFORMATION," AND ARE ALSO INCORPORATED HEREIN BY REFERENCE. YOU CAN OBTAIN ADDITIONAL, FREE COPIES OF THIS INFORMATION BY WRITING OR CALLING:

                  WILLIAM A. ROBERTS
                  FIRST SAVINGS BANCORP, INC.
                  POST OFFICE BOX 1657
                  205 S.E. BROAD STREET
                  SOUTHERN PINES, NORTH CAROLINA 28388-1657
                  TELEPHONE: (910) 692-6222

                  ANNA G. HOLLERS
                  FIRST BANCORP
                  POST OFFICE BOX 508
                  341 NORTH MAIN STREET
                  TROY, NORTH CAROLINA 27371-0508
                  TELEPHONE: (910) 576-6171

         IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY ___________ __, 2000.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This document contains forward-looking statements about First Bancorp and First Savings on a combined basis following the merger. These statements can be identified by use of words like "expect," "may," "could," "intend," "project," "estimate" or "anticipate." These forward-looking statements reflect current views of First Bancorp and First Savings, but they are based on assumptions and are subject to risks, uncertainties and other factors. These factors include the following:

         - competitive pressure in the banking industry may increase significantly;

         -        changes in the interest rate environment may reduce margins;

         - general economic conditions, either national or regional, may be less favorable than expected, resulting in, among other things, deterioration of asset quality;

         -        changes may occur in the regulatory environment;

         -        changes may occur in business conditions and inflation; and

         -        changes may occur in the securities markets.

         Further information on specific factors that could affect the financial results of First Bancorp after the merger is included in the discussion of "RISK FACTORS" on page 15.

         LOGO OF FIRST SAVINGS             LOGO OF FIRST BANCORP
         First Savings Bancorp, Inc.       First Bancorp
         Proxy Statement                   Proxy Statement and Prospectus


         First Bancorp has entered into a merger agreement with First Savings Bancorp, Inc. ("First Savings"). Upon completion of the merger, First Savings shareholders will receive 1.2468 shares of First Bancorp common stock for each share of First Savings common stock that they own. This exchange ratio, however, may increase if the average price of First Bancorp common stock is less than $16 during the 20-day period prior to completion of the merger and certain other conditions are satisfied.

         The current exchange ratio represents a value of $____ per share of First Savings common stock based on the _______ __, 2000 price of First Bancorp common stock. The market price of First Bancorp common stock will, however, fluctuate prior to completion of the merger.

         Following the merger and assuming that the exchange ratio remains at
1.2468 and that no First Savings options are exercised, existing First Bancorp shareholders initially will own approximately 51%, and the former First Savings shareholders initially will own approximately 49%, of First Bancorp's outstanding common stock.



                           FIRST SAVINGS SHAREHOLDERS

- First Savings' board of directors is soliciting your proxy for use at the meeting of First Savings shareholders to be held at the Holiday Inn, U.S. Highway 1 By-Pass, Southern Pines, North Carolina 28387, at 10:00 a.m., local time, on _______ ___, 2000. At the special meeting you will be asked to consider and approve the merger agreement and related plan of merger.

- First Savings' board of directors has approved the merger agreement and plan of merger and believes that the merger is fair to, and in the best interests of, First Savings shareholders.

-        First Savings strongly encourages you to vote "FOR" the merger.

- Ferguson & Company, an investment banking firm located in Hurst, Texas, has given its opinion to First Savings' board of directors that the shares of First Bancorp common stock to be received by the First Savings shareholders in connection with the merger is fair from a financial point of view to First Savings shareholders.

                           FIRST BANCORP SHAREHOLDERS

- First Bancorp's board of directors is soliciting your proxy for use at the special and annual meeting of First Bancorp shareholders to be held at the main office of First Bancorp, 341 North Main Street, Troy, North Carolina 27371, at 10:00 a.m., local time on _______ ___, 2000.
         At the meeting you will be asked to consider and approve the merger agreement and related plan of merger and the issuance of shares of First Bancorp common stock in connection with the merger. In addition, you will be asked to consider and approve an increase in the number of First Bancorp directors, to elect First Bancorp directors, and to ratify the selection of First Bancorp's independent auditors.

- First Bancorp's board of directors has approved the merger agreement and such issuance of shares and believes that the merger is fair to, and in the best interests of, First Bancorp and its shareholders.

- First Bancorp strongly encourages you to vote "FOR" the merger and issuance of shares.

- Sterne, Agee & Leach, Inc., an investment banking firm located in Atlanta, Georgia, has given its opinion to First Bancorp's board of directors that the issuance of the shares of First Bancorp common stock in connection with the merger is fair from a financial point of view to First Bancorp and its shareholders.

         First Bancorp common stock is listed on the Nasdaq National Market under the symbol "FBNC." First Savings common stock is listed on the Nasdaq National Market under the symbol "SOPN."

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE FIRST BANCORP COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF FIRST BANCORP COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         The date of this proxy statement/prospectus is ____________ _____, 2000, and it is being mailed to First Savings shareholders and First Bancorp shareholders on or about ___________ ____, 2000.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHAT AM I BEING ASKED TO VOTE UPON?

         A: If you are a First Savings shareholder, you are being asked to:

                  - approve the merger agreement and the related plan of merger pursuant to which First Savings will merge into First Bancorp; and

                  - transact such other business as may properly come before the meeting, or any adjournments or postponements of such meeting.

                  First Savings' board of directors is not aware of any other business to be considered at the meeting. As a result of the merger you will become a shareholder of First Bancorp, and First Bancorp will continue the business of First Savings through First Bancorp's banking subsidiary, First Bank.

                  If you are a First Bancorp shareholder, you are being asked to:

                  - approve the merger agreement and related plan of merger;

                  - approve the issuance of shares of First Bancorp common stock in connection with the merger;

                  - approve an amendment to the bylaws of First Bancorp to increase the maximum number of directors of First Bancorp to 18 (and to change the method for fixing the number of directors);

                  - elect 18 directors to serve as such until the next annual meeting of shareholders (seven of which will be additional directors who currently are serving as directors of First Savings);

                  - ratify KPMG LLP as the independent auditors of First Bancorp for the fiscal year ending December 31, 2000; and

                  - transact such other business as may properly come before the meeting, or any adjournments or postponements of the meeting.

                  First Bancorp's board of directors is not aware of any other business to be considered at the meeting. The increase in the maximum number of directors and the election of such additional directors, however, are conditional upon the completion of the merger.

Q:       WHAT SHOULD I DO NOW?

         A: Indicate on your proxy card how you want to vote, and sign, date, and mail the proxy card in the enclosed envelope as soon as possible, so that your shares will be voted at your meeting.

                  If you sign, date, and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the matters considered at the meeting to which the proxy relates. Failing to sign and send in your proxy or attend and vote in person at your meeting will have the effect of a vote against the merger.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

         A: Your broker will vote your shares of stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares in accordance with the directions your broker provides. Failure to provide instructions to your broker will result in your shares not being voted, which will have the effect of a vote against the merger, but will have no direct effect on the issuance of shares of First Bancorp common stock pursuant to the merger agreement, the bylaw amendment to increase the number of directors on the First Bancorp board, the election of directors, or ratification of First Bancorp's appointment of its independent auditors for the fiscal year ending December 31, 2000.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

         A: No. After the merger is completed, First Bancorp will send First Savings shareholders written instructions for exchanging their stock certificates for First Bancorp stock certificates. First Bancorp shareholders will NOT be exchanging their stock certificates.


                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

         If you are a First Bancorp shareholder:

                  Anna G. Hollers
                  First Bancorp
                  Post Office Box 508
                  341 North Main Street
                  Troy, North Carolina  27371-0508
                  Telephone: (910) 576-6171

         If you are a First Savings shareholder:

                  John F. Burns
                  President and Chief Executive Officer
                  First Savings Bancorp, Inc.
                  Post Office Box 1657
                  205 S.E. Broad Street
                  Southern Pines, North Carolina  28388-1657
                  Telephone: (910) 692-6222

                               TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----

SUMMARY ............................................................................................  1
         The Parties ...............................................................................  1
         The Merger ................................................................................  1
         What First Savings Shareholders Will Receive in the Merger ................................  2
         Effect of the Merger on First Savings Options .............................................  2
         First Bancorp Dividend Policy Following the Merger ........................................  2
         Comparative Market Prices of First Savings and First Bancorp Common Stock .................  2
         No Dissenters' Rights......................................................................  3
         Expected Tax Treatment as a Result of the Merger ..........................................  3
         Reasons for the Merger ....................................................................  3
         Fairness Opinion of Financial Advisors ....................................................  3
         Shareholder Meetings ......................................................................  4
         Required Shareholder Votes ................................................................  5
         Voting Rights at the Shareholder Meetings .................................................  5
         Recommendations to Shareholders ...........................................................  6
         Share Ownership of Management and Certain Shareholders ....................................  6
         Interests of Certain Persons in the Merger ................................................  6
         Effective Time ............................................................................  7
         Exchange of Stock Certificates ............................................................  7
         Regulatory Approval and Other Conditions ..................................................  7
         Waiver, Amendment and Termination .........................................................  8
         Accounting Treatment ......................................................................  8
         Certain Differences in Shareholders' Rights ...............................................  8
         Stock Option Agreements ...................................................................  8
         Management and Operations after the Merger ................................................  9
         Selected Financial Data ...................................................................  9
         Historical and Pro Forma Comparative Per Share Data ....................................... 12
         Selected Pro Forma Financial Data ......................................................... 13
RISK FACTORS ....................................................................................... 15
SHAREHOLDER MEETINGS ............................................................................... 16
         Date, Place, Time and Purpose ............................................................. 16
         Record Date, Voting Rights, Required Vote and Revocability of Proxies ..................... 17
         Solicitation of Proxies ................................................................... 19
         No Dissenters' Rights ..................................................................... 19
         Recommendations ........................................................................... 19
DESCRIPTION OF TRANSACTION ......................................................................... 20
         The Merger ................................................................................ 20
         What First Savings Shareholders Will Receive in the Merger ................................ 20
         Effect of the Merger on First Savings Options ............................................. 21
         Background of the Merger .................................................................. 22
         First Savings' Reasons for the Merger ..................................................... 26
         First Bancorp's Reasons for the Merger .................................................... 27
         Opinion of First Savings' Financial Advisor ............................................... 28
         Opinion of First Bancorp's Financial Advisor .............................................. 31
         Effective Time of the Merger .............................................................. 35
         Exchange of First Savings Stock Certificates .............................................. 35
         Conditions to Consummation of the Merger .................................................. 36
         Regulatory Approval ....................................................................... 37
         Waiver, Amendment and Termination ......................................................... 38
         Conduct of Business Pending the Merger .................................................... 39
         Management and Operations after the Merger; Dividend Policy ............................... 40
         Interests of Certain Persons in the Merger ................................................ 40


         Expected Tax Treatment as a Result of the Merger .......................................... 44
         Accounting Treatment ...................................................................... 45
         Expenses and Fees ......................................................................... 45
         Resales of First Bancorp Common Stock ..................................................... 46
         Stock Option Agreements ................................................................... 46
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS ..................................................... 47
         Anti-Takeover Provisions Generally ........................................................ 47
         Authorized Capital Stock .................................................................. 48
         Amendment of Charter and Bylaws ........................................................... 48
         Election of Directors ..................................................................... 49
         Director Removal and Vacancies ............................................................ 50
         Limitations on Director Liability ......................................................... 50
         Indemnification of Directors .............................................................. 51
         Special Meetings of Shareholders .......................................................... 52
         Shareholder Nominations and Proposals ..................................................... 52
         No Dissenters' Rights of Appraisal ........................................................ 53
         Shareholder Votes Required for Certain Actions ............................................ 53
         Shareholders' Rights to Examine Books and Records ......................................... 54
         Dividends ................................................................................. 54
COMPARATIVE MARKET PRICES AND DIVIDENDS ............................................................ 55
BUSINESS OF FIRST SAVINGS .......................................................................... 56
BUSINESS OF FIRST BANCORP .......................................................................... 56
         General ................................................................................... 56
         Recent Developments ....................................................................... 57
PRO FORMA FINANCIAL INFORMATION .................................................................... 57
CERTAIN REGULATORY CONSIDERATIONS .................................................................. 63
DESCRIPTION OF FIRST BANCORP COMMON STOCK .......................................................... 65
PRINCIPAL HOLDERS OF FIRST BANCORP VOTING SECURITIES ............................................... 66
FIRST BANCORP PROPOSAL TO AMEND FIRST BANCORP'S BYLAWS ............................................. 67
FIRST BANCORP PROPOSAL FOR ELECTION OF DIRECTORS ................................................... 68
         Nominations for Director .................................................................. 69
         Directors, Nominees and Executive Officers ................................................ 69
         Conditional Nominees and Executive Officers ............................................... 72
         Board Committees, Attendance and Compensation ............................................. 74
         Compensation of Executive Officers ........................................................ 75
         Report of the Compensation Committee ...................................................... 81
         Shareholder Return Performance ............................................................ 84
FIRST BANCORP PROPOSAL FOR RATIFICATION OF INDEPENDENT AUDITORS .................................... 85
OTHER MATTERS ...................................................................................... 85
SHAREHOLDER PROPOSALS .............................................................................. 86
EXPERTS ............................................................................................ 86
OPINIONS ........................................................................................... 86
ADDITIONAL INFORMATION ............................................................................. 86


Appendix A -- Merger Agreement, dated as of December 15, 1999, by and among
              First Bancorp, First Bank, First Savings Bancorp, Inc. and First Savings Bank of Moore County, Inc., SSB and related plan of merger, as amended by the Amendment and Waiver to Merger Agreement, dated as of March 24, 2000.

Appendix B -- Opinion of Ferguson & Company

Appendix C -- Opinion of Sterne, Agee & Leach, Inc.

                                    SUMMARY

         This summary highlights selected information from this joint proxy statement/prospectus relating to the merger and may not include all of the information that is important to you. To get a more complete description of the proposed merger, you should carefully read this entire document and the documents delivered with it. For more information about First Bancorp and First Savings, see "ADDITIONAL INFORMATION" on page 86. We have included page references in this summary to direct you to other places in this joint proxy statement/prospectus where you can find more detailed information about the topics summarized below.

THE PARTIES (SEE PAGE 56)

First Savings Bancorp, Inc.
Post Office Box 1657
205 S.E. Broad Street
Southern Pines, North Carolina 28388-1657
Telephone: (910) 692-6222

         First Savings is a savings bank holding company headquartered in Southern Pines, North Carolina. It conducts its operations through a subsidiary savings bank, First Savings Bank of Moore County, Inc., SSB. First Savings, through First Savings Bank of Moore County, is principally engaged in the business of attracting deposits from the general public and using those deposits and other funds to make real estate, consumer and commercial loans. As of June 30, 1999, approximately 85.1% of First Savings' net loan portfolio was composed of one-to-four family residential real estate loans. First Savings' primary market area is Moore County, North Carolina, where it conducts business in its headquarters office in Southern Pines and in five other offices in the county. In the fiscal year ended June 30, 1999 and other recent years, First Savings Bank of Moore County accounted for substantially all of the consolidated net income of First Savings.

         As of December 31, 1999, First Savings had total consolidated assets of approximately $330 million, total consolidated loans of approximately $224 million, total consolidated deposits of approximately $232 million, and total consolidated shareholders' equity of approximately $63 million.

First Bancorp
Post Office Box 508
341 North Main Street
Troy, North Carolina 27371-0508
Telephone: (910) 576-6171

         First Bancorp is a bank holding company headquartered in Troy, North Carolina. It conducts its operations primarily through a subsidiary bank, First Bank, from 35 North Carolina branches located within an 80-mile radius of Troy, covering a geographical area from Maxton to the southeast, to High Point to the north, to Lillington to the east, and to Kannapolis to the west. First Bancorp provides a full range of banking services, including accepting demand and time deposits, making secured and unsecured loans to individuals and businesses and providing discount brokerage services and self-directed individual retirement accounts. In 1999 and other recent years, First Bank accounted for substantially all of the consolidated net income of First Bancorp.

         As of December 31, 1999, First Bancorp had total consolidated assets of approximately $559 million, total consolidated loans of approximately $419 million, total consolidated deposits of approximately $480 million, and total consolidated shareholders' equity of approximately $44 million.

THE MERGER (SEE PAGE 20)

         Pursuant to the merger agreement and related plan of merger, First Savings will merge into First Bancorp, with First Bancorp being the surviving corporation. After the merger, the combined company will conduct the business of First Savings through its banking subsidiary, First Bank.

         As part of the proposed merger, the board of directors of First Bancorp will be expanded to 18 members. It is expected that immediately after completion of the merger, seven of First Bancorp's 18 directors will be former directors of First Savings. It is also expected that immediately after completion of the merger, certain executive officers of First Savings will be employed by First Bancorp or its banking subsidiary, First Bank. See "--Management and Operations After the Merger."

WHAT FIRST SAVINGS SHAREHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 20)

         Upon completion of the merger, each First Savings shareholder will receive 1.2468 shares of First Bancorp common stock for each share of First Savings common stock held by such shareholder on the date the merger is completed (subject to possible adjustment under limited circumstances, as described in "DESCRIPTION OF TRANSACTION -- What First Savings Shareholders Will Receive in the Merger").

         Based on the closing price of First Bancorp common stock on ___________ __, 2000 of $_____ per share, the First Savings shareholders will receive approximately $___________ worth of First Bancorp common stock for each share of First Savings common stock held on the date the merger is completed. The market price of First Bancorp stock may fluctuate between the date of this joint proxy statement/prospectus and the date that the merger is completed. Such fluctuation would change the value of the shares of First Bancorp common stock that the First Savings shareholders will receive in the merger. The exchange ratio of First Bancorp common stock for First Savings common stock could change in limited circumstances as described in this joint proxy statement/prospectus. For more information about what the First Savings shareholders will receive if the merger is completed (including provisions regarding possible increases in the exchange ratio), see "DESCRIPTION OF TRANSACTION -- What First Savings Shareholders Will Receive in the Merger."

         First Bancorp will not issue any fractional shares of its common stock but, instead, will pay cash (without interest) for any fractional shares that any First Savings shareholders would otherwise receive upon completion of the merger. The cash payment will be an amount equal to the fraction of a share of First Bancorp common stock that otherwise would be received in the merger multiplied by the closing price of one share of First Bancorp common stock on the Nasdaq National Market System on the last trading day before the merger is completed.

EFFECT OF THE MERGER ON FIRST SAVINGS OPTIONS (SEE PAGE 21)

         There are outstanding options to acquire First Savings common stock under existing First Savings stock option plans. Upon completion of the merger, First Bancorp will assume each outstanding option, which will be converted into an option to purchase First Bancorp common stock. The number of shares of First Bancorp common stock subject to such options and their exercise price will be established based on the exchange ratio applicable to outstanding shares of First Savings common stock in the merger.

FIRST BANCORP DIVIDEND POLICY FOLLOWING THE MERGER (SEE PAGE 40)

         First Bancorp currently pays quarterly dividends at an annualized rate of $0.52 per share of First Bancorp common stock and expects that after completion of the merger it will increase this quarterly dividend amount to an annualized rate of $0.88 per share to more closely align the dividend policy of the two separate companies. First Bancorp may, however, change this policy at any time, based upon business conditions, its financial condition and operating results, or other factors.

COMPARATIVE MARKET PRICES OF FIRST SAVINGS AND FIRST BANCORP COMMON STOCK (SEE PAGE 55)

         Shares of First Bancorp common stock are traded on the Nasdaq National Market System under the symbol "FBNC." Shares of First Savings common stock are traded on the Nasdaq National Market System under the symbol "SOPN."

         The following table shows the reported closing sale prices per share for First Savings common stock and First Bancorp common stock on (i) December 15, 1999, the last trading day before the public announcement of the execution of the merger agreement, and (ii) _________ ___, 2000, the latest practicable date prior to the mailing of this joint proxy statement/prospectus. This table also shows in the column entitled "Equivalent Price per First Savings Share" the value that First Savings shareholders will receive in the merger for each share of First Savings common stock.

                                          First Savings
                                             Common                  First Bancorp         Equivalent Price Per First
                                             Stock                    Common Stock                Savings Share(1)
                                          -------------              -------------         --------------------------

December 15, 1999.......................     $18.44                      $17.00                      $21.20
__________ __, 2000.....................     $__.__                      $__.__                      $__.__

-------------------------

(1) The equivalent price per share of First Savings common stock at each specified date represents the closing sales price of a share of First Bancorp common stock on such date multiplied by an exchange ratio of
         1.2468. See "COMPARATIVE MARKET PRICES AND DIVIDENDS." Such exchange ratio, however, may increase if the average price of First Bancorp common stock is less than $16 during the 20-day period prior to completion of the merger and certain other conditions are satisfied. See "DESCRIPTION OF TRANSACTION -- What First Savings Shareholders Will Receive in the Merger."

         We can make no assurance as to what the market price of the First Bancorp common stock will be when the merger is completed or anytime thereafter. First Savings shareholders should obtain current stock price quotations for First Bancorp and First Savings common stock.

NO DISSENTERS' RIGHTS (SEE PAGE 53)

         Neither First Savings shareholders nor First Bancorp shareholders have dissenters' rights with respect to the merger or any of the other matters to be considered at the shareholder meetings.

EXPECTED TAX TREATMENT AS A RESULT OF THE MERGER (SEE PAGE 44)

         It is expected that, for federal income tax purposes, First Savings shareholders will not recognize any gain or loss upon the exchange of their shares for shares of First Bancorp common stock. However, First Savings shareholders will be required to recognize gain or loss upon the receipt of cash in lieu of fractional shares. See ""DESCRIPTION OF TRANSACTION -- What First Savings Shareholders Will Receive in the Merger."

         Because certain tax consequences of the merger may vary depending on the particular circumstances of each shareholder and other factors, each shareholder of First Savings should consult his or her own tax advisor to determine the tax consequences of the merger under federal, state, local, and foreign tax laws.

         There should be no tax consequences to the First Bancorp shareholders arising from the merger.

REASONS FOR THE MERGER (SEE PAGES 26 AND 27)

         The boards of directors of First Savings and First Bancorp believe that, among other things, the merger will result in a company with expanded opportunities for profitable growth. In addition, they believe that the combined resources and capital of First Savings and First Bancorp will improve their ability to compete in the changing and competitive financial services industry.

FAIRNESS OPINION OF FINANCIAL ADVISORS (SEE PAGES 28 AND 31)

         In deciding to approve the merger agreement, the board of directors of First Savings considered an opinion from its financial advisor, Ferguson & Company ("Ferguson"), that the exchange ratio is fair to the First Savings shareholders from a financial point of view. An updated opinion, dated as of the date of this joint proxy statement/prospectus, is attached to this joint proxy statement/prospectus as Appendix B. We encourage all First Savings shareholders to read this opinion.

         In deciding to approve the merger agreement, the board of directors of First Bancorp considered an opinion from its financial advisor, Sterne, Agee & Leach, Inc. ("Sterne Agee"), that the exchange ratio is fair to the First Bancorp shareholders from a financial point of view. An updated opinion, dated as of the date of this joint proxy statement/prospectus, is attached to this joint proxy statement/prospectus as Appendix C. We encourage all First Bancorp shareholders to read this opinion.

SHAREHOLDER MEETINGS (SEE PAGE 16)

         FIRST SAVINGS. The special meeting of the First Savings shareholders will be held at the Holiday Inn, U.S. Highway 1 By-Pass, Southern Pines, North Carolina 28387, at 10:00 a.m., local time, on ____________ __, 2000. The shareholders will be asked to:

         -        approve the merger agreement and related plan of merger; and

         - transact such other business as may properly come before the meeting, or any adjournments or postponements of such meeting.

         First Savings' board of directors is not aware of any other business to be considered at the meeting. A quorum of First Savings shareholders must be present to hold the special meeting. A quorum is established when the holders of a majority of the shares of First Savings common stock entitled to vote on a matter are represented at the meeting, either in person or by proxy.

         FIRST BANCORP. The special and annual meeting of the First Bancorp shareholders will be held at the main office of First Bancorp, 341 North Main Street, Troy, North Carolina 27371, at 10:00 a.m., local time, on ____________ __, 2000. First Bancorp shareholders will be asked to:

         -        approve the merger agreement and related plan of merger;

         - approve the issuance of shares of First Bancorp common stock in connection with the merger;

         - approve an amendment to the bylaws of First Bancorp to increase the maximum number of directors on the First Bancorp board of directors to 18 (and to change the method for fixing the number of directors);

         - elect 18 directors to serve as such until the next annual meeting of shareholders and until their successors are duly elected and qualified;

         - ratify KPMG LLP as the independent auditors of First Bancorp for the fiscal year ending December 31, 2000; and

         - transact such other business as may properly come before the meeting, or any adjournments or postponements of the meeting.

         First Bancorp's board of directors is not aware of any other business to be considered at the meeting. The increase in the number of directors by seven and election of such additional directors are contingent on the completion of the merger. A quorum of First Bancorp shareholders must be present to hold the special and annual meeting. A quorum is established for each matter considered when the holders of a majority of the shares of First Bancorp common stock entitled to vote on such matter are represented at the meeting, either in person or by proxy.

REQUIRED SHAREHOLDER VOTES (SEE PAGE 17)

         FIRST SAVINGS. The approval of the merger agreement and related plan of merger will require the affirmative vote of the holders of a majority of the outstanding shares of First Savings common stock.

         FIRST BANCORP. The approval of the merger agreement and related plan of merger will require the affirmative vote of the holders of a majority of the outstanding shares of First Bancorp common stock. The approval of the issuance of shares in connection with the merger, the bylaw amendment to increase the maximum number of directors on the First Bancorp board, and the ratification of First Bancorp's appointment of its independent auditors will require the affirmative vote of the holders of a majority of the shares of First Bancorp common stock voted with respect to these proposals at the meeting, either in person or by proxy. First Bancorp shareholders may demand that directors be elected by cumulative voting. Whether or not cumulative voting is invoked by the First Bancorp shareholders, the nominees for director that receive the highest number of votes at the meeting will be elected. See "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS -- Election of Directors."

VOTING RIGHTS AT THE SHAREHOLDER MEETINGS (SEE PAGE 17)

         FIRST SAVINGS. If you are a holder of shares of First Savings common stock as of the close of business on ________ __, 2000, the record date, you are entitled to vote at the special meeting of the First Savings shareholders. On such record date, ____________ shares of First Savings common stock were outstanding. You will be entitled to one vote for each share of First Savings common stock owned as of the record date. You may vote either by attending the meeting and voting your shares or by completing the enclosed proxy card and mailing it to First Savings in the enclosed envelope.

         First Savings is seeking your proxy to use at the special meeting of its shareholders. We have prepared this joint proxy statement/prospectus to assist you in deciding how to vote and whether or not to grant your proxy to us. Please indicate on your proxy card how you want to vote. Sign, date and return the proxy to us by mail as soon as possible so that your shares will be voted at the meeting. If you sign, date and mail your proxy card without marking how you want to vote, your proxy will be counted as a vote for the merger. Failure to return your proxy card or to vote in person will have the effect of a vote against the merger. If you sign a proxy, you may revoke it at any time prior to the meeting or by attending and voting at the meeting. You cannot vote shares held in "street name"; only your broker can vote these shares. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them, and your shares will be treated as votes against the merger.

         FIRST BANCORP. If you are a holder of shares of First Bancorp common stock as of the close of business on ___________ _, 2000, the record date, you are entitled to vote at the special and annual meeting of the First Bancorp shareholders. On such record date, _________ shares of First Bancorp common stock were outstanding. You will be entitled to one vote for each share of First Bancorp common stock owned as of the record date, unless the First Bancorp shareholders properly invoke cumulative voting for the election of directors. See "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS -- Election of Directors." You may vote either by attending the meeting and voting your shares or by completing the enclosed proxy card and mailing it to us in the enclosed envelope.

         First Bancorp is seeking your proxy to use at the First Bancorp special and annual meeting. We have prepared this joint proxy statement/prospectus to assist you in deciding how to vote and whether or not to grant your proxy to us. Please indicate on your proxy card how you want to vote. Sign, date and return the proxy to us by mail as soon as possible so that your shares will be voted at the meeting. If you sign, date and mail your proxy card without marking how you want to vote, your proxy will be counted as a vote for the merger and the issuance of shares of common stock in connection with the merger and the other matters to be considered at such meeting. Failure to return your proxy card or to vote at the meeting will have the effect of a vote against the merger. If you sign a proxy, you may revoke it at any time prior to the meeting or by attending and voting at the meeting. You cannot vote shares held in "street name"; only your broker can vote these shares. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them, and your shares will be treated as votes against the merger, but will have no direct effect on the issuance of shares pursuant to the merger agreement, the bylaw amendment to increase the maximum number of directors on the First Bancorp board, the election of directors or ratification of First Bancorp's appointment of its independent auditors for the fiscal year ending December 31, 2000.

RECOMMENDATIONS TO SHAREHOLDERS (SEE PAGE 19)

         FIRST SAVINGS. The First Savings board of directors has approved the merger agreement and the plan of merger and believes that the proposed merger is fair to the First Savings shareholders and is in their best interests. The First Savings board recommends that the First Savings shareholders vote FOR approval of the merger agreement and the related plan of merger.

         FIRST BANCORP. The First Bancorp board of directors has approved the merger agreement and the related plan of merger and the issuance of shares of First Bancorp common stock in connection with the merger. The First Bancorp board believes that the proposed merger is fair to the First Bancorp shareholders and is in their best interests. The First Bancorp board recommends that the First Bancorp shareholders vote FOR approval of the merger agreement and the related plan of merger, the issuance of First Bancorp common stock in connection with the merger, the bylaw amendment increasing the maximum number of directors on the First Bancorp board to 18, the election of 18 directors to the First Bancorp board and the ratification of First Bancorp's appointment of its independent auditors for the fiscal year ending December 31, 2000.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS (SEE PAGE 17)

         FIRST SAVINGS. On its record date, First Savings directors and executive officers, their immediate family members and entities they control owned ________, or approximately __% of the outstanding shares of First Savings common stock. This number does not include stock that the First Savings directors and officers may acquire through exercising outstanding stock options. On such record date, Lee C. McLaurin, an executive officer of First Bancorp, owned 2,000 shares of First Savings common stock, and First Bancorp Financial Services, Inc., a wholly owned subsidiary of First Bancorp, owned 200 shares of First Savings common stock. On such record date, neither First Bancorp or its subsidiaries nor First Savings or its subsidiaries owned any other shares of First Savings common stock other than in a fiduciary capacity for others or as a result of debts previously contracted.

         FIRST BANCORP. On its record date, First Bancorp directors and executive officers, their immediate family members and entities they control owned _______, or approximately __% of the outstanding shares of First Bancorp common stock. This number does not include stock that the First Bancorp directors and officers may acquire through exercising outstanding stock options. On the record date, no officers or directors of First Savings owned any shares of First Bancorp common stock. On the record date, neither First Bancorp or its subsidiaries nor First Savings or its subsidiaries owned any shares of First Bancorp common stock other than in a fiduciary capacity for others or as a result of debts previously contracted.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 40)

         The First Savings board of directors and certain executive officers may have interests in the merger that are in addition to their general interests as First Savings shareholders. The First Savings directors and certain members of First Savings' management, along with other employees of First Savings, have employment or severance agreements, stock options and other benefit plans and other arrangements and may receive benefits from First Bancorp as a result of the merger. As a result, their interests in and potential benefits from the merger are different from those of the First Savings shareholders in general. The First Savings board of directors was aware of these interests and considered them in approving and recommending the merger.

         In addition, certain officers of First Bancorp have employment and severance arrangements, stock options and other benefit plans and other arrangements that may provide them with interests in and benefits from the merger that are different from those of First Bancorp shareholders in general. The First Bancorp board of directors was aware of these interests and considered them in approving and recommending the merger.

EFFECTIVE TIME (SEE PAGE 35)

         Subject to the conditions to the obligations of First Savings and First Bancorp to effect the merger, as provided in the merger agreement, the merger will become effective at the time of the filing of the articles of merger with the Secretary of State of the State of North Carolina.

         If the shareholders of First Savings and First Bancorp approve the merger and all required regulatory approvals are obtained in a timely manner, it is currently anticipated that the merger will be completed on or about __________ __, 2000.

         First Savings and First Bancorp cannot assure you if or when the necessary shareholder and regulatory approvals can be obtained or that the other conditions precedent to the merger can or will be satisfied.

EXCHANGE OF STOCK CERTIFICATES (SEE PAGE 35)

         Promptly after the merger is completed, First Savings shareholders will receive a letter from an exchange agent with instructions on how to surrender their First Savings stock certificates in exchange for First Bancorp stock certificates. First Savings shareholders should carefully review and complete these materials and return them as instructed, together with their stock certificates for First Savings common stock. First Savings shareholders should not send their stock certificates to First Savings, First Bancorp or First Bancorp's exchange agent until they receive these written instructions. The exchange agent will automatically exchange the shares of First Savings shareholders that do not have stock certificates because they hold their common stock in the form of a book entry with First Savings' transfer agent. First Bancorp will pay cash (without interest) to First Savings shareholders in lieu of issuing any fractional shares of First Bancorp common stock.

         First Bancorp shareholders will not exchange their shares of First Bancorp common stock pursuant to the merger and should not send their stock certificates to any person.

REGULATORY APPROVAL AND OTHER CONDITIONS (SEE PAGES 36 AND 37)

         Before the merger may be completed, First Bancorp is required to notify and obtain approval from the Federal Reserve and other federal and state banking regulators. First Bancorp has filed an application with the Federal Reserve for this approval. We expect that First Bancorp will obtain this and all other required approvals, but neither First Savings nor First Bancorp can make any assurances that such regulatory approvals will be obtained or as to the timing of receiving such approvals.

         In addition to the required regulatory approvals, the merger can be completed only if certain other conditions, including the following, are met or waived (if permitted to be waived):

         - First Savings and First Bancorp shareholders approve the merger agreement and related plan of merger;

         - First Savings and First Bancorp receive an opinion from an acceptable tax advisor that the merger will qualify as a tax-free reorganization;

         - First Bancorp receives letters from its independent accountants and First Savings' independent accountants concerning the pooling-of-interests accounting treatment of the merger (See "DESCRIPTION OF TRANSACTION -- Accounting Treatment");

         - First Savings and First Bancorp have complied in all material respects with their covenants made in the merger agreement; and

         - neither First Savings nor First Bancorp has breached in any material respect any of its representations made in the merger agreement.

         In addition to these conditions, the merger agreement, attached to this joint proxy statement/prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

WAIVER, AMENDMENT AND TERMINATION (SEE PAGE 38)

         At any time before the merger is completed, First Savings and First Bancorp may agree to terminate the merger agreement and not proceed with the merger.

         Additionally, either of First Savings or First Bancorp may terminate the merger if the conditions for its completion of the merger have not been satisfied or waived by June 30, 2000. However, First Savings or First Bancorp may terminate the merger for this reason if and only if it has materially complied with all of its obligations under the merger agreement. In addition, First Savings may terminate the merger agreement if the trading price of First Bancorp's common stock falls below certain levels, and First Bancorp chooses not to increase the exchange ratio. See "DESCRIPTION OF TRANSACTION -- What First Savings Shareholders Will Receive in the Merger."

         First Savings and First Bancorp also may terminate the merger if other circumstances occur that are described in Article X of the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A.

         The merger agreement may be amended by the written agreement of First Savings and First Bancorp. The parties may amend the merger agreement without shareholder approval, even if First Savings shareholders already have approved the merger. First Savings shareholders, however, must approve any amendments that would modify, in a material respect, the type or amount of consideration that they will receive in the merger.

ACCOUNTING TREATMENT (SEE PAGE 45)

         First Bancorp intends to account for the merger as a pooling-of-interests transaction for accounting and financial reporting purposes, and First Bancorp and First Savings are not obligated to complete the merger if this accounting treatment is not available. Pooling-of-interests is an accounting method that assumes that each company's shareholders have combined their ownership interests in such a manner that each group becomes an owner of the combined, enlarged business. Under pooling-of-interests, the earnings of each company are combined as though the combination had occurred at the beginning of the earliest financial period presented, and the assets of the acquired company are carried at their historical book values.

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS (SEE PAGE 47)

         Upon completion of the merger and the exchange of the certificates representing shares of First Savings common stock (as provided in the merger agreement), all First Savings shareholders will become shareholders of First Bancorp. The First Bancorp articles of incorporation and bylaws will govern their rights as First Bancorp shareholders. Because of differences in the articles of incorporation and bylaws of First Bancorp and First Savings, the rights of First Savings shareholders prior to the merger will not be the same in certain important ways as their rights as First Bancorp shareholders.

STOCK OPTION AGREEMENTS (SEE PAGE 46)

         First Savings and First Bancorp have entered into option agreements under which (a) First Savings granted First Bancorp an option to purchase up to 685,780 shares of First Savings common stock under certain circumstances if the merger is not completed and a third party attempts to take control of First Savings, and (b) First Bancorp granted First Savings an option to purchase up to 855,142 shares of First Bancorp common stock under certain circumstances if the merger is not completed and a third party attempts to take control of First Bancorp. Under certain circumstances, First Savings' successor would be obligated to repurchase the option granted by First Savings if a third party acquires control of First Savings. Likewise, under certain circumstances, First Bancorp's successor would be obligated to repurchase the option granted by First Bancorp if a third party acquires control of First Bancorp.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (SEE PAGE 40)

         First Bancorp has nominated all seven members of the current board of First Savings who are currently under age 75 to be elected to the board of directors of First Bancorp at the First Bancorp special and annual meeting to serve as such until the next annual meeting of the First Bancorp shareholders. There are three directors of First Savings who are over 75 and who are not nominated for election to the First Bancorp board. Instead, these three individuals will serve on a local advisory board of First Bancorp. In recognition of the important role that these individuals will have in making the proposed merger successful, First Bancorp will pay them the same board fees they were receiving immediately prior to the merger through the scheduled end of their respective board terms. Upon completion of the merger, First Bancorp, or its banking subsidiary, First Bank, will employ as a Senior Vice President each of the individuals serving as a Senior Vice President of First Savings or its banking subsidiary, First Savings Bank of Moore County, immediately prior to completion of the merger. Upon completion of the merger, First Bancorp also will employ John F. Burns as an Executive Vice President of First Bank and William E. Samuels, Jr. as an officer of First Bank, serving primarily in a consulting capacity. Currently, Mr. Burns is the President and Chief Executive Officer of First Savings and Mr. Samuels is the Chairman of the First Savings board of directors. Subject to election to the First Bancorp board at the First Bancorp special and annual meeting, after completion of the merger, both Mr. Burns and Mr. Samuels will serve as directors of First Bancorp and First Bank, with Mr. Samuels serving as Vice-Chairman of both boards. See "DESCRIPTION OF TRANSACTION -- Conduct of Business Pending the Merger", "-- Management and Operations after the Merger; Dividend Policy" and "-- Interests of Certain Persons in the Merger."

SELECTED FINANCIAL DATA

         The following tables present for First Bancorp selected financial data for each of the years in the five-year period ended December 31, 1999, and for First Savings, selected financial data for the six-month periods ended December 31, 1999 and December 31, 1998 and for each of the years in the five-year period ended June 30, 1999. The information is based on the consolidated financial statements contained in reports First Bancorp and First Savings have filed with the Securities and Exchange Commission, which documents have been delivered together with this document and are incorporated by reference in this joint proxy statement/prospectus. See "ADDITIONAL INFORMATION."

         You should read the following tables in conjunction with the consolidated financial statements of First Bancorp and First Savings described above (and notes to them), recognizing that historical results are not necessarily indicative of results to be expected for any future period. With respect to First Savings, results for the six-month period ended December 31, 1999 are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole. In the opinion of the management of First Savings, all adjustments (which include normal recurring adjustments) necessary to arrive at a fair statement of interim results have been included.

                     FIRST BANCORP SELECTED FINANCIAL DATA

                                                                           YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------------------------------
                                                    1999            1998           1997            1996            1995
                                                -----------     -----------     -----------     -----------     -----------
                                                                 (Dollars in thousands, except per share data)

INCOME STATEMENT DATA
   Interest income .........................    $    39,294     $    35,344     $    29,197     $    25,468     $    23,106
   Interest expense ........................         15,810          14,356          11,123           9,916           8,953
                                                -----------     -----------     -----------     -----------     -----------
   Net interest income .....................         23,484          20,988          18,074          15,552          14,153
   Provision for loan losses ...............            910             990             575             325             900
                                                -----------     -----------     -----------     -----------     -----------
   Net interest income after
          provision for loan losses                  22,574          19,998          17,499          15,227          13,253
   Noninterest income ......................          5,121           4,656           4,150           4,446           3,777
   Noninterest expense .....................         17,816          15,912          14,088          13,113          14,868
                                                -----------     -----------     -----------     -----------     -----------
   Income before income taxes ..............          9,879           8,742           7,561           6,560           2,162
   Income taxes ............................          3,260           3,059           2,549           2,213             580
                                                -----------     -----------     -----------     -----------     -----------
   Net income ..............................    $     6,619     $     5,683     $     5,012     $     4,347     $     1,582
                                                ===========     ===========     ===========     ===========     ===========

PER SHARE DATA (1)
   Net income per share - basic ............    $      1.46     $      1.25     $      1.11     $      0.96     $      0.35
   Net income per share - diluted ..........           1.43            1.22            1.08            0.95            0.35
   Cash dividends declared .................           0.45            0.40            0.35            0.29            0.23
   Period end stated book value ............           9.65            8.94            8.11            7.34            6.70
   Period end tangible book value ..........           8.50            7.65            6.68            6.06            5.30

BALANCE SHEET DATA (AT PERIOD END)
   Total assets ............................    $   559,447     $   491,838     $   402,669     $   335,450     $   321,739
   Loans ...................................        419,163         358,334         280,513         223,032         211,522
   Allowance for loan losses ...............          6,078           5,504           4,779           4,726           4,587
   Deposits ................................        480,023         440,266         361,224         297,861         287,715
   Borrowed funds ..........................         30,000           6,000              --              --              --
   Total shareholders' equity ..............         43,942          40,494          36,765          33,232          30,277

PERFORMANCE RATIOS
   Return on average assets ................           1.29%           1.28%           1.39%           1.33%           0.53%
   Return on average equity ................          15.56%          14.59%          14.31%          13.63%           5.19%
   Net interest income (taxable-
     equivalent)/average earning
     assets.................................           5.01%           5.24%           5.65%           5.45%           5.50%
   Shareholders' equity to total assets ....           7.85%           8.23%           9.13%           9.91%           9.41%

CAPITAL RATIOS
   Tier I risk-based capital ...............           9.66%           9.63%          10.85%          12.21%          11.15%
   Total risk based capital ................          10.78%          10.75%          11.95%          13.30%          12.25%
   Leverage ................................           7.30%           7.37%           7.93%           8.32%           7.82%

ASSET QUALITY RATIOS
   Allowance/gross loans ...................           1.45%           1.54%           1.70%           2.12%           2.17%
   Nonperforming loans/total loans .........           0.20%           0.24%           0.46%           0.98%           0.61%
   Nonperforming assets/total assets .......           0.31%           0.28%           0.46%           0.82%           0.84%
   Net charge-offs/average loans ...........           0.09%           0.08%           0.21%           0.09%           0.79%

-------------------------
(1) All per share data reflects a 3-for-2 stock split declared in the third quarter of 1999 and a 2-for-1 stock split declared in the third quarter of 1996.

                     FIRST SAVINGS SELECTED FINANCIAL DATA

                                             SIX MONTHS ENDED
                                               DECEMBER 31,                               YEARS ENDED JUNE 30,
                                        ----------------------     -----------------------------------------------------------

                                          1999         1998         1999         1998         1997         1996         1995
                                        --------     --------     --------     --------     --------     --------     --------
                                                                      (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Interest income .................    $ 11,519     $ 10,987     $ 21,765     $ 22,543     $ 20,058     $ 18,550     $ 17,438
   Interest expense ................       5,644        5,240       10,274       11,083        9,782        9,215        8,140
                                        --------     --------     --------     --------     --------     --------     --------
   Net interest income .............       5,875        5,747       11,491       11,460       10,276        9,335        9,298
   Provision for loan losses .......          --           --           --           --           --           --           --
                                        --------     --------     --------     --------     --------     --------     --------
   Net interest income after
          provision for loan losses        5,875        5,747       11,491       11,460       10,276        9,335        9,298
   Noninterest income ..............         309          370          721          616          425          364            7
   Noninterest expense .............       1,999        1,995        4,066        3,758        4,637        3,693        3,584
                                        --------     --------     --------     --------     --------     --------     --------
   Income before income taxes ......       4,185        4,122        8,146        8,318        6,064        6,006        5,721
   Income taxes ....................       1,505        1,516        2,985        3,060        2,155        2,085        1,948
                                        --------     --------     --------     --------     --------     --------     --------
   Net income ......................    $  2,680     $  2,606     $  5,161     $  5,258     $  3,909     $  3,921     $  3,773
                                        ========     ========     ========     ========     ========     ========     ========
PER SHARE DATA
   Net income per share - basic ....    $   0.77     $   0.70     $   1.42     $   1.42     $   1.05     $   1.05     $   1.01
   Net income per share - diluted ..        0.73         0.65         1.32         1.30         0.98         0.98         0.95
   Cash dividends declared .........        0.52         0.50         1.01         0.94         0.74         0.64         0.60
   Period end stated book value ....       18.29        18.75        18.33        18.73        18.26        17.85        17.50
   Period end tangible book value ..       18.29        18.75        18.33        18.73        18.26        17.85        17.50

BALANCE SHEET DATA (AT PERIOD END)
   Total assets ....................    $330,084     $287,801     $313,233     $304,168     $294,217     $256,986     $251,787
   Loans ...........................     224,061      208,890      209,274      208,690      192,842      178,040      160,386
   Allowance for loan losses .......         596          596          596          596          604          609          609
   Deposits ........................     232,116      215,882      226,651      211,925      204,317      187,424      183,080
   Borrowed funds ..................      32,500           --       20,000       20,000       20,000          422          543
   Total shareholders' equity ......      63,038       69,495       64,228       69,521       67,195       66,811       65,511

PERFORMANCE RATIOS
   Return on average assets (1) ....        1.66%        1.78%        1.73%        1.76%        1.45%        1.53%        1.52%
   Return on average equity (1) ....        8.39%        7.44%        7.61%        7.68%        5.85%        5.86%        5.94%
   Net interest income (taxable-
     equivalent)/average earning
     assets (1).....................        3.77%        4.14%        3.97%        3.92%        3.88%        3.74%        3.82%
   Shareholders' equity to total
     assets.........................       19.10%       24.15%       20.50%       22.86%       22.84%       26.00%       26.02%

CAPITAL RATIOS
   Tier I risk-based capital .......       38.01%       47.37%       41.34%       48.25%       51.68%       60.02%       72.13%
   Total risk based capital ........       38.36%       47.78%       41.73%       48.67%       52.15%       60.57%       72.80%
   Leverage ........................       19.51%       23.75%       20.86%       23.05%       24.71%       26.13%       26.21%

ASSET QUALITY RATIOS
   Allowance/gross loans ...........        0.27%        0.29%        0.28%        0.29%        0.31%        0.34%        0.38%
   Nonperforming loans/total loans .        0.37%        0.52%        0.15%        0.26%        0.13%        0.08%        0.17%
   Nonperforming assets/total assets        0.25%        0.38%        0.10%        0.18%        0.08%        0.05%        0.11%
   Net charge-offs/average loans ...        0.00%        0.00%        0.00%        0.00%        0.00%        0.00%        0.00%

----------------------------------
     (1) December 31, 1999 and 1998 amounts have been annualized.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

         The following table shows certain comparative per share data relating to net income, cash dividends, and book value. The equivalent pro forma information is based on an exchange ratio of shares of First Bancorp common stock for shares of First Savings common stock in the merger of 1.2468. The pro forma information gives effect to the merger as though it was completed as of the end of the years stated.

         The pro forma and equivalent pro forma data is presented for your information only. It does not necessarily indicate the results of operations or combined financial position that would have resulted had First Bancorp and First Savings completed the merger at the times indicated, and it does not necessarily indicate future results of operations or the combined financial position of First Bancorp after the merger.

         You should read the information shown below in conjunction with the historical consolidated financial statements of First Bancorp and First Savings (and notes to them) and related financial information appearing elsewhere in this joint proxy statement/prospectus and the documents delivered with it and incorporated by reference in this document. See "-- Selected Financial Data" above, and "ADDITIONAL INFORMATION."

                        FIRST BANCORP AND FIRST SAVINGS
              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                       Years Ended December 31,
                                                      --------------------------
                                                       1999      1998      1997
                                                      ------    ------    ------
NET INCOME PER SHARE
      First Bancorp - Historical
           Basic                                      $ 1.46    $ 1.25    $ 1.11
           Diluted                                      1.43      1.22      1.08
      First Bancorp - Pro forma, combined
           Basic                                        1.32      1.20      1.10
           Diluted                                      1.27      1.13      1.05
      First Savings - Historical (1)
           Basic                                        1.47      1.43      1.36
           Diluted                                      1.38      1.32      1.26
      First Savings - Pro forma equivalent (2)
           Basic                                        1.65      1.50      1.37
           Diluted                                      1.58      1.41      1.31

CASH DIVIDENDS PER SHARE
      First Bancorp - Historical                      $ 0.45    $ 0.40    $ 0.35
      First Bancorp - Pro forma (3)                     0.63      0.60      0.51
      First Savings - Historical                        1.03      1.00      0.84
      First Savings - Pro forma equivalent (2) (3)      0.79      0.75      0.64

BOOK VALUE - AT YEAR END
      First Bancorp - Historical                      $ 9.65    $ 8.94    $ 8.11
      First Bancorp - Pro forma                        11.81     12.02     11.51
      First Savings - Historical                       18.29     18.75     18.51
      First Savings - Pro forma equivalent (2)         14.72     14.99     14.35

--------------------

(1) Converted from a fiscal year end of June 30 to First Bancorp's calendar year end of December 31.

(2) The equivalent pro forma per share data for First Savings are computed by multiplying First Bancorp's pro forma information by the exchange ratio of 1.2468. Such exchange ratio, however, may increase if the average price of First Bancorp common stock is less than $16 during the 20-day period prior to completion of the merger and certain other conditions are satisfied. See "DESCRIPTION OF TRANSACTION - What First Savings Shareholders Will Receive in the Merger."

(3) First Bancorp's pro forma cash dividend per share has been computed by combining the historical cash dividends declared by First Bancorp and First Savings, and dividing by the pro forma shares outstanding of First Bancorp for the periods presented. Subsequent to the completion of the merger, First Bancorp plans to more closely align the dividend policy of the two separate companies. Accordingly, First Bancorp expects the annualized dividend rate immediately after completion of the merger to be $0.88 per share. This is the equivalent of $1.10 per share of First Savings common stock, assuming an exchange ratio of
         1.2468. See Note 2 above and "DESCRIPTION OF TRANSACTION--Management and Operations after the Merger; Dividend Policy."

SELECTED PRO FORMA FINANCIAL DATA

         The following selected pro forma financial data for the five-year period ended December 31, 1999 give effect to the merger as of the date or at the beginning of the periods indicated, with the merger treated as a pooling-of-interests for accounting purposes. The pro forma balance sheet data at December 31, 1999 reflects preliminary estimates by First Bancorp of merger-related charges to be incurred in connection with consummation of the merger; however, the pro forma income statement does not reflect the estimated merger-related charges. The selected pro forma financial data as of December 31, 1999, 1998, 1997, 1996 and 1995, and for the years then ended, include historical operating results of First Savings on a calendar-year basis rather than on a June 30 fiscal-year basis as previously reported. Such calendar year financial data for First Savings has not been audited. The selected pro forma financial data are presented for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations that actually would have occurred if the merger had been consummated at the date or at the beginning of the periods indicated or that may be obtained in the future.

         The information shown below should be read with the historical consolidated financial statements of First Bancorp and First Savings, including their respective notes, delivered together with this joint proxy statement/prospectus and incorporated by reference in this document, and the unaudited pro forma financial information appearing elsewhere in this joint proxy statement/prospectus.

                       SELECTED PRO FORMA FINANCIAL DATA

                                                                           YEARS ENDED DECEMBER 31,
                                                ------------------------------------------------------------------------
                                                  1999            1998            1997            1996            1995
                                                --------        --------        --------        --------        --------
                                                                 (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Interest income .........................    $ 61,591        $ 57,612        $ 50,858        $ 44,444        $ 41,236
   Interest expense ........................      26,488          25,070          21,835          19,137          17,918
                                                --------        --------        --------        --------        --------
   Net interest income .....................      35,103          32,542          29,023          25,307          23,918
   Provision for loan losses ...............         910             990             575             325             900
                                                --------        --------        --------        --------        --------
   Net interest income after
          Provision for loan losses.........      34,193          31,552          28,448          24,982          22,418
   Noninterest income ......................       5,781           5,375           4,653           4,834           3,855
   Noninterest expense .....................      21,886          19,822          17,631          17,952          18,493
                                                --------        --------        --------        --------        --------
   Income before income taxes ..............      18,088          17,105          15,470          11,864           7,780
   Income taxes ............................       6,234           6,132           5,448           4,046           2,503
                                                --------        --------        --------        --------        --------
   Net income ..............................    $ 11,854        $ 10,973        $ 10,022        $  7,818        $  5,277
                                                ========        ========        ========        ========        ========

PER SHARE DATA (1)
   Net income per share - basic ............    $   1.32        $   1.20        $   1.10        $   0.86        $   0.57
   Net income per share - diluted ..........        1.27            1.13            1.05            0.82            0.56
   Cash dividends declared (2) .............        0.63            0.60            0.51            0.44            0.37
   Period end stated book value ............       11.81           12.02           11.51           10.93           10.61
   Period end tangible book value ..........       11.21           11.38           10.80           10.29            9.92

BALANCE SHEET DATA (AT PERIOD END)
   Total assets ............................    $889,531        $779,639        $703,485        $601,338        $579,647
   Loans ...................................     643,224         567,224         481,525         408,241         381,833
   Allowance for loan losses ...............       6,674           6,100           5,383           5,335           5,196
   Deposits ................................     712,139         656,148         571,132         494,560         473,212
   Borrowed funds ..........................      62,500           6,000          20,000              --              --
   Total shareholders' equity ..............     104,480         109,989         105,258          99,730          97,484

PERFORMANCE RATIOS
   Return on average assets ................        1.44%           1.48%           1.55%           1.33%           0.96%
   Return on average equity ................       11.00%          10.41%           9.79%           7.91%           5.52%
   Net interest income (taxable-
     equivalent)/average earning
     assets.................................        4.57%           4.73%           4.88%           4.74%           4.68%
   Shareholders' equity to total assets ....       11.75%          14.11%          14.96%          16.58%          16.82%

CAPITAL RATIOS
   Tier I risk-based capital ...............       17.46%          20.53%          23.67%          27.36%          28.50%
   Total risk based capital ................       18.29%          21.35%          24.44%          28.13%          29.29%
   Leverage ................................       11.60%          13.63%          14.50%          15.78%          16.10%

ASSET QUALITY RATIOS
   Allowance/gross loans ...................        1.04%           1.08%           1.12%           1.31%           1.36%
   Nonperforming loans/total loans .........        0.26%           0.34%           0.39%           0.59%           0.41%
   Nonperforming assets/total assets .......        0.29%           0.31%           0.35%           0.50%           0.51%
   Net charge-offs/average loans ...........        0.06%           0.05%           0.12%           0.05%           0.43%

--------------

(1) All per share data reflects a 3-for-2 stock split declared by First Bancorp in the third quarter of 1999 and a 2-for-1 stock split declared by First Bancorp in the third quarter of 1996.

(2)      See note (3) on page 14.

                                  RISK FACTORS

         Upon completion of the merger, First Savings shareholders will receive shares of First Bancorp common stock in exchange for their shares of First Savings common stock. First Savings shareholders should be aware of and consider particular risks and uncertainties that are applicable to the merger.

         The merger involves the combination of two bank holding companies and their respective subsidiaries that have previously operated independently. A successful combination of their operations will depend substantially on First Bancorp's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. First Bancorp may not be able to combine the operations of First Savings without encountering difficulties, such as:

         -        the loss of key employees and customers;

         -        the disruption of operations and business;

         -        deposit attrition, customer loss or revenue loss;

         - possible inconsistencies in standards, control procedures and policies;

         - unexpected problems with costs, operations, personnel, technology or credit;

         - failure to realize the cost savings anticipated from the merger; and

         - problems with the assimilation of new operations, sites and personnel, which could divert resources from regular banking operations.

         Further, although First Bancorp anticipates cost savings as a result of the merger to be meaningful, it may not be able to realize any of the potential cost savings expected. Finally, any cost savings may be offset by losses in revenues or other changes to earnings.

         Additionally, there are risks and uncertainties relating to an investment in First Bancorp common stock or to economic conditions generally that should affect other financial institutions in similar ways. These aspects are discussed under the heading "A WARNING ABOUT FORWARD-LOOKING STATEMENTS."

                              SHAREHOLDER MEETINGS

DATE, PLACE, TIME AND PURPOSE

         FIRST SAVINGS. First Savings is furnishing this joint proxy statement/prospectus to the holders of First Savings common stock in connection with a proxy solicitation by the First Savings board of directors, which will use the proxies at a special meeting of First Savings shareholders to be held at the Holiday Inn, U.S. Highway 1 By-Pass, Southern Pines, North Carolina, at 10:00 a.m., local time, on ___________ ___, 2000.

         At this meeting, holders of First Savings common stock will be asked to:

         - vote on a proposal to approve the merger agreement and related plan of merger, which are attached to this joint proxy statement/prospectus as Appendix A; and

         - transact such other business as may properly come before the special meeting, or any adjournments or postponements of such meeting.

         First Savings' board of directors is not aware of any other business to be considered at the special meeting.

         Under the merger agreement and plan of merger, the First Savings shareholders will be entitled to receive 1.2468 shares of common stock of First Bancorp common stock for each share of common stock of First Savings owned as of the date of completion of the merger (subject to possible adjustment under limited circumstances, as described in "DESCRIPTION OF TRANSACTION -- What First Savings Shareholders Will Receive in the Merger").

         FIRST BANCORP. First Bancorp is furnishing this joint proxy statement/prospectus to the holders of First Bancorp common stock in connection with a proxy solicitation by the First Bancorp board of directors, which will use the proxies at a special and annual meeting of First Bancorp shareholders to be held at the main office of First Bancorp, 341 North Main Street, Troy, North Carolina 27371, at 10:00 a.m., local time, on ___________ ___, 2000.

         At this meeting, holders of First Bancorp common stock will be asked to:

         -        approve the merger agreement and related plan of merger;

         - approve the issuance of shares of First Bancorp common stock in connection with the merger;

         - approve an amendment to the bylaws of First Bancorp to increase the maximum number of directors on the First Bancorp board to 18 (and to change the method by which the number of directors is fixed);

         - elect 18 directors to serve as such until the next annual meeting of shareholders and until their successors are elected and qualified (seven of which will be additional directors who currently are serving as directors of First Savings);

         - ratify KPMG LLP as the independent auditors of First Bancorp for the current fiscal year ending December 31, 2000; and

         - transact such other business as may properly come before the special and annual meeting, or any adjournments or postponements of the meeting.

         First Bancorp's board of directors is not aware of any other business to be considered at the meeting. The increase in the maximum number of directors and the election of such additional directors, however, are conditional upon the completion of the merger.


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


RECORD DATE, VOTING RIGHTS, REQUIRED VOTE AND REVOCABILITY OF PROXIES

         FIRST SAVINGS. The First Savings board of directors fixed the close of business on ___________ __, 2000 as the record date for determining the First Savings shareholders entitled to notice of and to vote at the special meeting of First Savings shareholders. Only holders of First Savings common stock of record on the books of First Savings at the close of business on _________ __, 2000 have the right to receive notice of and to vote at such special meeting. On the record date, there were __________ shares of First Savings common stock issued and outstanding held by approximately _________ holders of record. At the special meeting, First Savings shareholders will have one vote for each share of First Savings common stock owned on the record date.

         A quorum of shareholders is required to hold the special meeting. A quorum will exist when the holders of a majority of the outstanding shares of First Savings common stock entitled to vote on a matter are present at the meeting. To determine whether a quorum is present, First Savings will count all shares of First Savings common stock present at the special meeting either in person or by proxy, whether or not such shares are voted for any matter.

         Approval of the merger agreement and related plan of merger will require the affirmative vote of the holders of a majority of the outstanding shares of First Savings common stock.

         Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, nonvoting share or "broker non-vote" will have the same effect as a vote AGAINST approval of the merger.

         Properly executed proxies that First Savings receives before the vote at the First Savings special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the merger agreement and the related plan of merger, and the proxy holder may vote the proxy in its discretion as to any other matter that may come properly before the special meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the special meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve the proposal at the time of the special meeting. No proxy holder, however, will vote a proxy in favor of a proposal to adjourn the special meeting if that proxy instructed a vote against approval of the merger.

         A shareholder of First Savings who has given a proxy may revoke it at any time prior to its exercise at the First Savings special meeting by (1) giving written notice of revocation to the Corporate Secretary of First Savings, (2) properly submitting to First Savings a duly executed proxy bearing a later date, or (3) attending the First Savings special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: First Savings Bancorp, Inc., Post Office Box 1657, 205 S.E. Broad Street, Southern Pines, North Carolina 28388-1657, Attention: William A. Roberts, Corporate Secretary.

         On the First Savings record date, First Savings' directors and executive officers, including their immediate family members and affiliated entities, owned _______ shares or approximately __% of the outstanding shares of First Savings common stock, or approximately ___% of the shares required to approve the merger. This number does not include shares subject to options to purchase First Savings common stock. It is expected that the directors and executive officers of First Savings will vote their shares in favor of the merger.

         On First Savings' record date, Lee C. McLaurin, an executive officer of First Bancorp, owned 2,000 shares of First Savings common stock, and First Bancorp Financial Services, Inc., a wholly owned subsidiary of First Bancorp, owned 200 shares of First Savings common stock.

         On such record date, neither First Bancorp or its subsidiaries nor First Savings or its subsidiaries owned any other shares of First Savings common stock other than in a fiduciary capacity for others or as a result of debts previously contracted.

         FIRST BANCORP. First Bancorp's board of directors fixed the close of business on __________ __, 2000, as the First Bancorp record date for determining those First Bancorp shareholders who are entitled to notice of and to vote at the First Bancorp special and annual meeting. Only holders of First Bancorp common stock of record on the books of First Bancorp at the close of business on ________ __, 2000 have the right to receive notice of and to vote at the First Bancorp special and annual meeting. On the First Bancorp record date, there were __________ shares of First Bancorp common stock issued and outstanding held by approximately _________ holders of record.

         At the First Bancorp special and annual meeting, First Bancorp shareholders will have one vote for each share of First Bancorp common stock owned on the First Bancorp record date, except that First Bancorp shareholders may invoke cumulative voting for the election of directors. See "Effect of the Merger on Rights of Shareholders -- Election of Directors."

         A quorum of shareholders is required to hold the special and annual meeting. A quorum will exist when the holders of a majority of the outstanding shares of First Bancorp common stock entitled to vote on a matter are present at the meeting. To determine if a quorum is present, First Bancorp will count all shares of First Bancorp common stock present at the special and annual meeting, either in person or by proxy, whether or not such shares are voted for any matter.

         Approval of the merger agreement and related plan of merger will require the affirmative vote of the holders of a majority of the outstanding shares of First Bancorp common stock. Approval of the issuance of shares of First Bancorp common stock in connection with the merger and the other matters listed above to be considered at the special and annual meeting of First Bancorp shareholders (other than election of directors) will require the affirmative vote of the holders of a majority of the shares voted at the meeting with respect to these matters, either in person or by proxy. First Bancorp shareholders may demand that directors be elected by cumulative voting. Whether or not cumulative voting is invoked by the First Bancorp shareholders, the nominees for director that receive the highest number of votes at the meeting will be elected. See "Effect of the Merger on Rights of Shareholders -- Election of Directors."

         Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, nonvoting share or "broker non-vote" will have the same effect as a vote AGAINST approval of the merger, but will have no direct effect on the issuance of shares pursuant to the merger agreement, the bylaw amendment to increase the maximum number of directors on the First Bancorp board, the election of directors or ratification of First Bancorp's appointment of its independent auditors for the fiscal year ending December 31, 2000.

         Properly executed proxies that First Bancorp receives before the vote at the First Bancorp special and annual meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposals to approve the merger, the issuance of the shares of First Bancorp common stock in connection with the merger, and the other matters listed above to be considered at the special and annual meeting of First Bancorp shareholders. Additionally, the proxy holder may vote the proxy in its discretion as to any other matter that may come properly before the First Bancorp special and annual meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the First Bancorp special and annual meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve the proposal at the time of the First Bancorp special and annual meeting. No proxy holder, however, will vote a proxy in favor of a proposal to adjourn the meeting if that proxy instructed a vote against approval of the merger or the issuance of shares of First Bancorp common stock in connection with the merger.

         A First Bancorp shareholder who has given a proxy may revoke it at any time prior to its exercise at the First Bancorp special and annual meeting by
(1) giving written notice of revocation to the Secretary of First Bancorp, (2) properly submitting to First Bancorp a duly executed proxy bearing a later date, or (3) attending the First Bancorp special and annual meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: First Bancorp, Post Office Box 508, 341 North Main Street, Troy, North Carolina 27371-0508, Attention:
Anna G. Hollers, Secretary.

         On the First Bancorp record date, First Bancorp's directors and executive officers, including their immediate family members and affiliated entities owned _____________ shares or approximately _____% of the outstanding shares of First Bancorp common stock. This number does not include shares subject to options to purchase First Bancorp common stock. It is expected that the directors and executive officers of First Bancorp will vote their shares in favor of the merger agreement and related plan of merger, the issuance of additional shares of First Bancorp common stock in connection with the merger, and the other matters listed above to be considered at the special and annual meeting of First Bancorp shareholders.

         On such record date, no officers or directors of First Savings owned any shares of First Bancorp common stock. On such record date, neither First Bancorp and its subsidiaries nor First Savings and its subsidiaries owned any shares of First Bancorp common stock other than in a fiduciary capacity for others with respect to which it has sole or shared voting power.

SOLICITATION OF PROXIES

         Directors, officers, employees, and agents of First Savings and First Bancorp may solicit proxies by mail, in person, or by telephone or telegraph. They will receive no additional compensation for such services. First Savings has also engaged Regan & Associates, Inc. to consult with First Savings and to assist in the delivery of proxy materials and solicitation of proxy votes. For these services, First Savings expects to pay Regan $6,250 if the merger is approved by First Savings shareholders. If the merger is not approved by First Savings shareholders, Regan will receive no payment other than reimbursement of its expenses. First Bancorp also may hire a professional proxy solicitor who will receive a fee for its services. First Savings and First Bancorp also may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of their common stock held of record by such persons. Each of First Savings and First Bancorp will reimburse any such brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection with the services provided to it. Each of First Savings and First Bancorp will pay its own expenses incurred in connection with the merger. See "Description of Transaction - Expenses and Fees."

NO DISSENTERS' RIGHTS

         Neither First Savings shareholders nor First Bancorp shareholders have dissenters' rights with respect to the matters listed above to be considered at their respective shareholder meetings.

RECOMMENDATIONS

         FIRST SAVINGS. First Savings' board of directors has approved the merger agreement and related plan of merger, and it believes that completion of the merger is in the best interests of First Savings and its shareholders. First Savings' board of directors recommends that its shareholders vote FOR approval of the merger agreement and the related plan of merger.

         FIRST BANCORP. First Bancorp's board of directors has approved the merger agreement and related plan of merger, the issuance of shares of First Bancorp common stock in connection with the merger, and the other matters listed above to be considered at the special and annual meeting of First Bancorp shareholders. The First Bancorp board believes that completion of the merger is in the best interests of First Bancorp and its shareholders. First Bancorp's board of directors recommends that its shareholders vote FOR approval of the merger agreement and the related plan of merger, the issuance of shares of First Bancorp common stock in connection with the merger, the bylaw amendment to increase the maximum number of directors on the First Bancorp board to 18, the election of the nominees to the board of directors and ratification of First Bancorp's appointment of KPMG LLP as its independent auditors for the fiscal year ending December 31, 2000.

                           DESCRIPTION OF TRANSACTION

         The following information describes material aspects of the merger. This description is not a complete description of all the terms and conditions of the merger agreement. This description is qualified in its entirety by the Appendices attached to this joint proxy statement/prospectus, including the merger agreement and related plan of merger, which are attached as Appendix A and incorporated into this document by reference. You are urged to read the Appendices in their entirety.

THE MERGER

         First Savings will be acquired by and merged into First Bancorp, with First Bancorp being the surviving corporation, which merger shall be completed pursuant to the merger agreement and related plan of merger.

WHAT FIRST SAVINGS SHAREHOLDERS WILL RECEIVE IN THE MERGER

         Upon completion of the merger, each First Savings shareholder will receive 1.2468 shares of First Bancorp common stock for each share of First Savings common stock held by such shareholder on the date the merger is completed (subject to adjustment under limited circumstances, as described below).

         No fractional shares of First Bancorp common stock will be issued. Instead, cash (without interest) will be paid in lieu of any fractional share to which any First Savings shareholder would be entitled upon completion of the merger in an amount equal to such shareholder's fractional interest multiplied by the closing price of such common stock on the Nasdaq National Market System on the last trading day preceding the effective date of the merger.

         Under certain limited circumstances described below, the 1.2468 exchange ratio could be increased pursuant to certain provisions of the merger agreement. Under no circumstances will the exchange ratio be less than 1.2468 shares of First Bancorp common stock for each share of First Savings common stock. An adjustment will occur only if First Savings' board of directors terminates the merger agreement pursuant to the provisions described below, and if First Bancorp then chooses to avoid termination of the merger agreement by increasing the exchange ratio as described below.

         First Savings may terminate the merger agreement if its board of directors determines to terminate and:

         - the average closing price (as defined below) of First Bancorp common stock is less than $16 for the 20-trading day period (the "measurement period") ending three business days prior to the latest to occur of:

                  - the date on which the last approval from a regulatory authority in respect of the merger (and the planned merger of the bank subsidiaries of First Bancorp and First Savings) is obtained, or

                  - the date on which the shareholders of First Savings and First Bancorp have approved the merger agreement and the issuance of First Bancorp common stock in connection with the merger; and

         - the percentage (the "First Bancorp stock percentage change") by which the average closing price of the First Bancorp common stock during the measurement period is lower than $18 exceeds by more than 11 percentage points the percentage (the "index percentage change") by which the average closing price of the SNL index (as defined below) during the measurement period is lower than the average closing price of the SNL index on December 14, 1999.

                  (Examples: If the average closing price of the SNL index has declined by 5%, the average closing price of First Bancorp common stock during the measurement period must be more than 16% lower than $18; if the average closing price of the SNL index has declined by 10%, the average closing price of First Bancorp common stock during the measurement period must be more than 21% lower than $18);

provided, however, that:

         - in such case, First Bancorp has the right to adjust the exchange ratio of First Bancorp common stock for First Savings common stock so that the product of the number of shares of the First Bancorp common stock issued for each share of First Savings common stock multiplied by the average closing price of First Bancorp common stock for the measurement period will equal the lesser of (a) $19.9488 (i.e. $16 x 1.2468) and (b) an amount equal to the product of $22.4424 (i.e. $18 x 1.2468), multiplied by the sum of (x) 100%, minus (y) the index percentage change, minus (z) 11 percentage points, in which case First Savings does not have the right to terminate the merger agreement and the merger; or

         - in the case that the average closing price of First Bancorp common stock during the measurement period is below $14.69 per share, but there is no termination right by First Savings under the above provisions because the difference between the First Bancorp stock percentage change and the index percentage change is 11 percentage points or less, then First Savings shall have the right to terminate the merger agreement and the merger unless First Bancorp elects to adjust the exchange ratio so that the product of the number of shares of First Bancorp common stock issued for each such share of First Savings common stock multiplied by the average closing price of First Bancorp common stock during the measurement period will equal $18.31549 (i.e. $14.69 x 1.2468).

         For purposes of the adjustment provisions described above,

         - "average closing price" means with respect to First Bancorp common stock, the average of the daily closing sales price for such stock on the Nasdaq National Market System during the specified period and, with respect to the SNL index for a specified day or during a specified period, the average of the daily closing prices of the stocks contained in such SNL index on the primary exchange or in the primary market on which each such stock trades, all as reported by The Wall Street Journal; and

         - "SNL index" means the SNL Nationwide Bank Index ($500 million to $1 billion), an index of stocks of banks or bank holding companies with assets from $500 million to $1 billion published by SNL Securities LP, a research and publishing company located in Charlottesville, Virginia.

         The actual market value of a share of First Bancorp common stock at the effective time of the merger and at the time stock certificates for those shares are delivered following surrender and exchange of stock certificates for shares of First Savings common stock may be more or less than the average closing price during the measurement period. First Savings shareholders are urged to obtain current market prices for First Bancorp common stock.

         The above description is adapted from the provisions contained in
Section 10.1(f) of the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A.

EFFECT OF THE MERGER ON FIRST SAVINGS OPTIONS

         First Savings' directors and several of its employees hold options to purchase shares of First Savings common stock. All of these options were issued in 1994, except for those options held by directors Virginia C. Brandt and Felton J. Capel, who were granted options after they became directors in 1998. When the merger becomes effective, each outstanding option or other right to purchase First Savings common stock granted under First Savings' stock option plans will become an option to purchase First Bancorp common stock. First Bancorp will assume each option in accordance with the terms of First Savings' stock option plans or other agreements that evidence the options and will deliver First Bancorp common stock upon the exercise of each option. All First Savings options not already exercisable have or will become vested, non-forfeitable and exercisable as a result of the proposed merger and the change-in-control provisions in the First Savings stock options plans. After the merger becomes effective:

         - First Bancorp and the compensation committee of its board of directors will be substituted for First Savings and the compensation committee of First Savings' board of directors administering the First Savings stock option plans;

         - each option assumed by First Bancorp may be exercised only for shares of First Bancorp common stock;

         - the number of shares of First Bancorp common stock subject to the converted First Savings options will be equal to the number of shares of First Savings common stock subject to the options immediately before the merger became effective multiplied by the exchange ratio, rounded up to the next highest share; and

         - the per share exercise price under each converted First Savings option will be adjusted by dividing the exercise price immediately before the merger by the exchange ratio and rounding down to the nearest cent.

         Notwithstanding the above, each First Savings option that is an "incentive stock option" will be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended, and the related regulations, so that the conversion will not constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

         For information with respect to stock options held by First Savings' management, see "-- Interests of Certain Persons in the Merger."

BACKGROUND OF THE MERGER

         Since the conversion of First Savings Bank of Moore County from a mutual to stock form of organization in 1994, First Savings has explored various strategies to enhance shareholder value. As a result of the excess capital it was required to raise in connection with the conversion, First Savings' board has faced difficulties meeting shareholder expectations. Excess capital makes it more difficult for a company to produce a competitive return on shareholder equity. Since the time of the 1994 mutual to stock conversion, First Savings' board has sought advice from Trident Securities ("Trident"), its financial advisor, regarding, among other things, how best to utilize its equity. Trident is an experienced advisor to banks and savings associations.

         First Savings considered several alternatives, including share repurchases, return of capital dividends and acquisitions. While share repurchases have been made periodically, this strategy has not been pursued aggressively due to the high trading price of First Savings common stock since its initial public offering and the relative illiquidity of the stock in the trading market. Tax laws have prevented First Savings from paying dividends treated as nontaxable returns of capital. Likewise, First Savings was unsuccessful in its attempts to acquire other financial institutions. Inquiries resulted in a determination that most of First Savings' logical acquisition targets would merge only with commercial banks possessing more diversified product lines and offering merger consideration with greater liquidity, a higher trading multiple and stronger growth prospects than First Savings.

         First Savings explored the possible sale of the company in the spring of 1998. At the time, First Savings requested Trident to contact six potential acquirers to gauge their interest in acquiring First Savings. The process yielded two interested parties and, ultimately, one party was selected with which to pursue possible merger negotiations. Following weeks of negotiations, the board, after careful evaluation of the offer, terminated discussions with such party because its final offer was at or below First Savings' trading price at that time.

         First Savings' board continued to monitor the effectiveness of its business strategy and the operating environment for thrifts and the financial services sector as a whole. The board was concerned that remaining a traditional thrift institution, making primarily single family mortgage loans which were funded primarily by certificates of deposits, would not materially improve shareholder value. First Savings had experienced relatively flat stock performance since 1995 -- a period during which the stocks of commercial banks in general had experienced greater price appreciation. The board believed that in order to increase shareholder value, First Savings would need to expand into new areas and offer new products for which

First Savings did not have significant expertise. The board was concerned that such a shift would add risk to the operations of First Savings and that profitability would likely be reduced in the short term as new employees would be added and substantial marketing and technology costs would be incurred with no assurance that such expansion would be successful.

         First Savings' board met on September 9, 1999 to discuss planning and other issues. At the meeting, the board received a presentation from Trident. Trident advised the board about strategies for enhancing shareholder values and about regional developments and events involving mergers and acquisitions of community banks and thrifts. The board recognized that significant consolidation has occurred among banking and thrift institutions in recent years. Many thrift institutions have been acquired by larger financial institutions. First Savings is the last remaining thrift institution headquartered in Moore County, North Carolina. Also, the number of potential acquisition partners has decreased. The board recognized that technological changes would impose significant capital costs for First Savings to remain competitive in the future. The board concluded that it should explore market conditions and potential strategic partners for First Savings. As a means of testing the market, the board directed Trident to again solicit indications of interest from other companies about possible mergers or combinations involving First Savings.

         Following the September meeting, Trident analyzed companies that it believed were likely to have an interest in and the ability to combine with or acquire First Savings on terms favorable to First Savings shareholders. Based on that analysis, Trident held discussions with eleven banking companies in four states and offered to provide each of them information about First Savings. Three of such companies subsequently expressed interest in possible combinations and submitted indications of interest in the form of tentative proposals.

         Trident met with the First Savings board of directors on October 28, 1999 to report the results of its inquiries. Trident reviewed with the board the companies contacted and responses received. Trident advised the board that First Bancorp and one other company had submitted tentative proposals and that a third company had expressed its interest in making a proposal. Trident advised the board that the two proposals received were potentially attractive to shareholders from a financial point of view, although both proposals were subject to conditions and neither was a final offer. Trident reviewed with the board comparative pricing ratios from comparable merger transactions and other relevant financial ratios and data. It also analyzed stock price appreciation projections for First Savings, comparing projections based on the assumption that the company remained independent with projections based on assumptions that First Savings combined with companies that had expressed interest. After considering these and other data, the board then directed Trident (i) to propose that each company that had expressed interest conduct limited, off-site examinations of First Savings' books and records and (ii) to request each company to make its best financial proposal for consideration by the First Savings board. No restrictions or requirements regarding terms and conditions were placed on the prospective merger partners. Each was told that dividend rates would be carefully considered.

         Further discussions were conducted with each of the three companies. Each submitted a final proposal. None of the three proposals constituted a binding commitment. Among other things, each was conditioned on the satisfactory completion of a thorough examination of First Savings' books and records and the negotiation of a mutually satisfactory definitive agreement.

         First Savings' board met on November 19, 1999 to consider the three proposals. Each proposed an exchange of First Savings common stock for stock of the combining company. First Bancorp's proposal provided for a fixed exchange ratio, pursuant to which 1.2468 shares of First Bancorp common stock would be exchanged for each share of First Savings common stock. Based on recent market trading prices at the time, the First Savings board believed that the value of First Bancorp's offer was no less than $24 per share of First Savings common stock. A second offer provided for a fixed exchange ratio that, based on recent market trading prices, was believed to have a value less than, but within $1.00, of First Bancorp's proposal. A third offer proposed a fixed-price exchange ratio with a dollar value of $24 per First Savings share. The fixed-price proposal was subject to a condition that, at the time of closing, the acquirer's stock must be trading within a range of 15% above or below its trading price at the time of execution of the definitive agreement, or either party could terminate the transaction.

         Trident reviewed with the First Savings board the terms of each proposal and comparative financial and pricing ratios for mergers and acquisitions of savings banks and savings associations within recent periods. The board also discussed the strengths and weaknesses of each company and the relative advantages and disadvantages of the three proposals. For each company, the board reviewed key financial performance ratios, historical financial performance and trends, and comparative pricing ratios. Trident advised the First Savings board that, in its view, based on projections from historical returns, First Savings could likely produce greater values for its shareholders by combining with any of the three acquirers than by continuing to operate as an independent company.

         The board viewed the financial terms of the three offers as substantially equivalent in terms of values on a current basis. Each proposed a share-for-share exchange having a value of approximately $24 based on currently reported trading prices. The board recognized that the values of the two proposals that were not fixed-price proposals would change from time to time depending on the trading prices of the stocks of the companies. The fixed-price proposal was subject to the condition that at closing the acquirer's stock must be trading within a range of 15% above or below its trading price at the time of the execution of a definitive agreement. The board recognized that it could not foresee trading prices. In the case of the fixed-price proposal, although shareholders would be guaranteed receipt of shares having a trading value of $24, assuming the trading price did not fluctuate outside the 15% range, shareholders would not have the benefit of increases in trading values prior to a closing. In the case of the fixed-exchange ratio proposals, the board recognized that trading values may decline prior to the closing, but if they increased, then First Savings shareholders would have the benefit of the increase by receiving shares having a greater market value. First Bancorp's proposal provided that, if the trading price of its shares fell below defined levels, then it must either increase the number of shares or First Savings would have the option of terminating the transaction. A fixed-exchange ratio also established with greater certainty the expected dividend to First Savings shareholders. See "-- What First Savings Shareholders Will Receive in the Merger."

         With Trident's advice, the board considered both the current values of the three proposals and the possibility of price variations due to future performance of the acquirer's stock price. The board understood that the stock prices of all three companies were subject to change from time to time prior to a merger, for reasons that could not be foreseen.

         Trident advised the board that each of the three proposals was fair to First Savings shareholders from a financial point of view. According to Trident, none of the three was clearly superior to the others. Each proposal presented advantages and disadvantages. After weighing and comparing each offer, the board concluded that combining First Savings with First Bancorp best served the interests of First Savings and its shareholders for the following reasons:

         - The First Savings board believed that combining First Savings with First Bancorp would create a strong new company headquartered in the Sandhills region of North Carolina that would be well positioned to increase shareholder value;

         - The board perceived that First Savings has high levels of capital and lower returns on shareholders equity, while First Bancorp needs capital and has demonstrated strong historical growth rates in assets, earnings and dividends. The board concluded that a combined company could effectively leverage the strengths of the two separate companies. Of the three companies, the board believed that First Bancorp would bring the greatest value to First Savings shareholders;

         - The board believed that the combined companies would have the necessary strategy and resources to create, by acquisitions and otherwise, a significant new financial services company uniquely positioned to capitalize on the growth of the South Central region of North Carolina;

         - The board believed that the combined companies would have the largest market share in Moore County, which would give the new entity a uniquely attractive banking franchise;

         - First Savings shareholders would own almost half of the new company and would have a significant voice in its future policies and direction;

         - The First Bancorp proposal anticipated little change in the level of cash dividends to First Savings shareholders;

         - Based on pro forma historical financial information, the board believed that the potential benefits to the shareholders of the increase in net income per share outweighed the decrease in book value per share;

         - The board believed that First Bancorp's proposed fixed-share exchange ratio with a floor on its share price provided limits on the downside risk to First Savings shareholders, but no limits on benefits to First Savings shareholders if First Bancorp's share price increases prior to the closing;

         - In relation to its peers, First Bancorp ranked near the top in terms of return on equity, earnings growth, and dividend growth, yet traded at that time at a lower earnings multiple. In addition, First Bancorp's stock price had underperformed its peers during the last twelve months. In the fall of 1999, First Bancorp was trading well below its all time high trading price of $28.00 (adjusted for its September 1999 stock split) reached on March 20, 1998 and had just released record earnings for the three and nine months ended
                  September 30, 1999;

         - By combining with First Bancorp, First Savings would convert more quickly to a commercial bank and more quickly provide expanded financial services and products to First Savings' customers than it could do if it remained independent;

         - The board believed that a combination of the companies would result in minimal job losses, minimal impact on First Savings customers, and a combination of two companies with compatible community banking philosophies and similar records of customer satisfaction;

         - First Savings would place seven of its directors on the board of First Bancorp, which, after the merger, would consist of 18 directors. This would provide First Savings shareholders significant representation and influence on the operations of First Bancorp; and

         - Based on pro forma historical financial information, the combined company would have total shareholders' equity of more than $100 million and total assets of more than $875 million. The board believed that the size of the combined company could attract investors who previously would not have invested in either company alone because of their smaller sizes.

         After considering the three offers, the First Savings board of directors concluded that First Bancorp's proposal was in the best interests of First Savings shareholders. The board then directed First Savings management, with Trident's assistance, to continue the discussions with First Bancorp, to cause each party's books and records to be examined by the other, and to engage counsel to assist with the preparation and negotiation of a definitive agreement. The board decided not to pursue the other two proposals, and those proposals are no longer open for consideration by First Savings.

         During the first two weeks of December 1999, with assistance from advisors, each party examined the other's books and records and conducted interviews of the other's management. During this period, a draft of a definitive agreement was prepared.

         Upon notification that it was one of the parties with whom First Savings might be interested in combining, First Bancorp informed First Savings of its desire to retain McDonald Investments Inc. ("McDonald") as its financial advisor. Trident is a division of McDonald. First Bancorp previously had established relationships with both McDonald and Trident. In response to questions about a potential conflict of interest arising from First Bancorp's representation by McDonald, Trident explained that McDonald and Trident would maintain a strict separation between activities of McDonald, whose offices are in Ohio, and Trident, whose offices are in North Carolina and Georgia. Both First Savings and First Bancorp were assured that no information would be shared between McDonald and Trident. First Savings did not object, and First Bancorp continued to retain McDonald as its financial advisor. However, in order to remove any question of the transaction's fairness, both First Bancorp and First Savings decided that each also would retain separate, independent advisors to render a fairness opinion and otherwise advise their boards of directors before the merger agreement was approved and executed. First Bancorp retained Sterne, Agee & Leach, Inc., located in Atlanta, Georgia, and First Savings retained Ferguson & Company, located in Hurst, Texas.

         First Savings' board of directors met on December 15, 1999 with representatives of Trident, Ferguson and First Savings' legal counsel, which advised the board about legal and fiduciary issues associated with the proposed transaction.

         The financial and legal advisors and management reported the results of each company's examinations of the other's records and operations, which were satisfactory. First Savings' legal counsel explained the terms of the transaction. Trident and Ferguson made presentations to the board regarding the financial aspects of the proposed transaction, the options to be granted by each company to the other, and the fairness of the exchange ratio. The board considered the effect of changes in the trading prices of the stocks of the three companies that had made proposals. Although changes in trading prices of First Bancorp's stock and bank stocks generally had occurred, after consulting with Trident and Ferguson, the board concluded that the changes in the prices did not justify changing the course set by the board at the November 19 meeting. After receiving presentations from the advisors and after discussing the issues, the First Savings board of directors approved the terms of the merger agreement, the stock option agreement between First Savings and First Bancorp and related agreements, without dissent.

         Following public announcement of the agreement with First Bancorp, there were several articles in certain publications that reported that the publications had interviewed Stan Bradshaw, a local investor, and that he represented a group that had made a $23 per share cash offer for First Savings. First Savings did not receive any such cash offer, formal or otherwise. After the public announcement, First Savings did receive communications from Mr. Bradshaw, an individual investor and resident of Moore County. Mr. Bradshaw advised First Savings that he represented a group of persons who were considering making an offer that would provide for a $4 per share cash payment and a balance per share to be paid in stock of a company yet to be organized. First Savings, with the consent of First Bancorp, communicated its willingness to consider such an offer and to permit Mr. Bradshaw to examine the books and records of First Savings. Mr. Bradshaw elected not to pursue these discussions. At a meeting held on February 10, 2000, the board reviewed the communications received from Mr. Bradshaw and the advice of Ferguson. The board concluded that it was in First Savings' best interests to continue to pursue a merger with First Bancorp.

FIRST SAVINGS' REASONS FOR THE MERGER

         First Savings' board of directors, with the assistance of its financial and legal advisors, evaluated the financial, legal and market considerations involved in its decision to recommend the merger to First Savings shareholders. The board of directors believes that the transaction provided for in the agreement with First Bancorp is in the best interests of First Savings and its shareholders.

         The terms of the merger, including the exchange ratio, are the result of a comprehensive, competitive process by which First Savings solicited proposals from all companies considered most likely to have an interest and the ability to combine with First Savings on terms favorable to its shareholders. Such terms are the result of arm's-length negotiations between representatives of the two companies.

         First Savings' board of directors considered the following material factors in reaching its conclusion that the agreement with First Bancorp is in the best interests of First Savings and its shareholders:

         -        the financial terms of the proposed merger;

         - a review of the terms of the proposed transaction with outside financial and legal advisors;

         - information concerning the business, operations, earnings, asset quality, and financial condition of First Bancorp and information about the prospects of the combined companies;

         - the fact that First Savings shareholders will not recognize any gain or loss for federal income tax purposes on the receipt of First Bancorp common stock in the merger;

         - a comparison of the terms of the proposed merger with comparable transactions of highly capitalized thrifts in North Carolina, the southeastern United States and the United
                  States in general;

         - competitive factors and consolidation trends in the banking industry, including the continued disappearance of potential merger partners;

         - the opinion of Ferguson that the exchange ratio to be received in the merger is fair from a financial point of view to the First Savings shareholders;

         - alternatives to the merger, including continuing to operate First Savings as an independent company, in light of economic conditions, the competitive environment, and the board's analysis of First Savings' financial conditions, past performance and future prospects; and

         - the effects of the transaction on First Savings and its customers, communities and employees.

         The board of directors also considered the separate agreements and benefits proposed for employees, management and members of First Savings' board of directors, including the employment arrangements proposed for William E. Samuels, Jr., John F. Burns and Timothy S. Maples. The board concluded that those arrangements are reasonable. See " -- Interests of Certain Persons in the Merger."

         Although the board of directors considered the foregoing factors individually, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination with respect to the merger agreement based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger agreement with First Bancorp is in the best interests of First Savings shareholders.

FIRST BANCORP'S REASONS FOR THE MERGER

         The First Bancorp board believes that the merger presents an important opportunity for First Bancorp to increase shareholder value through growth by merging with a profitable, well-managed financial institution in the attractive market of Moore County that complements First Bancorp's existing presence in that market. The First Bancorp board believes that the opportunities created by the merger to increase First Bancorp's shareholder value more than offset risks inherent in the merger.

         In reaching its decision to approve the merger agreement, First Bancorp's board of directors consulted with management of First Bancorp, as well as its financial advisors regarding the financial aspects of the proposed transaction and the fairness of the exchange ratio and its legal advisors regarding the terms of the transaction. In reaching its decision to approve the merger agreement, the First Bancorp board considered the following material factors:

         - The First Bancorp board's familiarity with and review of First Savings' business, operations, financial condition, earnings and prospects. In making this assessment, the First Bancorp board took into account the results of First Bancorp's due diligence review of First Savings.

         - The business, operations, financial condition, earnings and prospects of the combined entity that would result from the merger of First Bancorp with First Savings.

         - The belief of senior management of First Bancorp and the First Bancorp board that First Bancorp and First Savings share a common vision with respect to delivering financial performance and shareholder value and operating a community banking organization, and that their management and employees possess complementary skills and expertise.

         - The pro forma and prospective financial impact of the merger upon First Bancorp.

         - The structure of the proposed merger, the terms of the merger agreement and the expectation that the merger will qualify as a transaction that is tax-free for federal income tax purposes and as a pooling-of-interests for accounting purposes.

         - The current and prospective economic and competitive environments facing financial institutions, including First Bancorp.

         - The attractiveness of the First Savings franchise and the market position of First Savings in the market in which it operates.

         - The opinion of Sterne Agee to the First Bancorp board that, based on and subject to the considerations set forth in the opinion, the exchange ratio is fair from a financial point of view to First Bancorp shareholders. See "Opinion of First Bancorp's Financial Advisor."

         - The financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value and earnings per share of First Savings common stock.

         - The non-financial terms of the merger, including arrangements relating to continued involvement of the management and certain members of the board of directors of First Savings with the combined company.

         - The likelihood that the merger will be approved by applicable regulatory authorities without undue conditions or delay.

         This discussion of the information and factors considered by First Bancorp's board of directors includes the material factors considered by the First Bancorp board. The First Bancorp board did not assign any relative or specific weights to these factors, and individual directors may have given different weights to different factors. The First Bancorp board recommends that the First Bancorp shareholders vote for approval of the merger and the issuance of shares of First Bancorp common stock in connection with the merger.

OPINION OF FIRST SAVINGS' FINANCIAL ADVISOR

         First Savings has retained Ferguson to render a fairness opinion with respect to the merger. At a meeting of the First Savings board of directors held on December 15, 1999, Ferguson delivered its opinion, which opinion was subsequently updated in writing as of the date of this proxy statement/prospectus, that, as of such dates and subject to the assumptions described in such opinions, the consideration to be received by the holders of First Savings common stock in the merger is fair to such shareholders from a financial point of view. No limitations were imposed on Ferguson by First Savings' board of directors with respect to the investigations made or the procedures followed by it in rendering its opinion.

         First Savings has agreed to pay Ferguson a general advisory fee of $17,500 for delivery of its fairness opinion, plus all reasonable out-of-pocket expenses incurred in connection with the services provided by Ferguson, and to indemnify and hold harmless Ferguson to the full extent lawful from and against certain liabilities, including certain liabilities under the federal securities laws, in connection with this engagement.

         A copy of Ferguson's updated opinion letter is included in this document as Appendix B and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix B. First Savings shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and qualifications and limitations on the review undertaken by Ferguson in connection therewith.

         In connection with its written opinion as of the date of this joint proxy statement/prospectus, Ferguson confirmed the appropriateness of its reliance on the analyses used to render its December 15, 1999 opinion by performing procedures to update certain of its analyses and by reviewing the assumptions on which the analyses were based and the factors considered in connection with them.

         Ferguson's opinion in Appendix B, dated as of __________, 2000, is based solely upon the information available to Ferguson and the economic, market and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in Ferguson's opinion. Ferguson has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after the date of its opinion.

         Ferguson's opinion is provided exclusively for the information and benefit of the board of directors of First Savings and does not constitute a recommendation to any First Savings shareholder as to how such shareholder should vote at the special meeting with respect to the merger.

         The summary below is not a complete description of the methodology used in the analyses performed by Ferguson. It is, however, a summary of the salient factors taken into consideration, from the perspective of evaluating the worth of First Savings and comparing the offers received in the valuation process. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary descriptions. Ferguson believes that its analysis and the summary set forth below must be considered as a whole and that selecting portions of its analysis without considering all analyses, or selecting part of the summary without considering all factors and analyses, would create an incomplete view of the process underlying the analysis set forth in Ferguson's presentations and opinion. The ranges of valuation resulting from any particular analysis described below should not be taken to be Ferguson's view of the actual value of First Savings. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis.

         Inherent in and essential to the opinion is the method of sale, notably, competitive bidding. Competitive bids were received that were similar in structure, but different in price, thereby requiring an interpretation as to the best "value" being offered. The range of dollar-equivalent prices offered can then be evaluated in light of other methods of valuing the offers. Other considerations (giving no greater weight to any consideration), were: (1) financial performance and factors impacting earnings; (2) discounted cash flow analysis; (3) dividend payment history, capacity and earnings potential; (4) pricing of similar transactions; (5) investment characteristics of the potential acquirers; and (6) review of the merger agreement and its terms.

         FINANCIAL PERFORMANCE AND FACTORS IMPACTING EARNINGS. In connection with rendering its opinion, Ferguson reviewed publicly available information and information provided by management regarding First Savings and each of the potential acquirers. Ferguson's analysis of such methodology began with the historic measurement of at least four analytic modules that help develop a projective risk/opportunity profile for each institution. Each module is potentially (but not always) complex: liquidity, capital adequacy, asset quality, earnings power and in the case of a holding company, the cash flow sources available for debt service and shareholder dividends. In reviewing each area, Ferguson was attentive to peer comparisons as well as to regulatory guidelines and standards. However, each institution was viewed as situationally and strategically unique.

         DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Ferguson estimated the future dividend stream that First Savings could produce over a ten-year period, assuming performance met projections (provided by management, with the assistance of Ferguson) for such period, taking into consideration regulatory capital levels. The terminal value of the institution at the end of the period was estimated to be 150% of book value and 13.2 times earnings. The book value multiple was consistent with the market value of other thrifts of similar size, asset quality and earnings. The earnings multiple of
13.2 was also considered to be reasonable when compared to other thrifts of similar size, asset quality and earnings. The cash flows and terminal transaction values were then discounted at varying rates ranging from 10.5% to 12.5%, which reflect Ferguson's assumptions of rates of return required by the bidding institutions.

         DIVIDEND PAYMENT HISTORY, CAPACITY AND EARNINGS POTENTIAL. In connection with its opinion, Ferguson prepared earnings estimates on each of the potential acquirers for First Savings using publicly available information with respect to such acquirers. Ferguson also reviewed the "marginal dilution" ((net income acquired divided by shares issued to acquire) divided by pre-deal earnings per share of the acquirer) which would result from each of the proposed mergers. The results were that there was a dilution of earnings indicated in all of the proposed mergers.

         PRICING OF SIMILAR TRANSACTIONS. In preparing its opinion, Ferguson analyzed five completed merger and acquisition transactions in North Carolina where thrift institutions were purchased from January 1999 to December 1999. In addition, Ferguson analyzed 53 transactions completed in the United States where thrift institutions were acquired in this same time frame; 11 transactions involving thrifts that were between $200 million and $600 million in total assets; 11 transactions in Georgia, North Carolina, South Carolina, Tennessee, and Virginia; and seven transactions involving thrifts that had capital accounts between 16% and 24% of total assets. In the five transactions that have been concluded in North Carolina, the sales resulted in an average price that was 127.0% of tangible book value. In that group, the median sales price was 122.3% of tangible book value. In the 53 completed transactions in the United States involving the purchase of thrifts, the average was 182.50% of tangible book value, and the median sale was 173.75% of tangible book value. In the seven transactions that involved thrifts with capital between 16% and 24% of total assets, the sales resulted in an average price of 125.8% of tangible book value and a median sales price of 124.6% of tangible book value. The transaction between First Savings and First Bancorp is priced at 131.0% of tangible book value (140.2% on a fully-diluted basis), based on First Bancorp's closing price of $19.25 per share on November 17, 1999. Notably, the information revealed that in all the transactions reviewed for all sales in the United States, the average price in relation to the last twelve months earnings per share was 25.32 times and the median was 23.93 times earnings per share. In the transactions for North Carolina only, the average price times the last twelve months earnings per share was 33.2 and the median was 25.9 times. In the group of thrifts with capital between 16% and 24% of assets, the average price times the last twelve months earnings per share was 24.1 times and the median was 23.4 times. The purchase of First Savings by First Bancorp is priced at
17.52 times last twelve months earnings per share, based on First Bancorp's November 17, 1999 closing price.

         First Bancorp's stock closed at $17.75 per share on December 14, 1999. This was the latest value available at the time the definitive merger agreement was executed on December 15, 1999. Based on a price of $17.75 per share, the acquisition of First Savings is priced at 16.15 times the last twelve months earnings per share and 120.8% of tangible book value (128.6% on a fully-diluted basis).

         Since December 14, 1999, First Bancorp and the commercial banking industry have experienced a general decline in value. First Bancorp closed at an average of $16.25 during the month of February 2000. It closed at an average of $16.35 during the five trading days ended February 14, 2000, $15.94 during the five trading days ended February 25, 2000, and $15.33 during the five trading days ending March 3, 2000. The SNL index of commercial banks with assets between $500 million and $1 billion was 361.9 on November 17, 1999,
344.8 on December 14, 1999, and 298.1 on March 7, 2000.

         INVESTMENT CHARACTERISTICS AND STOCK VALUATION COMPARATIVES. In connection with preparing its opinion, Ferguson compared (1) the effects of the proposed merger on the earnings per share of each of the bidding institutions;
(2) post-merger earnings per share enhancement of First Savings common stock, from the standpoint of a First Savings shareholder; (3) post-merger dividend per share enhancement of First Savings common stock, from the same standpoint;
(4) post-merger book value enhancement of First Savings common stock, also from the same standpoint; (5) likely share price enhancement of First Savings common stock; (6) return on equity; (7) return on assets; and (8) likely post-merger dividend yield. This method gives the advantage to the shareholders of First Savings in the exchange with First Bancorp, due to potentially higher earnings growth, and stock value appreciation. Dividend yield for First Savings' shares will increase slightly. On a pro forma basis, First Savings' tangible book value per share at September 30, 1999 decreased by 22.4%, and earnings per share for the 12 months ended September 30, 1999 increased by 12.5%.

         COMPARISON OF DOLLAR-EQUIVALENT OFFERS. In reaching its opinion, Ferguson compared the dollar-equivalent of each of the proposals received by First Savings. The cash-equivalent value of each offer was calculated using the per share value of the potential acquirer's stock and multiplying that by the number of shares offered. One of the offers received was exactly the same as the First Bancorp offer ($24.00 vs. $24.00). The third offer was valued at slightly less than $24.00 per share. The board of directors concluded that First Bancorp's offer was fair to First Savings shareholders from a financial point of view. In addition to the liquidity of the stock offered and the analysis of the investment characteristics and stock valuation comparatives, which are discussed above, the stock provided additional opportunities for future growth and profitability to First Savings shareholders.

         Ferguson, as a customary part of its consulting business, is engaged in the valuation of banks, thrifts and holding companies and their securities in connection with mergers and acquisitions, stock purchase offers and other purposes.

OPINION OF FIRST BANCORP'S FINANCIAL ADVISOR

         First Bancorp retained Sterne Agee to advise the First Bancorp board of directors in connection with the merger. First Bancorp selected Sterne Agee to serve as its financial advisor because Sterne Agee is a recognized regional investment banking firm with expertise in financial institutions and because Sterne Agee is independent of McDonald and Trident. See "Description of Transaction -- Background of the Merger." As part of its investment banking business, Sterne Agee is regularly involved in the valuation of financial institutions and their securities. On December 15, 1999, Sterne Agee rendered an oral opinion to the board of directors of First Bancorp that, as of such date, subject to certain assumptions, factors and limitations, the consideration proposed to be paid by First Bancorp pursuant to the merger agreement was fair, from a financial point of view, to the shareholders of First Bancorp.

         A copy of Sterne Agee's updated opinion letter is included in this document as Appendix C and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix C. First Bancorp shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and qualifications and limitations on the review undertaken by Sterne Agee in connection therewith.

         Sterne Agee's opinion is provided exclusively for the information and benefit of the board of directors of First Bancorp and does not constitute a recommendation to any First Bancorp shareholder as to how such shareholder should vote at the special and annual meeting with respect to the merger or any other matter related thereto.

         In rendering its opinions, Sterne Agee reviewed, analyzed and relied upon certain materials relating to the financial and operating condition of First Savings and First Bancorp including, among other things, the following:

         -        the merger agreement and certain related documents;

         - annual reports to shareholders for the three years ended June 30, 1999 for First Savings and December 31, 1998 for First Bancorp;

         - certain interim reports to shareholders of First Savings and First Bancorp, including quarterly reports on Form 10-Q and certain other communications;

         - other financial information concerning the businesses and operations of First Savings and First Bancorp furnished to Sterne Agee by the respective companies for the purposes of Sterne Agee's analysis, including certain internal financial analyses and forecasts for First Savings and First Bancorp prepared by the senior managements of the respective companies;

         - in the case of its updated opinion, this joint proxy statement/prospectus;

         - certain publicly available information concerning the historical price, price to earnings and price to book as well as the trading activity for the common stocks of First Savings and First Bancorp; and

         - certain publicly available information with respect to banking companies and the types of terms of other transactions that Sterne Agee considered relevant to its analysis.

         Sterne Agee also held discussions with the senior managements of First Savings and First Bancorp regarding their past, current and prospective operations, financial condition, regulatory examinations, audits, and other matters and considered such other financial factors as Sterne Agee deemed appropriate under the circumstances including general economic, market and financial conditions, its knowledge of similar transactions, and its experience in securities valuation of financial institutions. Sterne Agee's opinion was based upon conditions as they existed on the date of the opinion and the information made available up to such date.

         In conducting its review and arriving at its opinion, Sterne Agee relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information provided to it or publicly available. Sterne Agee relied upon the managements of First Savings and First Bancorp as to the reasonableness and achievability of the financial and operating budgets and forecasts (and the related assumptions and bases underlying such forecasts) provided to Sterne Agee and assumed that such budgets and forecasts reflected the best available estimates and judgments of such management and that such budgets and forecasts will be realized in the amounts and in the time periods estimated by such management. Sterne Agee also assumed, without independent verification, that the aggregate allowances for loan losses for First Savings and First Bancorp are adequate to cover such losses. Sterne Agee did not make or obtain any evaluations or appraisals of the property of First Savings or First Bancorp, nor did Sterne Agee examine any loan credit files. Sterne Agee was informed by First Bancorp and assumed in rendering its opinion that the merger would be accounted for as a pooling-of-interests under generally accepted accounting principles.

         The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at their fairness opinion, Sterne Agee did not attribute any particular weight to any analysis or factor considered by them, but rather made qualitative judgments about the significance and relevancy of each analysis and factor. None of the analyses performed by Sterne Agee was assigned a greater significance by Sterne Agee than any other and therefore you should not attribute any greater importance upon one analysis versus another as a result of the order in which they are discussed herein. Accordingly, Sterne Agee believes that their analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying their opinion. In their analyses, Sterne Agee made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond First Bancorp's control. Any estimates contained in Sterne Agee's analyses are not indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold.

         The following is a brief summary of the material financial analyses reviewed by Sterne Agee in connection with its opinion; it does not purport to be a complete description of all analyses performed.

         FINANCIAL PERFORMANCE OVERVIEW. Sterne Agee reviewed financial performance ratios, stock trading history, income statement and balance sheet information, per share financial results, and other information for both First Savings and First Bancorp and the combined company before and after acquisition adjustments, cost savings and revenue enhancements.

         VALUATION MULTIPLES. Sterne Agee calculated the merger consideration to be paid pursuant to the exchange ratio as a multiple of First Savings' stock price the day before the public announcement of the merger agreement, December 15, 1999; as a multiple of latest twelve months earnings per share and estimated earnings per share for the years ended December 31, 1999 and 2000; as a multiple of book value and tangible book value as of September 30, 1999; and as a percentage of assets as of September 30, 1999. Assuming a price per share of First Bancorp common stock of $17.75 (closing price on December 14, 1999) and an exchange ratio of 1.2468 shares of First Bancorp per share of First Savings common stock, or $22.13 for each share of First Savings common stock held, such amount would represent 122.10% of First Savings' stock price on December 14, 1999; 16.2 times latest 12 months earnings per share, 16.3 times estimated earnings per share for the year ended December 31, 1999, and 14.3 times estimated earnings per share for the year ended December 31, 2000; 1.21 times book value and 1.21 times tangible book value as of September 30, 1999; and 25.82% of total assets on September 30, 1999.

         SIMILAR ACTUAL TRANSACTIONS. Sterne Agee analyzed certain financial data related to nine acquisitions of thrift institutions with assets of $45 million or more and which had ratios of equity-to-assets above 14%, from August 26, 1998, through December 14, 1999 (the "over-capitalized thrift acquisitions"). The over-capitalized thrift acquisitions reviewed included the following thrifts: Centura Banks/Scotland Savings Bank, Capital Bank/Home Savings Bank of Siler City, CCB Financial/Stone Street Bancorp, Central Bancompany/Fulton Bancorp, Union Financial Bancshares/SC Community Bancshares, Century South Banks/Haywood Bancshares, North Fork


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


Bancorp/JSB Financial, Exchange National Bancshares/CNS Bancorp, and Midland States Bancorp/CSB Financial Group.

         Sterne Agee calculated average valuation multiples for the over-capitalized thrift acquisitions as follows: 1.36 times the acquiree's stock price the day before the public announcement of the proposed acquisition;
25.1 times trailing twelve months earnings per share; 1.26 times prior quarter-end book value; 1.27 times prior quarter-end tangible book value and 27.2% of assets.

         Sterne Agee also analyzed certain financial data related to 65 acquisitions of thrifts in the United States with assets of $25 million to $21.4 billion announced from August 13, 1998, to December 14, 1999 (the "U. S. thrift acquisitions").

         Sterne Agee calculated the average valuation multiples for the U.S. thrift acquisitions as follows: 1.31 times the acquiree's stock price the day before the public announcement of the proposed acquisition; 24.9 times trailing twelve months earnings per share; 1.79 times prior quarter-end book value; 1.88 times prior quarter-end tangible book value and 23.2% of assets.

         In calculating the average valuation multiples, Sterne Agee made certain statistical adjustments to make the averages more meaningful for comparison purposes.

         CONTRIBUTION ANALYSIS. Sterne Agee analyzed the relative contribution of First Savings and First Bancorp to certain balance sheet and income statement items, including assets, deposits, common equity, latest twelve months net income and estimated 2000 net income. Sterne Agee then compared the relative contribution of such balance sheet and income statement items with the estimated pro forma ownership of 49.8% for First Savings shareholders based on an exchange ratio of 1.2468. The contribution analysis showed that First Savings would contribute approximately 37.7% of the combined assets, 33.4% of the combined deposits, 59.7% of the combined common equity, 45.1% of the combined latest twelve months net income and 43.8% of the combined estimated 2000 net income (before cost savings or revenue enhancements).

         FINANCIAL IMPACT ANALYSIS. Sterne Agee reviewed pro forma income statement and balance sheet and certain pro forma financial information contained in analyses prepared by the management of First Savings and First Bancorp. Such pro forma financial information was discussed with the management of both First Savings and First Bancorp. The actual results achieved by First Bancorp following the merger may vary from the projected results and the variations may be material.

         Sterne Agee calculated that the merger (excluding any cost savings, revenue enhancements, and merger related charges) would result in dilution of First Bancorp's latest twelve months earnings per share and estimated 2000 earnings per share of $0.14, or 10.3%, and $0.17, or 10.7%, respectively. The calendar year 2000 estimates for First Bancorp and First Savings were based on information from Zacks, the Institutional Brokers Estimate System, and information supplied by the companies. Pro forma results for 2000 were then adjusted to include estimated after-tax cost savings and revenue enhancements. The resulting pro forma combined fully diluted earnings per share for 2000 (excluding merger related charges) were estimated to be $1.52. This represented dilution to First Bancorp's estimated 2000 diluted earnings per share of approximately $0.05, or 3.3%.

         Sterne Agee also reviewed First Bancorp's pro forma combined book value per share for September 30, 1999, of $11.83, which compares with the actual September 30, 1999, book value of $9.46. The accretion represented by the pro forma figure amounts to 25.1%.

         MARKET SHARE ANALYSIS. Sterne Agee calculated the effect on First Bancorp's deposit market share in Moore County, North Carolina that would result from the merger. Based on FDIC deposit data as of June 30, 1999, Sterne Agee calculated that First Bancorp's deposit market share in Moore County of 10.0% would combine with First Savings' 22.3% share to represent a 32.3% share. The same FDIC data show that First Bancorp would rank first in Moore County with 32.3% share, ahead of BB&T Corporation at 31.5%, Centura Banks, Inc. at 7.3%, First Union Corporation at 6.7% and several other depository institution competitors.

         SELECTED PEER GROUP ANALYSIS. Sterne Agee compared the financial performance and market performance of First Savings based on selected measures of profitability, asset quality, capital adequacy, liquidity, efficiency, and various measures of market performance, including price/earnings ratios, price/book ratios, and dividend yields to those of a group of comparable thrifts. For the purposes of the analysis, the financial data used by Sterne Agee were for the latest twelve months ended September 30, 1999, and the market data were as of December 14, 1999. The peer group thrifts were southern thrifts headquartered in North Carolina, South Carolina, Virginia, Arkansas, Florida, and Tennessee, with total assets ranging from approximately $166 million to $668 million and included the following companies: Bedford Bancshares, Cavalry Bancorp, Cenit Bancorp, Cooperative Bancshares, FFLC Bancorp, First Federal Bancshares of Arkansas, FirstSpartan Financial, SouthBanc Shares, South Street Financial, Texarkana First Financial, and Virginia Capital Bancshares.

         Sterne Agee's analysis showed the following concerning First Savings' performance:

         - that its return on equity of 7.84% compared with an average of 7.85% for the peer group;

         - that its return on assets of 1.72% compared with an average of 1.26% for the peer group;

         - that its net interest margin of 3.91% compared with an average of 3.67% for the peer group;

         - that its net chargeoffs to average loans were 0.00% compared with an average of 0.04% for the peer group;

         - that its ratio of loan loss reserve to total loans was 0.28% compared with an average of 0.71% for the peer group;

         - that its ratio of nonperforming assets to total loans and other real estate owned was 0.15% compared with an average of 0.53% for the peer group;

         - that its ratio of equity to assets of 19.63% compared with an average of 14.53% for the peer group;

         - that its ratio of loans to deposits of 92.71% compared with an average of 106.69% for the peer group; and

         - that its efficiency ratio of 33.28% compared with an average of 55.85% for the peer group.

         Sterne Agee's analysis further showed the following regarding First Savings' market performance:

         - that its price/earnings multiple based on the latest twelve months earnings per share of $1.36 was 13.3 times, compared to an average of 14.3 times for the peer group;

         - that its price/book ratio based on September 30, 1999, book value of $18.32 was 0.99 times, compared to an average of
                  1.16 times for the peer group; and

         - that its dividend yield was 5.7%, compared to an average of 2.4% for the peer group

         NET PRESENT VALUE ANALYSIS. Sterne Agee performed a discounted cash flow analysis to determine a range of net present values per share of First Savings. In its calculations, Sterne Agee used net income growth rates of 8.0% to 12.0%, terminal price to earnings multiples from 9.0 to 11.0 times, and used discount rates ranging from 10.0% to 15.0%. This analysis produced net present values of First Savings' share price that ranged from $10.56 to $25.72.

         In connection with its written opinion as of the date of this joint proxy statement/prospectus, Sterne Agee confirmed the appropriateness of its reliance on the analyses used to render its December 15, 1999 opinion by performing procedures to update certain of its analyses and by reviewing the assumptions on which the analyses were based and the factors considered in connection with them.

         Sterne Agee's opinion in Appendix C, dated as of ___, 2000, is based solely upon the information available to Sterne Agee and the economic, market, and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in Sterne Agee's opinion. Sterne Agee has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after the date of its opinion.

         Sterne Agee was retained by the board of directors of First Bancorp to act as financial advisor with respect to the merger. First Bancorp and Sterne Agee entered into a letter agreement relating to the services to be provided by Sterne Agee in connection with the merger. First Bancorp has agreed to pay Sterne Agee fees as follows: a nonrefundable retainer of $25,000 at the time of execution of the letter agreement and $50,000 at the time of delivery of any written opinion to the board of directors of First Bancorp. In addition, First Bancorp agreed to reimburse Sterne Agee for out-of-pocket expenses incurred in connection with its engagement and to indemnify Sterne Agee against certain liabilities, including liabilities under the federal securities laws.

EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to effect the merger, the merger will become effective on the date and at the time of the filing of the articles of merger with the Secretary of State of the State of North Carolina. First Savings and First Bancorp will use their reasonable efforts to cause the effective time to occur as soon as practicable following the last to occur of (a) the effective date (including any applicable waiting period in respect thereof) of the last required consent of any regulatory authority having authority over and approving or exempting the merger and (b) the date on which the shareholders of First Savings and First Bancorp approve the matters relating to the merger required to be approved by such shareholders.

         First Savings and First Bancorp anticipate that the merger will become effective on or about ___________ __, 2000. However, delays in the completion of the merger could occur.

EXCHANGE OF FIRST SAVINGS STOCK CERTIFICATES

         Promptly after the merger is completed, First Bancorp will cause the exchange agent to mail to the former shareholders of First Savings a letter of transmittal and instructions for the exchange of the certificates representing shares of First Savings common stock for certificates representing shares of First Bancorp common stock.

         First Savings shareholders should not send in their stock certificates until they receive a letter of transmittal and instructions.

         After First Savings shareholders surrender to the exchange agent their duly endorsed stock certificates for First Savings common stock, the exchange agent will mail such shareholders stock certificates representing the number of shares of First Bancorp common stock to which such shareholders are entitled, a check for the amount (without interest) to be paid in lieu of any fractional share and all undelivered dividends or distributions (without interest) in respect of the shares of First Bancorp common stock, if any. First Bancorp is not obligated to deliver the stock certificates or other consideration to any former First Savings shareholder until such shareholder has properly surrendered his or her First Savings common stock certificates.

         Whenever a dividend or other distribution with a record date after the date on which the merger is completed is declared by First Bancorp on First Bancorp common stock, the declaration will include dividends or other distributions on all shares of First Bancorp common stock that may be issued in connection with the merger. First Bancorp, however, will not pay any dividend or other distribution that is payable to any former First Savings shareholder that has not surrendered his or her First Savings common stock certificates until the shareholder properly surrenders his or her certificates. If any First Savings shareholder's common stock certificate has been lost, stolen, or destroyed, the exchange agent will issue the shares of First Bancorp common stock and any cash in lieu of fractional shares and such dividends or distributions will be delivered upon the shareholder's submission of an affidavit claiming the certificate to be lost, stolen, or destroyed and the posting of a bond in such amount as First

Bancorp may reasonably direct as indemnity against any claim that may be made against First Bancorp with respect to the certificate.

         At the time the merger becomes effective, the stock transfer books of First Savings will be closed, and no transfer of shares of First Savings common stock by any shareholder will be made or recognized. If certificates for shares of First Savings common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged for shares of First Bancorp common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends or distributions on the First Bancorp common stock.

CONDITIONS TO CONSUMMATION OF THE MERGER

         First Bancorp and First Savings are required to complete the merger only after the satisfaction of various conditions. These conditions include:

         - the holders of a majority of the outstanding shares of First Savings common stock must approve the merger;

         - the holders of a majority of the outstanding shares of First Bancorp common stock must approve the merger and the issuance of shares of First Bancorp common stock pursuant to the merger agreement;

         - First Bancorp shareholders must approve the amendment to First Bancorp's bylaws increasing the maximum number of directors on the board to 18;

         - First Bancorp and First Savings must receive the required regulatory approvals;

         - First Bancorp and First Savings must receive a written opinion of an acceptable tax advisor as to the tax-free nature of the merger under the Internal Revenue Code of 1986, as amended;

         - the shares of First Bancorp common stock to be issued in the merger must be approved for listing on the Nasdaq National Market System, subject to official notice of issuance;

         - First Bancorp must receive a pooling letter from KPMG LLP stating that KPMG LLP concurs with management's conclusion that no conditions exist that would preclude the merger from being accounted for as a pooling-of-interests;

         - First Bancorp must have received a letter from Dixon Odom PLLC to the effect that such accountants are not aware of any matters relating to First Savings or its subsidiaries that would cause the merger not to qualify for pooling-of-interests accounting treatment;

         - the representations and warranties of First Savings and First Bancorp as set forth in the merger agreement must be accurate in all material respects as of the date of completion of the merger;

         - First Savings and First Bancorp must have performed and complied in all material respects with all covenants and agreements made by them in the merger agreement;

         - First Bancorp and First Savings must have received all other consents that may be required to complete the merger or to prevent any default under any contract or permit that would be reasonably likely to have a material adverse effect on First Savings or First Bancorp;

         - there must not be any order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting or restricting the merger or making it illegal;

         - the registration statement filed with the Securities and Exchange Commission covering the issuance of the shares of First Bancorp common stock in connection with the merger must have been declared effective, and no stop orders suspending such effectiveness shall have been initiated;

         - First Bancorp must have received all required state securities or "Blue Sky" authorizations or permits;

         - First Savings must have received a letter from Ferguson, dated not more than five business days prior to the date of this joint proxy statement/prospectus stating that the exchange ratio is fair, from a financial point of view, to the First Savings shareholders;

         - First Bancorp must have received a letter from Sterne Agee, dated not more than five business days prior to the date of this joint proxy statement/prospectus, stating that the exchange ratio is fair, from a financial point of view, to the First Bancorp shareholders; and

         - certain other conditions must be satisfied, including the receipt of various certificates from the officers of First Savings and First Bancorp.

         We cannot assure you as to if or when all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. Except in limited circumstances, if all conditions for the merger have not been satisfied or waived on or before June 30, 2000, the board of directors of either First Savings or First Bancorp may terminate the merger agreement and abandon the merger. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVAL

         First Bancorp must receive certain regulatory approvals before the merger can be completed. First Bancorp and First Savings have agreed to use their reasonable best efforts to obtain all regulatory approvals required. It is a condition to the completion of the merger that First Bancorp and First Savings receive all necessary regulatory approvals to the merger, without the imposition by any regulator of any condition that, in the reasonable judgment of the board of directors of any of the parties to the merger, would so materially adversely impact the financial or economic benefits of the merger as to make consummation of the merger inadvisable.

         The parties to the merger cannot assure you that these regulatory approvals will be obtained, when they will be obtained, or, if obtained, that there will not be litigation challenging these approvals. The parties to the merger cannot assure you that the U.S. Department of Justice or the North Carolina state attorney general will not attempt to challenge the merger on antitrust grounds, or, if a challenge is made, the result of the challenge.

         First Savings and First Bancorp are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. Should any other approval or action be required, First Savings and First Bancorp contemplate that they would seek such approval or action.

         The merger is subject to approval by the Federal Reserve pursuant to
Section 3 of the Bank Holding Company Act of 1956, as amended. First Bancorp and First Savings have filed the required application and notification with the Federal Reserve for approval of the merger. Assuming Federal Reserve approval, the parties may not consummate the merger until 30 days after that approval (unless such waiting period is reduced by the regulatory authorities to as little as 15 days). During that time, the Department of Justice may challenge the merger on antitrust grounds.

         The Federal Reserve is prohibited from approving any transaction under the applicable statutes that:

         -        would result in a monopoly;

         - would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

         - may have the effect in any part of the United States of substantially lessening competition, tending to create a monopoly or otherwise resulting in a restraint of trade, unless the Federal Reserve finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger.

         In reviewing a transaction under the Bank Holding Company Act, the Federal Reserve also will consider the financial and managerial resources and future prospects of the companies and their subsidiary banks and the convenience and needs of the communities to be served.

         As noted above, the merger may not be consummated until between 15 and 30 days after Federal Reserve approval, during which time the Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve approval of the merger, unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently from the Federal Reserve, and, thus, it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger's competitive effects. Although First Bancorp and First Savings believe there are substantial arguments to the contrary, failure of the Department of Justice to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

         The merger is also subject to the prior approval of the North Carolina Banking Commission and the Administrator of the Savings Institutions Division of the North Carolina Department of Commerce.

         Additionally, the proposed merger of First Savings' subsidiary, First Savings Bank of Moore County, into First Bank is also subject to the approval of the Federal Reserve, the FDIC, the North Carolina Banking Commission and the Administrator of the Savings Institutions Division of the North Carolina Department of Commerce. Such agencies will apply similar standards to their review of the bank merger as applied to the merger of the holding companies.

WAIVER, AMENDMENT AND TERMINATION

         To the extent permitted by law, the parties to the merger agreement may amend the agreement by a writing signed by each of the parties upon the approval of the board of directors of each of the parties, whether before or after shareholder approval of the merger. After shareholder approval, however, no amendment may be made that modifies in any material respect the consideration to be received by the First Savings shareholders without the further approval of the shareholders of First Savings and First Bancorp.

         In addition, before or at the time of completion of the merger, First Savings or First Bancorp may waive any default in the performance of any term of the merger agreement by any other party or may waive or extend the time for the compliance or fulfillment by the other parties of any and all of their obligations under the merger agreement. In addition, any party may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or governmental regulation would result from the waiver. To be effective, a waiver must be in writing and signed by an authorized officer of the waiving party.

         At any time before completion of the merger, the boards of directors of First Bancorp and First Savings may agree in writing to terminate the merger agreement. In addition, either First Savings' board of directors or First Bancorp's board of directors may terminate the merger agreement in the following circumstances:

         - if the First Savings shareholders fail to approve the merger agreement and related plan of merger at the First Savings special meeting;

         - if the First Bancorp shareholders fail to approve the merger agreement and related plan of merger and the issuance of shares of First Bancorp common stock in connection with the merger at the First Bancorp special and annual meeting;

         - if there is any law or regulation that makes completion of the merger illegal or if any judgment, order, injunction or decree prohibits First Savings or First Bancorp from completing the merger or other transactions contemplated by the merger agreement and such judgment, order, injunction or decree has become final and non-appealable;

         - if the merger is not consummated by June 30, 2000 and the party seeking termination is in material compliance with all of its obligations under the merger agreement and the conditions to that party's obligation to consummate the merger agreement have not been fulfilled or waived;

         - if a condition to the obligation to complete the merger of the party seeking termination has become incapable of fulfillment (notwithstanding the efforts of the party seeking to terminate); or

         - if another party has materially breached any covenant, agreement, representation or warranty in the merger agreement and such breach has not been cured by 30 days after the date on which written notice of such breach is given to the breaching party.

         First Savings' board of directors also may terminate the merger agreement if the price of the First Bancorp common stock decreases below certain price levels and First Bancorp elects not to increase the exchange ratio as set forth in the merger agreement. See "-- What First Savings Shareholders Will Receive in the Merger."

         If the merger is terminated, the merger agreement will become void and have no effect, except that the confidentiality and expense provisions will survive. Termination of the merger agreement will not relieve any breaching party from liability for any uncured breach of a representation, warranty, covenant, or agreement. The stock option agreements are governed by their own terms as to their termination. See "-- Interests of Certain Persons in the Merger."

CONDUCT OF BUSINESS PENDING THE MERGER

         The merger agreement requires First Savings and First Savings Bank of Moore County to conduct business only in the usual, regular, and ordinary course before the merger becomes effective and imposes certain specific limitations on the operations of First Savings and its subsidiaries during this period. The specific restrictions are listed in Article VII of the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. The merger agreement specifically permits First Savings to declare and pay regular quarterly dividends on First Savings common stock at the annual rate of $1.04 per share with record and payment dates conforming to past practices. The merger agreement also permits the payment of any quarterly portion of such annual dividend if necessary to prevent First Savings shareholders from failing to receive a quarterly dividend from either First Savings or First Bancorp during a particular calendar quarter (unless payment of such dividend could reasonably be expected to prevent pooling-of-interests accounting treatment for the merger).

         First Savings also has agreed that, except with respect to the merger agreement and the transactions contemplated in the merger agreement, neither it nor any of its representatives will directly or indirectly solicit or engage in any negotiations concerning any proposal for the acquisition of First Savings. First Savings or its representatives may, however, to the extent necessary to comply with the fiduciary duties of First Savings' board of directors as advised by its outside counsel, furnish any information concerning First Savings in response to a request for information or access made in connection with an acquisition proposal from a third party, negotiate with such party concerning any written acquisition proposal, not recommend shareholder approval of the merger and terminate the merger agreement, but only if neither First Savings nor any of its representatives solicited or initiated such proposal. Unless the merger agreement is terminated, the board of directors of First Savings must notify First Bancorp immediately if any such acquisition proposal is made.

         First Bancorp and First Savings also have agreed to use their reasonable best efforts to obtain any consents that are necessary or desirable for consummation of the merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER; DIVIDEND POLICY

         The merger will not change the present management team or board of directors of First Bancorp, except as follows. The number of directors on the First Bancorp board will be increased to 18. First Bancorp has nominated the seven directors on the First Savings board who are less than 75 years of age to fill these additional director seats. In addition, First Bancorp will designate these seven individuals to serve as directors of First Bank. The board of directors of First Bancorp will amend the First Bancorp bylaws to exempt William E. Samuels and Felton J. Capel (former First Savings directors) from mandatory retirement from the First Bancorp board at age 72, in order to extend their time of service until they are 75 years of age, at which time they will be permitted to complete their current terms as directors of First Bancorp and First Bank. It is expected that the remaining three directors of First Savings who are over age 75 will serve on local advisory boards of First Bancorp until the scheduled end of their respective terms as directors of First Savings and that, in recognition of the important role that these individuals will have in making the proposed merger successful, First Bancorp will continue compensating such persons as if they had continued to serve out their terms as directors of First Savings.

         In addition, upon completion of the merger, John F. Burns, the current President of First Savings, will serve as an Executive Vice President of First Bank, and Mr. Samuels, the current Chairman of the First Savings board of directors, will be employed by First Bancorp. Subject to election to the First Bancorp board at the First Bancorp special and annual meeting, after completion of the merger, both Mr. Burns and Mr. Samuels also will serve as directors of First Bancorp and First Bank, with Mr. Samuels serving as Vice-Chairman of both boards. In addition, each of the individuals serving as a Senior Vice President of First Savings or its principal banking subsidiary, First Savings Bank of Moore County, immediately prior to completion of the merger will be employed by First Bancorp or First Bank as a Senior Vice President after completion of the merger.

         Information concerning the current management of First Bancorp and First Savings is included in the documents delivered with this joint proxy statement/prospectus and incorporated by reference herein. See "Additional Information." For additional information regarding the interests of certain persons in the merger, see "-- Interests of Certain Persons in the Merger", and for additional information on the persons nominated for election as a director of First Bancorp at its special and annual shareholders meeting, see "First Bancorp Proposal for Election of Directors."

         First Bancorp currently pays quarterly dividends at an annualized rate of $0.52 per share of First Bancorp common stock. First Savings currently pays quarterly dividends at an annualized rate of $1.04 per share. After the completion of the merger, First Bancorp plans to more closely align the dividend policy of the two separate companies and expects that it will increase its dividend amount to an annualized rate of $0.88 per share, payable quarterly. First Bancorp, however, may change this policy at any time, based upon business conditions, its financial condition and earnings, or other factors.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Certain members of First Savings' management and First Savings' board of directors may be deemed to have certain interests in the merger that are in addition to their interests as shareholders of First Savings generally. First Savings' board of directors was aware of these interests and considered them, among other matters, in approving and recommending the merger agreement. In addition, certain members of First Bancorp's management may be deemed to have certain interests in the merger that are in addition to their interests as shareholders of First Bancorp generally. First Bancorp's board of directors was aware of these interests and considered them, among other matters, in approving and recommending the merger agreement.

         FIRST BANCORP EMPLOYMENT AGREEMENTS. Upon completion of the merger, First Bancorp will enter into employment agreements with John F. Burns, William
E. Samuels, Jr. and Timothy S. Maples. The existing employment agreements between First Savings and Mr. Samuels and Mr. Burns will be terminated, and First Bancorp will make a payment to each of them as called for by provisions in their current employment agreements related to a change in control. The amounts to be paid are as follows:


                       John F. Burns                   $409,680
                       William E. Samuels              $548,230


         The employment agreement between First Bancorp and Mr. Burns will be for an initial term of three years, at an initial annual salary of $150,000 per year. The agreement with Mr. Maples will be for an initial term of two years, at an initial annual salary no lower than his salary at First Savings at the time of the merger. The employment agreement with Mr. Samuels will be for a period of three years after the merger, at an annual salary of $50,000. Mr. Burns and Mr. Maples will be eligible to participate in First Bancorp's employee benefit plans available to executives. Mr. Burns will receive an initial grant of 10,000 options under the First Bancorp Stock Option Plan on the date of completion of the merger. Neither Mr. Samuels nor Mr. Maples will receive any options on the date of completion of the merger.

         If First Bancorp terminates the employment of Mr. Burns or Mr. Maples for any reason other than death, gross negligence, or certain other misconduct, First Bancorp will be obligated to pay the terminated employee his base salary for the remainder of the term of his employment agreement. In the case of disability, these payments would be reduced by any payments from First Bancorp's disability insurance plan and by any earnings that the employee receives from alternative employment while disabled. If either of Mr. Burns or Mr. Maples voluntarily terminates his employment, First Bancorp would have no further obligations to the employee other than compensation and vested employee benefits earned through the date of termination.

         The terms of the employment contracts also provide that if there is a change in control of First Bancorp during the term of the employment agreement with Mr. Burns or Mr. Maples, and Mr. Burns' or Mr. Maples' employment is terminated by the employee or by First Bancorp within 12 months after the change in control, the vesting of certain employee benefits would be accelerated and the employee would receive a severance payment. The amount of the severance payment would be 2.9 times his base salary in the case of Mr. Burns, and one times his base salary in the case of Mr. Maples.

         Mr. Burns and Mr. Maples also will agree not to compete with First Bancorp within a 50-mile radius of Southern Pines, North Carolina during the term of the employment agreements and for a period of one year after termination of employment if First Bancorp terminates employment with cause or if the employee voluntarily terminates employment. If First Bancorp terminates employment for any other reason, the restrictions on competition will last for the remainder of the three-year term. Mr. Samuels will agree not to compete with First Bancorp within a 50-mile radius of Southern Pines, North Carolina during the term of his employment agreement and for a period of one year after termination of employment.

         FIRST SAVINGS BOARD OF DIRECTORS. In connection with the merger, the seven existing members of the First Savings board of directors who are under age 75 will be nominated to serve on the First Bancorp board. In addition, First Bancorp will designate these seven individuals to serve as directors of First Bank, its bank subsidiary. The board of directors of First Bancorp has agreed, conditional upon approval of the merger, to exempt Mr. Samuels and Mr. Capel from mandatory retirement from the First Bancorp board at age 72 (as permitted by the First Bancorp bylaws for directors added to the board in connection with acquisitions), in order to extend their time of service until they are 75, at which time they will be permitted to complete their current terms as directors of First Bancorp and First Bank. It is expected that the other three directors of First Savings who are over age 75 will serve on local advisory boards of First Bancorp until the scheduled end of their respective terms as directors of First Savings. In recognition of the important role that these individuals will have in making the proposed merger successful, First Bancorp will continue compensating such persons as if they had continued to serve out their terms as directors of First Savings.

         FIRST SAVINGS STOCK OPTIONS. The directors and executive officers of First Savings hold options to purchase First Savings common stock. The options issued to all directors except Virginia C. Brandt and Felton J. Capel and to all executive officers were issued in 1994 pursuant to First Savings' stock option plans adopted at that time. Ms. Brandt and Mr. Capel were granted options pursuant to a stock option plan adopted after they became directors in 1998. Upon completion of the merger, these options will be converted into options to purchase First Bancorp common stock. See "-- Effect of the Merger on First Savings Options." All First Savings options not already exercisable have or will become vested, non-forfeitable and exercisable as a result of the proposed merger and the change-in-control provisions in the stock option plans.

         The following table sets forth, with respect to (1) each executive officer, (2) a group consisting of all the executive officers, and (3) First Savings' non-executive officer-directors as a group, the number of shares of First Savings common stock covered by outstanding First Savings options held by such persons as of the First Savings record date.

                                                                  Number of
                                                                    Shares
                                                                  Underlying         Weighted
                                            Number of Shares       Options           Average
                                               Underlying         Currently       Exercise Price    Aggregate Value
                                            Options Held(2)     Exercisable(2)    Per Option(2)      of Options(1)
                                            ---------------     --------------    -------------      -------------

William E. Samuels                                3,200              3,200             $10.00            $_____
John F. Burns                                    22,000             22,000              10.00             _____
Timothy S. Maples                                13,750             13,750              10.00             _____

Executive Officer Group (3 persons)              38,950             38,950              10.00             _____

Non-Executive Officer-Director Group            176,904            176,904              11.13             _____
   ( persons)

-------------------------

(1) Based on the closing price of First Savings common stock of $_____ as listed on the Nasdaq National Market System on _____________ __, 2000.

(2) The information in this table assumes that a notice will have been given under the First Savings stock option plans as required in connection with a change-in-control of First Savings.

         FIRST SAVINGS SPECIAL TERMINATION AGREEMENTS. First Savings has entered into special termination agreements with nine of its officers. First Savings has not entered into special termination agreements with Mr. Samuels or Mr. Burns because they are parties to employment agreements. Each of the special termination agreements provides that, if the employment of the employee is terminated in connection with, or within 24 months after, a "change in control" as defined in the agreements, for reasons other than cause, the officer will be entitled to either six months prior written notice of the proposed termination or a severance benefit equal to not less than six months of the officer's then existing salary. In addition, the agreements provide that within 24 months after a "change in control", without the written consent of the officer, certain described adverse changes, such as reductions in compensation, benefits, required relocations and changes in responsibilities and status may not occur without prior written notice to the officer, in which event the officer shall have the right to delay implementation of the adverse change for a period of six months. The consummation of the proposed merger between First Savings and First Bancorp will constitute a "change in control" for purposes of the special termination agreements.

         ADDITIONAL BENEFITS. After completion of the merger, employees of First Savings who become employees of First Bancorp or a subsidiary of First Bancorp (other than any employee who is a party to an employment or change-of-control agreement) and whose employment is terminated within one year without "cause" as defined in the merger agreement will receive certain severance benefits based on his or her service with First Bancorp and First Savings. The benefits will be equal to the greater of two weeks' salary for each year of service or four months' salary. Also, all employees of First Savings who become employees of First Bancorp (including Mr. Burns, Mr. Samuels and Mr. Maples) will be entitled to a one-time increase in salary in the amount of the additional cost to each such employee of participating in First Bancorp's health insurance plan as compared to the cost of participating in First Savings' health insurance plan prior to the merger. The additional cost is expected to be no more than $268 per employee per month for approximately 40 employees.

         INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. After completion of the merger, First Bancorp has agreed to indemnify the present and former directors and officers of First Savings and its subsidiaries against certain liabilities arising out of actions or omissions occurring at or prior to the time the merger becomes effective (including the merger) to the fullest extent permitted under North Carolina law and First Savings' articles of incorporation and bylaws. First Bancorp also has agreed to maintain, for a period of at least six years after completion of the merger, First Savings' existing directors' and officers' liability insurance policy or a comparable policy.

         FIRST BANCORP SEVERANCE AGREEMENTS. James H. Garner, Anna G. Hollers, Teresa C. Nixon, Eric P. Credle, and David G. Grigg, along with five other officers of First Bancorp, each have an employment agreement with First Bancorp that contains a "change-of-control" provision. Each change-of-control agreement provides that in the event of termination of employment by First Bancorp or the employee for any reason or no reason (other than for gross negligence or other misconduct as provided in such agreement) in connection with, or within 12 months after, any change of control of First Bancorp, the employee will be paid a termination payment in cash in a lump sum amount based on the employee's annual salary. Because the merger will result in more than 40% ownership of First Bancorp by First Savings shareholders, the merger will constitute a change of control of First Bancorp. Accordingly, if the employment of any of the above-named employees is terminated by First Bancorp or the employee for any reason or no reason within 12 months after the merger, the employee will be entitled to the lump sum termination payment. See "First Bancorp Proposal for Election of Directors -- Employment Contracts and Change in Control Agreements." The following chart shows the estimated amount of the termination payment that each First Bancorp executive officer would be entitled to in the event of a qualifying termination of employment:

                   Executive Officer                                     Payment Amount
                   -----------------                                     --------------

                   James H. Garner                                          $608,725
                   Anna G. Hollers                                          $360,252
                   Teresa C. Nixon                                          $352,773
                   Eric P. Credle                                           $282,243
                   David G. Grigg                                           $171,386


         FIRST BANCORP SERP AND STOCK OPTIONS. Under the First Bancorp Supplemental Executive Retirement Plan, or SERP, participants ordinarily do not become vested in accrued benefits until they retire either at age 65 or at an "early retirement" age as permitted in the SERP. After a change in control, the SERP provides that accrued benefits are vested upon a participant terminating employment with First Bancorp, whether or not the participant is age 65 or another permitted "early retirement" age. For a more detailed description of the First Bancorp SERP, see "First Bancorp Proposal for Election of Directors -- Supplemental Executive Retirement Plan." For a description of the change-in-control provisions of the SERP, see "First Bancorp Proposal for Election of Directors -- Employment Contracts and Change in Control Agreements." The options held by First Bancorp executives, as well as the First Bancorp SERP, provide that the options and benefits under the SERP will become fully vested upon a change in control of First Bancorp. Because the merger constitutes a change in control of First Bancorp as defined in these benefit plans, these benefits will become fully vested to the First Bancorp executive officers named above upon completion of the merger. In addition, the stock options held by other First Bancorp employees pursuant to First Bancorp's stock option plans will become fully vested upon completion of the merger.

         The following table sets forth with respect to (1) each executive officer, (2) a group consisting of all the executive officers, and (3) First Bancorp's non-executive officer-directors as a group, the number of shares of First Bancorp common stock covered by outstanding First Bancorp options held by such persons as of the First Bancorp record date.

                                                                          Number of
                                                                           Shares           Weighted
                                                      Number of           Underlying         Average
                                                        Shares             Options       Exercise Price
                                                      Underlying          Currently            Per             Aggregate Value
                                                     Options Held        Exercisable         Option             of Options (1)
                                                     ------------        -----------     --------------        ---------------
James H. Garner                                         26,560              26,560          $ 11.71               $  _____
Anna G. Hollers                                         25,500              18,000            10.10                  _____
Teresa C. Nixon                                         23,373              12,873            11.87                  _____
Eric P. Credle                                           9,000               3,000            18.31                  _____
David G. Grigg                                           6,000               6,000             7.08                  _____

Executive Officer Group (7 persons)                    101,233              73,933             8.02                  _____

Non-Executive Officer Director Group
     (10 persons)                                       76,500              76,500            13.91                  _____


-------------------------

(1) Based on the closing price of First Bancorp common stock of $_____ as listed on the Nasdaq National Market System on _______________ ___, 2000.


EXPECTED TAX TREATMENT AS A RESULT OF THE MERGER

         The following is a discussion of the material federal income tax consequences of the merger to holders of First Savings common stock and does not discuss any aspects of state, local, or foreign taxation. The discussion may not apply to special situations, such as First Savings shareholders, if any, who hold First Savings common stock other than as a capital asset, who received First Savings common stock upon the exercise of employee stock options or otherwise as compensation, who hold First Savings common stock as part of a "straddle" or "conversion transaction," or who are insurance companies, securities dealers, financial institutions or foreign persons. This discussion is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action, or judicial decision. No ruling has been or will be requested from the Internal Revenue Service on any matter relating to the tax consequences of the merger.

         Consummation of the merger is conditioned upon receipt by First Bancorp and First Savings of an opinion of KPMG LLP, concerning the material federal income tax consequences of the merger. As of the date of the filing of the registration statement and based upon the assumption that the merger is consummated in accordance with the merger agreement, and upon the factual statements and factual representations made by First Savings and First Bancorp, it is the opinion of KPMG LLP that:

-        The merger will constitute a reorganization within the meaning of
         Section 368(a) of the Internal Revenue Code.

- No gain or loss will be recognized by holders of First Savings common stock who exchange their First Savings common stock solely for First Bancorp common stock pursuant to the merger (except with respect to any cash received in lieu of a fractional share interest in First Bancorp common stock).

- The aggregate tax basis of the First Bancorp common stock received by holders of First Savings common stock who exchange all of their First Savings common stock solely for First Bancorp common stock in the merger will be the same as the aggregate tax basis of the First Savings common stock surrendered in exchange for the First Bancorp common stock (reduced by the basis allocable to a fractional share interest in First Bancorp common stock for which cash is received).

- The holding period of the First Bancorp common stock received by holders who exchange all of their First Savings common stock solely for First Bancorp common stock in the merger will include the holding period of the First Savings common stock surrendered in exchange therefor, provided that such First Savings common stock is held as a capital asset at the time the merger is completed.

- The payment of cash to the holders of First Savings common stock in lieu of fractional share interests of First Bancorp common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by First Bancorp. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Internal Revenue Code.

         Because certain tax consequences of the merger may vary depending upon the particular circumstances of each First Savings shareholder and other factors, each First Savings shareholder should consult his or her own tax advisor to determine the particular tax consequences of the merger to such holder (including the application and effect of state, local and foreign tax laws).

ACCOUNTING TREATMENT

         It is anticipated that the merger will be accounted for as a pooling-of-interests. First Bancorp and First Savings are not obligated to consummate the merger if such accounting treatment is not available. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of First Savings will be carried forward at their previously recorded amounts, and the current and prior consolidated financial statements of First Bancorp will be restated for all periods as though First Savings and First Bancorp has been combined at the beginning of the earliest period presented.

         In order for the merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding First Savings common stock must be exchanged for First Bancorp common stock with substantially similar terms. There are certain other criteria that must be satisfied for the merger to qualify as a pooling-of-interests. Some of the criteria cannot be satisfied until after the merger becomes effective. In addition, it is a condition to completion of the merger that KPMG LLP provide assurances to First Bancorp that the merger will qualify for pooling-of-interests accounting treatment. These assurances are expected to be in the form of a letter from KPMG LLP stating that KPMG LLP concurs with management's conclusion that no conditions exist that would preclude the merger from being accounted for as a pooling-of-interests. Another condition to completion of the merger is that Dixon Odom PLLC deliver a letter to First Bancorp to the effect that such accountants are not aware of any matters relating to First Savings or any of its subsidiaries that might cause the merger not to qualify for such accounting treatment.

         Certain restrictions will be imposed on the transferability of the First Bancorp common stock received by affiliates of First Savings in the merger. These conditions and restrictions will be imposed, among other things, to ensure the availability of pooling-of-interests accounting treatment. For information concerning these conditions and restrictions, see "-- Resales of First Bancorp Common Stock."

EXPENSES AND FEES

         The merger agreement provides that each of the parties will pay all of its own expenses in connection with the transactions contemplated by the merger agreement.

RESALES OF FIRST BANCORP COMMON STOCK

         First Bancorp common stock to be issued to the First Savings shareholders in connection with the merger will be registered under the Securities Act of 1933. All shares of First Bancorp common stock received by holders of First Savings common stock and all shares of First Bancorp common stock issued and outstanding immediately prior to the completion of the merger will be freely transferable upon consummation of the merger by those First Savings shareholders not deemed to be "affiliates" of First Savings. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with First Savings at the time of the respective shareholder meetings (generally, executive officers, directors, and 10% or greater shareholders).

         Rule 145 promulgated under the Securities Act restricts the sale of First Bancorp common stock received in the merger by affiliates of First Savings and certain of their family members and related interests. Under the rule, during the one-year period following the consummation of the merger, affiliates of First Savings may resell publicly the First Bancorp common stock received by them in the merger within certain limitations as to the amount of First Bancorp common stock sold in any three-month period and as to the manner of sale. After the one-year period, affiliates of First Savings who are not affiliates of First Bancorp may resell their shares without restriction. The ability of affiliates to resell shares of First Bancorp common stock received in the merger under Rule 145 will be subject to First Bancorp having satisfied its Securities Exchange Act of 1934 reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell First Bancorp common stock received in the merger. Affiliates also would be permitted to resell First Bancorp common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or an available exemption from the Securities Act registration requirements. This joint proxy statement/prospectus does not cover any resales of First Bancorp common stock received by persons who may be deemed to be affiliates of First Savings.

         First Savings has agreed to use its reasonable efforts to cause each person who may be deemed to be an affiliate of First Savings to execute and deliver to First Bancorp not later than 30 days prior to the completion of the merger, an agreement (each, an "affiliate agreement") providing that such affiliate will not sell, pledge, transfer, or otherwise dispose of any First Savings common stock held by such affiliate except as contemplated by the merger agreement or the affiliate agreement, and will not sell, pledge, transfer or otherwise dispose of any First Bancorp common stock received by such affiliate upon consummation of the merger (a) except in compliance with the Securities Act and the rules and regulations thereunder and (b) until such time as financial results covering 30 days of combined operations of First Bancorp and First Savings have been published. Shares of First Bancorp common stock issued to such affiliates of First Savings in exchange for shares of First Savings common stock will not be transferable until such time as financial results covering at least 30 days of combined operations of First Bancorp and First Savings have been published, regardless of whether each such affiliate has provided an affiliate agreement (and First Bancorp is entitled to place restrictive legends upon certificates for shares of First Bancorp common stock issued to affiliates of First Savings). Prior to publication of such results, First Bancorp will not transfer on its books any shares of First Bancorp common stock received by an affiliate of First Savings pursuant to the merger.

         In addition, First Bancorp will use its reasonable efforts to prevent each of its affiliates from selling, pledging, transferring or otherwise disposing of First Bancorp common stock from the period beginning 30 days prior to the completion of the merger until such time as financial results covering 30 days of combined operations of First Bancorp and First Savings have been published.

STOCK OPTION AGREEMENTS

         At the same time as the merger agreement, and as a condition to the parties entering into the merger agreement, First Savings and First Bancorp entered into stock option agreements under which (a) First Savings granted First Bancorp an option to purchase up to 685,780 shares (representing 19.9% of the shares issued and outstanding before giving effect to the exercise of such option) of First Savings common stock at a cash price per share equal to $18.125 and (b) First Bancorp granted First Savings an option to purchase up to 855,142 shares (representing 19.9% of the shares issued and outstanding before giving effect to the exercise of such option) of First Bancorp common stock, at a cash price per share equal to $17.75, under the circumstances described below, subject to possible adjustment in certain circumstances. Under these stock option agreements, neither First Savings' nor First Bancorp's total profit resulting from the exercise of the options may exceed $2,500,000.

         The purpose of the option agreements is to increase the likelihood that the merger will be completed by making it more difficult and more expensive for a third party to gain control of either First Savings or First Bancorp. Accordingly, the options are exercisable only on the occurrence of certain events that generally involve, in the case of either First Savings or First Bancorp, the acquisition or attempted acquisition of the company, a significant portion of its then outstanding common stock or all or a significant portion of its assets. In addition, the stock option agreements provide that if a third party obtains control of the company that issued the option, the holder of the option may require the company that issued the option to repurchase the option and all shares purchased pursuant to the option. The repurchase price for the option and the shares would be equal to the amounts paid to purchase shares pursuant to the option plus the lesser of (i) $2,500,000 and (ii) the sum of the market value, as of the time of exercise, of the shares issued pursuant to the portion of the option that has been exercised and the market value of the option, to the extent not yet exercised.

         The exercise of the options granted under the stock option agreements may be subject to certain regulatory approvals, but First Bancorp and First Savings disclaim beneficial ownership of the shares subject to such options unless and until the options are actually exercised.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         In the merger, First Savings shareholders will exchange their shares of First Savings common stock for shares of First Bancorp common stock. First Savings is a North Carolina corporation governed by its articles of incorporation and bylaws and North Carolina law. First Bancorp is a North Carolina corporation governed by its articles of incorporation and bylaws and North Carolina law. There are significant differences between the rights of First Savings shareholders and First Bancorp shareholders. The following is a summary and comparison of certain provisions of the articles of incorporation and bylaws of First Savings and First Bancorp. This summary and comparison, however, is not intended to be complete and is qualified it its entirety by reference to the North Carolina Business Corporations Act (the "North Carolina Act"), as well as First Bancorp's articles of incorporation and bylaws and First Savings' articles of incorporation and bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

         The articles of incorporation and bylaws of certain corporations contain provisions designed to assist the board of directors in playing a role if any group or person attempts to acquire control of the company, so that the board of directors can protect the interests of the company and its shareholders under the circumstances. These provisions may help the board of directors determine that a sale of control is in the best interests of the shareholders or may enhance the board's ability to maximize the value to be received by the shareholders upon a sale of control of the company.

         Anti-takeover provisions may, however, tend to discourage some takeover bids. As a result, the corporation's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, the company may be able to avoid expenditures of time and money.

         These anti-takeover provisions also may discourage open market purchases by a company that may desire to acquire another corporation. Such open market purchases may increase the market price of the target's common stock temporarily and enable shareholders to sell their shares at a price higher than that they might otherwise obtain. In addition, anti-takeover provisions may decrease the market price of the target's common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. Provisions such as a classified board and removal of directors only for cause may make it more difficult and time consuming for a potential acquirer to obtain control of the target company by replacing the board of directors and management. Furthermore, these provisions may make it more difficult for a corporation's shareholders to replace the board of directors or management, even if a majority of the shareholders believe that replacing the board or management is in the best interests of the corporation. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management. Unlike First Savings, First Bancorp does not have any anti-takeover protections arising from the structure of its board of directors. As described below, First Bancorp has authorized but unissued shares of common stock available for various uses, but does not have any other anti-takeover protections such as the requirement of a supermajority vote to approve certain business combinations. First Savings does have such a protection.

AUTHORIZED CAPITAL STOCK

         FIRST BANCORP. First Bancorp's articles of incorporation authorizes the issuance of up to 12,500,000 shares of First Bancorp common stock, no par value per share, of which ______________ shares were outstanding as of ________ _, 2000. There are no other shares of capital stock of First Bancorp outstanding. First Bancorp's board of directors may authorize the issuance of additional shares of First Bancorp common stock without further action by First Bancorp shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which First Bancorp common stock may be listed. The First Bancorp shareholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of First Bancorp common stock.

         Subject to the payment of cash in lieu of fractional shares, First Bancorp will issue an estimated 4,817,000 shares of First Bancorp common stock in connection with the merger, including shares to be issued subject to assumed options. Based on the number of shares of First Bancorp common stock outstanding on _________ __, 2000, it is anticipated that, following the consummation of the merger, a total of approximately 8,814,000 shares of First Bancorp common stock will be outstanding, including shares to be issued upon exercise of First Bancorp stock options that will become fully vested upon completion of the merger and excluding shares of First Bancorp common stock repurchased by First Bancorp. See "Business of First Bancorp -- Recent Developments."

         The authority to issue additional authorized shares of First Bancorp common stock provides First Bancorp with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of First Bancorp common stock can be issued from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of First Bancorp. In addition, the sale of a substantial number of shares of First Bancorp common stock to persons who have an understanding with First Bancorp concerning the voting of such shares, or the distribution or declaration of a dividend of shares of First Bancorp common stock (or the right to receive First Bancorp common stock) to First Bancorp shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of First Bancorp.

         FIRST SAVINGS. The authorized capital stock of First Savings consists of (a) 20,000,000 shares of common stock, no par value per share, of which _________________ were outstanding as of ______________, and (b) 5,000,000 shares of preferred stock, no par value per share, none of which is issued and outstanding. First Savings' board may issue, without any further action by the First Savings shareholders, shares of First Savings preferred stock, in one or more classes or series, with voting, conversion, dividend and liquidation rights as the board of directors may determine. Among other potential uses, this authorized but unissued preferred stock could be issued to dilute the stock ownership of persons seeking to obtain control of First Savings or as part of a shareholder rights plan. First Savings thus could use the authorized but unissued preferred stock as a defensive measure against unwanted takeover attempts. First Bancorp's articles of incorporation do not authorize any preferred stock and thus do not provide its shareholders with this form of protection against hostile takeovers.

AMENDMENT OF CHARTER AND BYLAWS

         FIRST BANCORP. Under the North Carolina Act, most amendments to the articles of incorporation must be proposed by the board of directors and approved by a majority of shareholders entitled to vote. Neither First Bancorp nor First Savings provides anything to the contrary in its articles of incorporation.

         Except as otherwise required in a bylaw adopted by the shareholders or by the articles of incorporation or the North Carolina Act, a majority of the board of directors of First Bancorp may amend or repeal its bylaws, except that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors unless the articles of incorporation or a bylaw adopted by the shareholders authorizes the board of directors to adopt, amend of repeal that particular bylaw or the bylaws generally.

         FIRST SAVINGS. As with First Bancorp, in general, a majority of the directors of First Savings may amend or repeal the corporation's bylaws, except that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors unless the articles of incorporation or a bylaw adopted by the shareholders authorizes the board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally. Any repeal or amendment of Article VII of the First Savings bylaws governing shareholder and board approval of business combinations, however, must be approved by the holders of at least 75% of the outstanding voting stock of First Savings, voting separately as a class; however, a simple majority vote (rather than the 75% vote) is required for any amendment or repeal recommended to the shareholders by at least 75% of the entire board (or 75% of the continuing board of directors if an interested party is involved).

ELECTION OF DIRECTORS

         FIRST BANCORP. The First Bancorp board of directors is comprised of between three and 13 members, as fixed at or prior to each annual meeting by shareholder resolution. One of the proposals at the special and annual meeting of First Bancorp is to increase the maximum number of directors on the board to 18 and to fix the number of directors at 18. See "First Bancorp Proposal to Amend First Bancorp's Bylaws". At each annual meeting, directors are elected to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. In general, each shareholder has one vote for each share of common stock owned, and the persons receiving the highest number of votes at a meeting at which a quorum is present are elected to the board. However, the board of directors may also be elected by the use of cumulative voting. The right to elect the board by cumulative voting may be exercised only if: (1) the meeting notice or proxy statement accompanying the notice states conspicuously that cumulative voting is authorized at the meeting; or (2) a shareholder or proxy holder present at the meeting announces, before the voting for directors starts, his or her intention to vote cumulatively. If such an announcement is made, the meeting will be recessed for at least two, but not more than seven days (or any other time period unanimously agreed upon). Cumulative voting is advantageous to minority shareholders. Without cumulative voting, the holders of a majority of the shares of First Bancorp common stock could elect 100% of the directors. Cumulative voting permits minority shareholders to concentrate their votes and obtain representation on the First Bancorp board of directors. If cumulative voting is chosen pursuant to one of the procedures described above, each shareholder is entitled to multiply the number of votes he or she is entitled to cast by the number of directors for whom he or she is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

         FIRST SAVINGS. The First Savings board must consist of at least five, but not more than 15 members, with the exact number to be determined from time to time by the board of directors. The First Savings bylaws provide that, at all times when the total number of the members of the board of directors is nine or more, the board of directors will be divided into three classes, with each class being as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of First Savings having a classified board of directors is that only approximately one-third of the members of First Savings' board of directors are elected each year, which effectively requires two annual meetings for the First Savings shareholders to change a majority of the members of the board of directors. By potentially delaying the time within which an acquirer could obtain working control of First Savings' board of directors, this provision may discourage some potential mergers, tender offers or hostile takeover attempts. First Savings shareholders will not have this protection after the merger because First Bancorp's board of directors is not classified.

         The holders of First Savings common stock are entitled to one vote per share held of record on all matters submitted to a shareholder vote. The First Savings shareholders do not have the right to vote cumulatively in the election of directors. As a result of the absence of cumulative voting, the majority of votes represented at a meeting may elect all directors, and the remaining minority shareholders may not elect any directors. The absence of cumulative voting makes it more difficult for shareholders that hold a minority of the outstanding shares of First Savings common stock to elect representatives of their choice. Because First Bancorp has cumulative voting for directors, minority shareholders will have a greater opportunity to obtain representation on the board after completion of the merger.

DIRECTOR REMOVAL AND VACANCIES

         FIRST BANCORP. First Bancorp's bylaws provide that at any shareholder meeting for which the notice of meeting states that one purpose of the meeting is the removal of any or all directors, one or more directors may be removed with or without cause, by a majority vote of those shareholders entitled to vote. However, unless the entire board is removed, an individual director cannot be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against removal. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. In addition, the First Bancorp bylaws provide that no individual may be elected to or may serve on the board at any time after such individual's 72nd birthday, except that a director who is elected prior to his or her 72nd birthday and reaches the age of 72 while serving his or her term may serve until the next annual meeting of shareholders. First Bancorp has agreed, conditional upon approval of the merger, to waive its mandatory retirement rule for William E. Samuels and Felton J. Capel, former directors of First Savings, until each reaches age 75, as permitted by its bylaws for directors added to the board in connection with acquisitions.

         Vacancies occurring on the First Bancorp board may be filled by the shareholders at any annual or special meeting, the board of directors at any regular or special meeting, the affirmative vote of a majority of the remaining directors even though less than a quorum of the board, or by the sole director remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the remaining director or directors elected by that voting group or the shareholders of that voting group are entitled to fill the vacancy. A director that is elected to fill a vacancy serves for the unexpired term of his or her predecessor.

         FIRST SAVINGS. The First Savings bylaws provide that at any shareholder meeting for which the notice of meeting states that one purpose of the meeting is the removal of one or more directors, the shareholders may remove a director from office, with or without cause, if the number of votes for removal is greater than the number of votes opposing removal. However, if the director is elected by a voting group, only the shareholders of that voting group may participate in the vote on removal.

         Any vacancy occurring on the First Savings board may be filled by the shareholders or the board of directors, whichever group acts first. If the remaining directors do not constitute a quorum, the directors may fill the vacancy by the affirmative vote of a majority of the remaining directors or the sole remaining director. If the vacant office was held by a director elected by a voting group of shareholders, only the remaining director or directors elected by that voting group or the shareholders of that voting group are entitled to fill the vacancy.

         First Savings' bylaws prohibit persons age 75 and older from being elected to the board. Directors must retire by the first annual meeting held after they reach age 75 unless the director was an initial director of the corporation.

LIMITATIONS ON DIRECTOR LIABILITY

         FIRST BANCORP. The First Bancorp articles of incorporation provide that, to the fullest extent permitted by the North Carolina Act, a director of First Bancorp will not be personally liable to the corporation or its shareholders for monetary damages for breach of his or her duty as a director. The limitation on monetary damages does not preclude other equitable remedies such as injunctive relief or rescission. Further, such limitation may not be available for violations of federal and state banking and securities laws.

         FIRST SAVINGS. As with First Bancorp, the First Savings articles of incorporation provide that, to the fullest extent permitted by the North Carolina Act, a director of First Savings will not be personally liable to the corporation or its shareholders for monetary damages for breach of any duty as a director. The articles of incorporation also provide that the provision regarding limitations on director liability may not be repealed or amended to eliminate or reduce the protection granted with respect to any matter that occurred prior to such amendment or repeal.

INDEMNIFICATION OF DIRECTORS

         FIRST BANCORP. Under the North Carolina Act, a corporation may indemnify any director against liability if the director:

         -        conducted himself or herself in good faith;

         - reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

         - in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Under the North Carolina Act, a corporation may not indemnify a director:

         - in connection with a proceeding by or in the right of the corporation in which the director was held liable to the corporation; or

         - in connection with a proceeding in which the director was held liable on the basis that personal benefit was improperly received by him or her.

         Unless limited by its articles of incorporation, a North Carolina corporation must indemnify, against reasonable expenses incurred, a director who is wholly successful, on the merits or otherwise, in defending any proceeding to which the director was a party because of his or her status as a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the director furnishes the corporation a written undertaking to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses. A director may apply for court-ordered indemnification under certain circumstances.

         Under the North Carolina Act, unless a corporation's articles of incorporation provide otherwise,

         - an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director, and

         - the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director.

         In addition and separate from the statutory indemnification rights discussed above, the North Carolina Act provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. A corporation may not indemnify or agree to indemnify a person against liability or expenses he or she may incur on account of his activities that were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification also may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

         First Bancorp's bylaws provide for the mandatory indemnification, to the fullest extent permitted by law, of any person who at any time serves or has served as a director, officer, employee or agent of First Bancorp, or, at the request of First Bancorp, is or was serving as a director, officer, employee or agent of another entity against:

         - reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought on or on behalf of the corporation seeking to hold him or her liable by reason of the fact that he or she was acting in such capacity; and

          - reasonable payments made by him or her in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she may have become liable in any such action, suit or proceeding.

         First Bancorp's board of directors must take all such action as may be necessary and appropriate to authorize First Bancorp to fulfill its mandatory indemnification obligations, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity to such claimant and giving notice to, and obtaining approval by, the shareholders of the corporation. First Bancorp's bylaws do not provide for any additional, permissive indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling First Bancorp pursuant to the foregoing provisions, First Bancorp has been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         FIRST SAVINGS. First Savings' bylaws provide for the same mandatory indemnification described above for First Bancorp. However, mandatory indemnification is available only for directors and officers of First Savings in their capacity as such and directors and officers of First Savings who have, at the request of First Savings, simultaneously served as a director, officer, partner, trustee, employee of another entity, and not to employees or agents of First Savings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling First Savings pursuant to the foregoing provisions, First Savings has been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SPECIAL MEETINGS OF SHAREHOLDERS

         FIRST BANCORP. First Bancorp's bylaws provide that special meetings of First Bancorp shareholders may be called by the president, the board of directors or by a shareholder at the written request of the holders of at least 10% of the shares entitled to vote on the issues proposed to be considered at the special meeting.

         FIRST SAVINGS. First Savings' bylaws provide that special meetings of First Savings shareholders may be called by the Chief Executive Officer, president, chairman of the board, or the board of directors. Because shareholder ability to call a special meeting is not specifically authorized in its articles of incorporation or bylaws, under the North Carolina Act, so long as First Savings is a public corporation (that is, has a class of stock registered under the Securities Exchange Act of 1934), the First Savings shareholders are not entitled to call a special meeting.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         First Bancorp. First Bancorp's bylaws provide that the nomination of persons for election to the First Bancorp board of directors may be made at an annual meeting of shareholders (a) by or at the direction of the board of directors, or (b) by any shareholder of the corporation entitled to vote for the election of directors who was a shareholder of record at the time of giving of proper written notice to the secretary of the corporation and who complies with the notice procedures set forth in the First Bancorp bylaws. Shareholders of record entitled to vote at the annual meeting also may propose other business to be brought before the annual meeting if they comply with the notice procedures set forth in the First Bancorp bylaws.

         FIRST SAVINGS. The First Savings bylaws provide that nomination of persons for election to the First Savings board may be made at a meeting of the shareholders (a) by the board of directors, or (b) by any holder of shares entitled to be voted at the meeting for the election of directors. All nominations by shareholders must be in writing and must comply with the notice procedures set forth in the First Savings bylaws. Neither the articles of incorporation nor bylaws of First Savings establish any notice procedures for shareholder proposals of business to be brought before an annual meeting.

NO DISSENTERS' RIGHTS OF APPRAISAL

         FIRST BANCORP. Under the North Carolina Act, shareholders generally are entitled to dissent from, and obtain payment of the fair value of their shares when certain fundamental changes in the corporation or the shareholders' rights occur. However, dissenters' rights generally are not available to shareholders of a corporation, like First Bancorp, with its common stock listed on the Nasdaq National Market System, unless the governing documents of the corporation issuing those shares provide otherwise, or, in the case of a merger or share exchange, shareholders receive consideration other than cash or shares of stock of another corporation listed on a national exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. First Bancorp's articles of incorporation and bylaws do not provide for any dissenters' rights.

         FIRST SAVINGS. As with First Bancorp, because First Savings is a North Carolina corporation with its stock listed on the Nasdaq National Market System, First Savings shareholders' rights to dissent are similarly limited.

SHAREHOLDER VOTES REQUIRED FOR CERTAIN ACTIONS

         FIRST BANCORP. Neither the articles of incorporation nor bylaws of First Bancorp address the voting requirements for different actions. Accordingly, the provisions of the North Carolina Act will apply. In general, a majority of outstanding shares or a majority of votes cast must approve an action for it to be effective. However, approval of the merger will require the affirmative vote of a majority of the shares entitled to be voted on the merger.

         FIRST SAVINGS. First Savings is subject to the North Carolina Act. However, its articles of incorporation provide that the affirmative vote of the holders of at least 75% of the outstanding shares of First Savings common stock is required to approve certain business combinations. This supermajority voting requirement does not apply, however, if the transaction has been approved by at least 75% of all of the directors of First Savings (or 75% of the continuing directors of First Savings if the business combination is proposed by a related person). The merger was approved by more than 75% of the First Savings board of directors, making the supermajority provision inapplicable to it.

         For purposes of the supermajority provision, a "business combination" is any transaction in connection with a combination or merger of First Savings, the acquisition of 10% or more of First Savings' voting stock or a purchase or sale of a substantial portion (20%) of the assets of First Savings or any subsidiary thereof, in each case, which requires (if applicable) the approval of or notice to and absence of objection by (a) any federal or state regulatory authority of banks, savings banks, savings and loan associations or their holding companies, (b) the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or (c) the shareholders of First Savings. A reorganization, acquisition, merger or purchase or sale of assets or combination initiated by the corporation upon the vote of at least 51% of the continuing directors is not deemed a business combination.

         First Savings' articles of incorporation further provide that the board of directors, when evaluating the merits of any business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the company and its shareholders, give due consideration to all relevant factors, including, without limitation: (a) the social and economic effects of acceptance of such offer on the depositors, borrowers, other customers, employees and creditors of First Savings and its subsidiaries and on the communities in which First Savings and its subsidiaries operate or are located; (b) the ability of First Savings and its subsidiaries to fulfill the objectives of a bank and/or savings bank and/or savings and loan association holding company, and of commercial banking and/or savings bank and/or savings and loan entities under applicable federal and state statutes and regulations; (c) the business and financial condition and prospects and earnings prospects of the person or persons proposing the business combination (including financial obligations of such person or persons); (d) the competence, experience and integrity of the person or persons proposing the business combination and its or their management; and
(e) the prospects for successful completion of the proposed business combination.

         Even though the constituency provision provides that the board has sole discretion in making such determination, the provision may discourage or make more difficult certain business combinations, and therefore, may adversely affect the ability of the shareholders to benefit from certain transactions opposed by First Savings' board of directors. The supermajority provisions of First Savings' articles of incorporation may have the effect of delaying, deferring or preventing a change in control of First Savings that some holders of First Savings may deem to be in their best interests. First Bancorp does not have any such supermajority approval requirements.

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         FIRST BANCORP. The North Carolina Act gives a shareholder of a North Carolina corporation the right to inspect and copy books and records of the corporation during regular business hours if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

         FIRST SAVINGS. The First Savings shareholders have the right to inspect and copy First Savings' books and records as set forth above.

DIVIDENDS

         FIRST BANCORP. First Bancorp shareholders are entitled to receive such dividends or distributions as the board of directors authorizes in its discretion. First Bancorp's ability to pay dividends is subject to the restrictions of North Carolina corporate law. A corporation generally may authorize and make dividends so long as after making the dividend, the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less that the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy claims of shareholders who have preferential rights superior to the rights of the shareholders receiving the dividend.

         There are various statutory limitations on the ability of First Bancorp's banking subsidiaries to pay dividends to First Bancorp. See "CERTAIN REGULATORY CONSIDERATIONS."

         FIRST SAVINGS. The rights of First Savings shareholders to receive dividends are substantially similar to those of First Bancorp shareholders.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

         First Bancorp common stock is traded on the Nasdaq National Market System under the symbol "FBNC." First Savings common stock is traded on the Nasdaq National Market System under the symbol "SOPN." The following table sets forth, for the indicated periods, the high and low closing sale prices for First Bancorp and First Savings common stock as reported by the Nasdaq National Market System and the cash dividends declared per share of First Bancorp common stock and First Savings common stock for the indicated periods. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                                         First Bancorp                                  First Savings
                                             ----------------------------------------     ----------------------------------------

                                                                              Cash                                         Cash
                                                      Price Range           Dividends             Price Range            Dividends
                                             -------------------------      Declared      -------------------------      Declared
                                                High            Low         Per Share        High            Low         Per Share
                                             ----------     ----------     ----------     ----------     ----------     ----------
1997
First Quarter                                $    17.83     $    12.33     $   0.0866     $    20.25     $    17.88     $     0.20
Second Quarter                                    16.17          14.50         0.0866          24.50          19.38           0.20
Third Quarter                                     18.50          15.00         0.0866          23.88          20.00           0.22
Fourth Quarter                                    23.33          17.33         0.0866          25.50          22.00           0.22
----------------------------------------------------------------------------------------------------------------------------------
1998
First Quarter                                     28.00          19.50           0.10          26.00          22.19           0.25
Second Quarter                                    24.67          20.67           0.10          25.75          22.25           0.25
Third Quarter                                     22.67          19.33           0.10          24.88          21.00           0.25
Fourth Quarter                                    22.00          16.00           0.10          23.75          20.88           0.25
----------------------------------------------------------------------------------------------------------------------------------
1999
First Quarter                                     19.83          16.00         0.1133          22.50          21.50           0.25
Second Quarter                                    18.17          14.67         0.1133          22.19          19.13           0.26
Third Quarter                                     19.67          15.71         0.1133          21.50          19.57           0.26
Fourth Quarter                                    20.00          15.50         0.1133          20.38          17.63           0.26

2000
First Quarter
                                             ----------     ----------     ----------     ----------     ----------     ----------
Second Quarter (through
                                             ----------     ----------     ----------     ----------     ----------     ----------
---------)

         On _____________ __, 2000, the last sale price of First Bancorp common stock as reported on the Nasdaq National Market System was $_______ per share, and the last sale price of First Savings common stock as reported on the Nasdaq National Market System was $________ per share. On December 15, 1999, the last business day prior to the public announcement of the merger, the last sale price of First Bancorp common stock as reported on the Nasdaq National Market System was $17.00 per share, and the last sale price of First Savings common stock as reported by the Nasdaq National Market System was $18.44 per share.

         The holders of First Bancorp common stock are entitled to receive dividends when and if declared by First Bancorp's board of directors out of funds legally available therefor. Although First Bancorp currently intends to continue to pay quarterly cash dividends on the First Bancorp common stock, there can be no assurance that First Bancorp's dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends after the merger will depend on business conditions, operating results, capital and reserve requirements, and the First Bancorp board's consideration of other relevant factors. The principal sources of funds for the payment of dividends by First Bancorp are dividends from First Bank.

         First Bancorp currently pays quarterly dividends at an annualized rate of $0.52 per share of First Bancorp common stock and expects that after completion of the merger it will increase this quarterly dividend amount to an annualized rate of $0.88 per share to more closely align the dividend policy of the two separate companies.

         First Bancorp and First Savings are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their respective subsidiary institutions. First Bancorp's and First Savings' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS."

                           BUSINESS OF FIRST SAVINGS

         First Savings, a North Carolina corporation, is a savings bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended. As of December 31, 1999, First Savings had total consolidated assets of approximately $330 million, total consolidated loans of approximately $224 million, total consolidated deposits of approximately $232 million, and total consolidated shareholders' equity of approximately $63 million.

         First Savings began operations in 1995 when it acquired all of the capital stock of its one subsidiary, First Savings Bank of Moore County, Inc., SSB, a North Carolina savings bank that is headquartered in Southern Pines, North Carolina. The principal activity of First Savings is the ownership and operation of First Savings Bank of Moore County. First Savings Bank of Moore County was organized in 1922 and has as its primary market area Moore County, North Carolina, where it has three offices in Southern Pines and offices in Pinehurst, Carthage and Seven Lakes.

         First Savings Bank of Moore County offers a variety of deposit accounts to the general public and uses those deposits and other funds to make real estate, consumer and commercial loans. As of June 30, 1999, approximately 85.1% of First Savings Bank of Moore County's net loan portfolio was composed of one-to-four family residential real estate loans. First Savings Bank of Moore County's revenues are derived primarily from interest on loans. The bank also has earnings from investment securities, mortgage backed securities, interest bearing deposit balances and other sources.

         The principal executive offices of First Savings are located at 205 S.E. Broad Street, Southern Pines, North Carolina 28387, and its telephone number is (910) 692-6222.

         Additional information with respect to First Savings and its subsidiaries is included elsewhere herein and in documents delivered with this joint proxy statement/prospectus and incorporated by reference herein.
See "ADDITIONAL INFORMATION."

                           BUSINESS OF FIRST BANCORP

GENERAL

         First Bancorp is a one-bank holding company. The principal activity of First Bancorp is the ownership and operation of First Bank, a state-chartered bank with its main office in Troy, North Carolina. First Bancorp also owns and operates two nonbank subsidiaries, Montgomery Data Services, Inc., a data processing company, and First Bancorp Financial Services, Inc., which currently owns and operates various real estate properties. First Bancorp also controls First Bank Insurance Services, Inc., a provider of non-FDIC insured insurance and investment products and First Troy Realty Corporation, a real estate investment trust.

         First Bancorp was incorporated in North Carolina on December 8, 1983, as Montgomery Bancorp, for the purpose of acquiring all of the outstanding common stock of First Bank through stock-for-stock exchanges. On December 31, 1986, the holding company changed its name to First Bancorp to conform its name to the name of the bank, which had changed its name from Bank of Montgomery to First Bank in 1985.

         First Bank was organized in North Carolina in 1934 and began banking operations in 1935 as the Bank of Montgomery, named for the county in which it operated. First Bank now operates in a 14-county area centered in Troy, North Carolina. Troy, with a population of 3,400, is located in the center of Montgomery County, approximately 60 miles east of Charlotte, 50 miles south of Greensboro and 80 miles southwest of Raleigh. First Bank conducts business in North Carolina from 35 branches located within an 80-mile radius of Troy, covering a geographical area from Maxton to the southeast, to High Point to the north, to Lillington to the east, and to Kannapolis to the west. Ranked by assets, First Bank was the 16th largest bank in North Carolina as of December 31, 1999, according to the North Carolina Office of the Commissioner of Banks. First Bank provides a full range of banking services, including the accepting of demand and time deposits and the making of secured and unsecured loans to individuals and businesses. In 1999, as in recent prior years, First Bank accounted for substantially all of the consolidated net income of First Bancorp.

         First Bancorp's principal executive offices are located at 341 North Main Street, Troy, North Carolina 27371, and its telephone number is (910) 576-6171.

         Additional information with respect to First Bancorp and its subsidiaries is included in the documents delivered with this joint proxy statement/prospectus and incorporated by reference herein. See "ADDITIONAL INFORMATION."

RECENT DEVELOPMENTS

         On January 18, 2000, First Bancorp announced fourth quarter of 1999 diluted earnings per share of $0.38, which were 18.8% higher than the $0.32 diluted earnings per share reported for the fourth quarter of 1998. Diluted earnings per share for 1999 increased 17.2%, from $1.22 to $1.43 per share, when compared to 1998 as a whole. First Bancorp's board of directors has authorized First Bancorp to repurchase up to 100,000 shares of its common stock from time to time, and through December 31, 1999, approximately 19,754 shares had been repurchased pursuant to this authorization. Such purchases may be completed in privately negotiated transactions or in open market purchases and may be discontinued at any time. During the first few months of 2000, banking industry stocks, including the common stock of First Bancorp, continued a trend of declining stock prices. First Bancorp determined that continuing its program of buying back First Bancorp's stock at these market levels would enhance shareholder value. Accordingly, since December 31, 1999, First Bancorp has repurchased a total of 43,900 shares of its common stock at an average price of $15.86 per share. During this same period, 13,110 shares have been issued in connection with stock option exercises, at an average exercise price of $7.30 per share. First Bancorp will not purchase a number of shares of its common stock that would prevent the merger from being treated as a pooling-of-interests for accounting purposes.

                        PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined condensed balance sheet presents (i) the historical unaudited consolidated balance sheet of First Bancorp and First Savings at December 31, 1999, and (ii) the unaudited pro forma combined condensed balance sheet of First Bancorp at December 31, 1999, giving effect to the merger, assuming the merger is accounted for as a pooling-of-interests. The unaudited pro forma combined condensed balance sheet should be read in conjunction with the historical consolidated financial statements of First Bancorp and First Savings, including the respective notes thereto, that are included in the documents delivered with this joint proxy statement/prospectus and incorporated by reference herein, and the unaudited pro forma financial information appearing elsewhere in this joint proxy statement/prospectus. See "ADDITIONAL INFORMATION," "SUMMARY -- Historical and Pro Forma Comparative Per Share Data" and "SUMMARY -- Selected Pro Forma Financial Data." The effect of anticipated merger-related charges (estimated for purposes of the pro forma financial statements at $2.5 million, net of taxes) to be taken by First Bancorp in connection with the merger has been reflected in the pro forma combined condensed balance sheet. The pro forma combined condensed balance sheet is not necessarily indicative of the combined condensed financial position that actually would have occurred if the merger had been consummated at the date indicated or that may be obtained in the future.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1999

                                                                    First           First         Pro Forma      Pro Forma
($ in thousands)                                                   Bancorp         Savings       Adjustments     Combined
                                                                  ----------      ----------     -----------    ----------
ASSETS
Cash & due from banks, noninterest-bearing                        $   23,055           7,574                        30,629
Due from banks, interest-bearing                                      15,231             201                        15,432
Federal funds sold                                                    12,280              --                        12,280
                                                                  ----------      ----------     ----------     ----------
     Total cash and cash equivalents                                  50,566           7,775                        58,341
                                                                  ----------      ----------     ----------     ----------
Securities available for sale                                         54,290          58,715                       113,005

Securities held to maturity                                           17,518          35,119                        52,637

Presold mortgages in process of settlement                             1,121              --                         1,121

Loans                                                                419,163         224,061                       643,224
   Less: Allowance for loan losses                                    (6,078)           (596)                       (6,674)
                                                                  ----------      ----------     ----------     ----------
   Net loans                                                         413,085         223,465                       636,550
                                                                  ----------      ----------     ----------     ----------
Premises and equipment                                                10,063           2,296                        12,359
Accrued interest receivable                                            3,373           1,913                         5,286
Intangible assets                                                      5,261              --                         5,261
Other                                                                  4,170             801                         4,971
                                                                  ----------      ----------     ----------     ----------
          Total assets                                            $  559,447         330,084             --        889,531
                                                                  ==========      ==========     ==========     ==========

LIABILITIES
Deposits: Demand - noninterest-bearing                                60,566           5,189                        65,755
          Savings, NOW, and money market                             164,307          85,801                       250,108
          Time deposits of $100,000 or more                           81,831          36,735                       118,566
          Other time deposits                                        173,319         104,391                       277,710
                                                                  ----------      ----------     ----------     ----------
               Total deposits                                        480,023         232,116                       712,139
Borrowings                                                            30,000          32,500                        62,500
Accrued interest payable                                               3,457             386                         3,843
Other liabilities                                                      2,025           2,044          2,500          6,569
                                                                  ----------      ----------     ----------     ----------
     Total liabilities                                               515,505         267,046          2,500        785,051
                                                                  ----------      ----------     ----------     ----------
SHAREHOLDERS' EQUITY
Common stock, No par value, 12,500,000
     shares authorized, pro forma shares
     issued and outstanding of 8,848,962
     as of December 31, 1999                                          19,075          32,415                        51,490
Retained earnings                                                     26,051          31,736         (2,500)        55,287
Accumulated other comprehensive loss                                  (1,184)         (1,113)                       (2,297)
                                                                  ----------      ----------     ----------     ----------
     Total shareholders' equity                                       43,942          63,038         (2,500)       104,480
                                                                  ----------      ----------     ----------     ----------
          Total liabilities and shareholders' equity              $  559,447         330,084             --        889,531
                                                                  ==========      ==========     ==========     ==========

---------------
See accompanying notes to pro forma combined condensed financial information.

         The following unaudited pro forma statements of income have been prepared for each of the three years in the period ended December 31, 1999, and give effect to the merger, assuming the merger is accounted for as a pooling-of-interests. The unaudited pro forma combined condensed statements of income should be read in conjunction with the historical consolidated financial statements of First Bancorp and First Savings, including the respective notes thereto, that are delivered with this joint proxy statement and incorporated by reference herein, and the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See "ADDITIONAL INFORMATION," "SUMMARY -- Historical and Pro Forma Comparative Per Share Data" and "SUMMARY -- Selected Pro Forma Financial Data." The effect of anticipated merger-related charges (estimated for purposes of the pro forma financial statements at $2.5 million, net of taxes) to be taken by First Bancorp in connection with the merger has not been reflected in the pro forma combined condensed statements of income, since the anticipated merger-related charges are nonrecurring. The pro forma financial data does not give effect to anticipated enhancements in revenue and reductions in expenses at First Savings in connection with the merger. The pro forma combined condensed statements of income are not necessarily indicative of the results that actually would have occurred if the merger had been consummated at the dates indicated or that may be obtained in the future.

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                                              Pro
                                                                       First               First             Forma
                                                                      Bancorp             Savings           Combined
($ in thousands, except per share data)
----------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans                                          $    34,120              16,605             50,725
Interest on investment securities:
     Taxable interest income                                              3,271               5,310              8,581
     Tax-exempt interest income                                             890                  59                949
Other, principally overnight investments                                  1,013                 323              1,336
                                                                    -----------         -----------        -----------
     Total interest income                                               39,294              22,297             61,591
                                                                    -----------         -----------        -----------

INTEREST EXPENSE
Savings, NOW and money market                                             3,202               2,750              5,952
Time deposits of $100,000 or more                                         3,755               1,787              5,542
Other time deposits                                                       8,230               5,383             13,613
Borrowings                                                                  623                 758              1,381
                                                                    -----------         -----------        -----------
     Total interest expense                                              15,810              10,678             26,488
                                                                    -----------         -----------        -----------

Net interest income                                                      23,484              11,619             35,103
Provision for loan losses                                                   910                  --                910
                                                                    -----------         -----------        -----------
Net interest income after provision for loan losses                      22,574              11,619             34,193
                                                                    -----------         -----------        -----------

NONINTEREST INCOME
Service charges on deposit accounts                                       2,835                 158              2,993
Fees from presold mortgage loans                                            622                  63                685
Commissions from insurance sales                                            264                  23                287
Other service charges, commissions and fees                               1,311                 416              1,727
Data processing fees                                                         50                  --                 50
Loan sale gains                                                              34                  --                 34
Securities gains                                                             20                  --                 20
Other losses, net                                                           (15)                 --                (15)
                                                                    -----------         -----------        -----------
     Total noninterest income                                             5,121                 660              5,781
                                                                    -----------         -----------        -----------

NONINTEREST EXPENSES
Salaries                                                                  7,909               1,332              9,241
Employee benefits                                                         1,837                 631              2,468
                                                                    -----------         -----------        -----------
   Total personnel expense                                                9,746               1,963             11,709
Net occupancy expense                                                     1,165                 252              1,417
Equipment related expenses                                                1,133                  53              1,186
Other operating expenses                                                  5,772               1,802              7,574
                                                                    -----------         -----------        -----------
     Total noninterest expenses                                          17,816               4,070             21,886
                                                                    -----------         -----------        -----------

Income before income taxes                                                9,879               8,209             18,088
Income taxes                                                              3,260               2,974              6,234
                                                                    -----------         -----------        -----------

NET INCOME                                                          $     6,619               5,235             11,854
                                                                    ===========         ===========        ===========

Earnings per share:
Basic                                                               $      1.46                1.47               1.32
Diluted                                                                    1.43                1.38               1.27

Weighted average common shares outstanding:
Basic                                                                 4,528,132           3,560,145          8,966,921
Diluted                                                               4,632,233           3,794,352          9,363,031

---------------
See accompanying notes to pro forma combined condensed financial information.

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                                                Pro
                                                                       First                First              Forma
                                                                      Bancorp              Savings            Combined
($ in thousands, except per share data)
----------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans                                          $    30,186              16,650             46,836
Interest on investment securities:
     Taxable interest income                                              2,898               5,281              8,179
     Tax-exempt interest income                                           1,035                  51              1,086
Other, principally overnight investments                                  1,225                 286              1,511
                                                                    -----------         -----------        -----------
     Total interest income                                               35,344              22,268             57,612
                                                                    -----------         -----------        -----------

INTEREST EXPENSE
Savings, NOW and money market                                             3,305               2,585              5,890
Time deposits of $100,000 or more                                         3,063               1,718              4,781
Other time deposits                                                       7,845               5,658             13,503
Borrowings                                                                  143                 753                896
                                                                    -----------         -----------        -----------
     Total interest expense                                              14,356              10,714             25,070
                                                                    -----------         -----------        -----------

Net interest income                                                      20,988              11,554             32,542
Provision for loan losses                                                   990                  --                990
                                                                    -----------         -----------        -----------
Net interest income after provision for loan losses                      19,998              11,554             31,552
                                                                    -----------         -----------        -----------

NONINTEREST INCOME
Service charges on deposit accounts                                       2,595                 133              2,728
Fees from presold mortgage loans                                            537                 159                696
Commissions from insurance sales                                            240                  --                240
Other service charges, commissions and fees                               1,028                 427              1,455
Data processing fees                                                          5                  --                  5
Loan sale gains                                                             227                  --                227
Securities gains                                                             29                  --                 29
Other losses, net                                                            (5)                 --                 (5)
                                                                    -----------         -----------        -----------
     Total noninterest income                                             4,656                 719              5,375
                                                                    -----------         -----------        -----------

NONINTEREST EXPENSES
Salaries                                                                  7,127               1,258              8,385
Employee benefits                                                         1,563                 729              2,292
                                                                    -----------         -----------        -----------
   Total personnel expense                                                8,690               1,987             10,677
Net occupancy expense                                                     1,017                 184              1,201
Equipment related expenses                                                  918                  36                954
Other operating expenses                                                  5,287               1,703              6,990
                                                                    -----------         -----------        -----------
     Total noninterest expenses                                          15,912               3,910             19,822
                                                                    -----------         -----------        -----------

Income before income taxes                                                8,742               8,363             17,105
Income taxes                                                              3,059               3,073              6,132
                                                                    -----------         -----------        -----------

NET INCOME                                                          $     5,683               5,290             10,973
                                                                    ===========         ===========        ===========

Earnings per share:
Basic                                                               $      1.25                1.43               1.20
Diluted                                                                    1.22                1.32               1.13

Weighted average common shares outstanding:
Basic                                                                 4,531,092           3,703,923          9,149,143
Diluted                                                               4,657,746           4,019,548          9,669,318
---------------

See accompanying notes to pro forma combined condensed financial information.

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                                                Pro
                                                                       First               First               Forma
                                                                      Bancorp             Savings            Combined
($ in thousands, except per share data)
----------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans                                          $    23,754              15,616             39,370
Interest on investment securities:
     Taxable interest income                                              3,610               5,469              9,079
     Tax-exempt interest income                                           1,189                  60              1,249
Other, principally overnight investments                                    644                 516              1,160
                                                                    -----------         -----------        -----------
     Total interest income                                               29,197              21,661             50,858
                                                                    -----------         -----------        -----------

INTEREST EXPENSE
Savings, NOW and money market                                             2,820               2,518              5,338
Time deposits of $100,000 or more                                         2,004               1,538              3,542
Other time deposits                                                       6,296               5,760             12,056
Borrowings                                                                    3                 896                899
                                                                    -----------         -----------        -----------
     Total interest expense                                              11,123              10,712             21,835
                                                                    -----------         -----------        -----------

Net interest income                                                      18,074              10,949             29,023
Provision for loan losses                                                   575                  --                575
                                                                    -----------         -----------        -----------
Net interest income after provision for loan losses                      17,499              10,949             28,448
                                                                    -----------         -----------        -----------

NONINTEREST INCOME
Service charges on deposit accounts                                       2,413                 116              2,529
Fees from presold mortgage loans                                            284                  46                330
Commissions from insurance sales                                            278                  --                278
Other service charges, commissions and fees                                 769                 325              1,094
Data processing fees                                                        274                  --                274
Loan sale gains                                                              --                  --                 --
Securities gains (losses)                                                   (12)                 --                (12)
Other losses, net                                                           (24)                  9                (15)
Other nonrecurring net gains                                                168                   7                175
                                                                    -----------         -----------        -----------
     Total noninterest income                                             4,150                 503              4,653
                                                                    -----------         -----------        -----------

NONINTEREST EXPENSES
Salaries                                                                  6,225               1,308              7,533
Employee benefits                                                         1,315                 629              1,944
                                                                    -----------         -----------        -----------
   Total personnel expense                                                7,540               1,937              9,477
Net occupancy expense                                                       954                 166              1,120
Equipment related expenses                                                  858                  39                897
Other operating expenses                                                  4,736               1,401              6,137
                                                                    -----------         -----------        -----------
     Total noninterest expenses                                          14,088               3,543             17,631
                                                                    -----------         -----------        -----------

Income before income taxes                                                7,561               7,909             15,470
Income taxes                                                              2,549               2,899              5,448
                                                                    -----------         -----------        -----------

NET INCOME                                                          $     5,012               5,010             10,022
                                                                    ===========         ===========        ===========

Earnings per share:
Basic                                                               $      1.11                1.36               1.10
Diluted                                                                    1.08                1.26               1.05

Weighted average common shares outstanding:
Basic                                                                 4,525,854           3,687,937          9,123,974
Diluted                                                               4,628,892           3,977,698          9,588,286

-----------

See accompanying notes to pro forma combined condensed financial information.

NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

         The unaudited First Bancorp and First Savings pro forma combined condensed financial information is based upon the following adjustments, reflecting the consummation of the merger using the pooling-of-interests method of accounting. Actual amounts may differ from those reflected in the unaudited pro forma combined condensed financial information.

NOTE 1
         In the opinion of management of First Bancorp and First Savings, all adjustments necessary for a fair presentation of the financial position and results for the period have been included. Adjustments, if any, are normal and recurring in nature.

NOTE 2
         First Bancorp and First Savings expect to recognize, in connection with the transaction, merger-related charges of $2.8 million to $3.3 million to be incurred in the second quarter of 2000. A liability of $3.0 million, or $2.5 million net of the related tax benefit, has been recorded in the unaudited pro forma combined condensed balance sheet. These merger-related charges consist primarily of professional fees and employment agreement payments.

NOTE 3
         The merger of First Savings into First Bancorp is presented under the pooling-of-interests method of accounting, with the issuance of First Bancorp common stock for First Savings common stock at an exchange ratio of 1.2468 shares of First Bancorp common stock for each share of First Savings common stock. Such exchange ratio, however, may increase if the price of the First Bancorp common stock falls below certain levels before completion of the merger. SEE "DESCRIPTION OF TRANSACTION -- What First Savings Shareholders Will Receive in the Merger."

NOTE 4
         First Bancorp expects to realize cost savings and revenue enhancements from the merger that are not reflected in the pro forma combined condensed financial information. Therefore, the pro forma combined condensed financial information is not necessarily indicative of the results of future operations. However, there can be no assurance that such anticipated cost savings and revenue enhancements will be achieved.


                       CERTAIN REGULATORY CONSIDERATIONS

         First Bancorp is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended. First Savings is a savings bank holding company, also registered with the Federal Reserve under the Bank Holding Company Act. As such, each of First Bancorp, First Savings and their nonbank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve. First Bancorp's and First Savings' banking subsidiaries are also subject to supervision and examinations by federal and state banking authorities. Set forth below is a brief summary of certain of the areas of regulation. Additional information relating to First Savings is included in First Savings' 1999 Annual Report on Form 10-K and to First Bancorp is included in First Bancorp's 1999 Annual Report on Form 10-K. See "ADDITIONAL INFORMATION."

         The merger is subject to prior approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act. First Bancorp and First Savings have filed the required applications and notification with the Federal Reserve for approval of the merger. Assuming Federal Reserve approval, the parties may not consummate the merger until after termination of a waiting period between 15 and 30 days after that approval. During that time, the United States Department of Justice may challenge the merger on antitrust grounds.

         The Federal Reserve is prohibited from approving any transaction under the applicable statutes that:

         -        would result in a monopoly;

         - would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

         - may have the effect in any part of the United States of substantially lessening competition, tending to create a monopoly or otherwise resulting in a restraint of trade, unless the Federal Reserve finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger.

         In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below, and consideration of managerial resources includes consideration of the competence, experience and integrity of the officers, directors and principal shareholders of the companies and their subsidiary banks. The analysis of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977, as amended.

         Under the Community Reinvestment Act, the Federal Reserve must take into account the record of performance of each of First Bancorp and First Savings and their respective subsidiaries in meeting the credit needs of the entire community, including the low- and moderate-income neighborhoods in which they operate. Each of First Bancorp's and First Savings' subsidiary banks has a satisfactory rating under the Community Reinvestment Act.

         The merger is also subject to the prior approval of the North Carolina Banking Commission and the Administrator of the Savings Institutions Division of the North Carolina Department of Commerce.

         Additionally, the proposed merger of First Savings' subsidiary, First Savings Bank of Moore County, into First Bank is subject to the approval of the Federal Reserve, the FDIC, the North Carolina Banking Commission and the Administrator of the Savings Institutions Division of the North Carolina Department of Commerce. Such agencies will apply similar standards to their review of the bank merger as applied by the Federal Reserve to the merger of the holding companies.

         First Bancorp and First Savings and their banking subsidiaries are subject to certain federal and state laws and regulations relating to the following areas as summarized below.

         - Restrictions on the Payment of Dividends - First Bancorp and First Savings are legal entities separate and distinct from their banking and other subsidiaries, but depend principally on dividends from their subsidiary depository institutions for cash flow to pay dividends to their shareholders. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to First Bancorp and First Savings as well as by First Bancorp and First Savings to their shareholders. Additionally, the subsidiary banks of First Bancorp and First Savings are subject to dividend restrictions of the State of North Carolina and to the regulations of the Federal Reserve. Under such dividend restrictions, at December 31, 1999, First Bank could declare aggregate dividends to First Bancorp of approximately $29,302,000, and First Savings Bank of Moore County could declare aggregate dividends to First Savings of approximately $48,250,000. The payment of dividends by First Bancorp and First Savings also may be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

         - Capital Adequacy - First Bancorp and First Savings and their banking subsidiaries are required by state and federal regulators to comply with certain capital adequacy standards related to various risk exposure and the leverage position of financial institutions. Any bank or thrift that fails to meet its capital guidelines may be subject to a variety of enforcement remedies and certain other restrictions on its business. As of December 31, 1999, First Bancorp, First Savings and their banking subsidiaries were in compliance with all such capital adequacy standards.

         - Support of Subsidiary Institutions - Under Federal Reserve policy, First Bancorp and First Savings are expected to act as sources of financial strength for, and commit their resources to support, First Bank and First Savings Bank of Moore County and any other banking subsidiaries, even in times when First Bancorp or First Savings might not be inclined to provide such support.

         - Prompt Corrective Action - Federal banking regulators are required to audit First Bancorp, First Savings, First Bank, First Savings Bank of Moore County and the other banking subsidiaries to determine whether they are adequately capitalized. If a banking institution is deemed by regulators to be insufficiently capitalized, the regulators are required to take certain actions designed to improve the capitalization situation of the financial institution.

         On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act. This statute contains several provisions that may affect how First Bancorp does business or the nature of the competition that it faces. The act permits banks, insurance companies, and securities firms to affiliate within a single corporate structure, now known as a financial holding company. Using the financial holding company structure, insurance companies and securities firms may acquire bank holding companies, such as First Bancorp, and bank holding companies may acquire insurance companies and securities firms. A bank holding company that wishes to become a financial holding company must satisfy a number of conditions, including that all of the insured depository institution subsidiaries of the bank holding company have at least a "satisfactory" Community Reinvestment Act rating. In addition, a financial holding company may not commence a new financial activity or acquire control of a company engaged in such activities without satisfying this Community Reinvestment Act requirement. As a result of this new act, First Bancorp may face increased competition from more and larger financial institutions. The act also may cause First Bancorp to consider whether to expand its securities or insurance businesses. First Bancorp currently acts as a broker of non-FDIC insured insurance and investment products through its subsidiary, First Bank Insurance Services, Inc. The act allows increased activity in the insurance and securities underwriting businesses to be conducted through a subsidiary of a financial holding company and would involve both additional risk and regulatory burdens. First Bancorp has not made any decisions on whether to expand its securities or insurance operations.

         The act does not significantly alter the regulatory regime under which First Bancorp now operates. The Federal Reserve, First Bancorp's current federal regulator at both the bank and holding company level, and the North Carolina Banking Commission will remain First Bancorp's primary regulators. The nature of the activities that First Bancorp may conduct in the bank or in a bank subsidiary remains a matter of North Carolina law.

         The act also contains several provisions respecting customer privacy. The extent of First Bancorp's obligations in this regard will not be known until the Federal Reserve and the other federal banking agencies issue rules or regulations. However, First Bancorp will be required to disclose a privacy policy to its customers on an annual basis. In addition, if First Bancorp provides nonpublic personal information about customers to third parties for use in the marketing of third party products, it must first disclose this fact to its customers and provide them an opportunity to opt out of the arrangement. The act does not limit the sharing of information among affiliates within the First Bancorp family, although First Bancorp is aware that some members of Congress are seeking to expand the law to cover interaffiliate sharing.

                   DESCRIPTION OF FIRST BANCORP COMMON STOCK

         The First Bancorp articles of incorporation currently authorize the issuance of 12,500,000 shares of First Bancorp common stock, no par value. As of ________ _, 2000, _________ shares of First Bancorp common stock were issued and outstanding and _________ shares were reserved for issuance under First Bancorp's benefit plans. The capital stock of First Bancorp does not represent or constitute a deposit account and is not insured by the FDIC, the Bank Insurance Fund, the Savings Association Insurance Fund, or any governmental agency.

         Shares of First Bancorp common stock may be issued at such time or times and for such consideration as the First Bancorp board of directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of North Carolina, the First Bancorp articles of incorporation or bylaws, or the rules of the Nasdaq National Market System.

         The holders of First Bancorp common stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the First Bancorp board of directors out of legally available funds. The ability of First Bancorp to pay dividends is affected by the ability of its subsidiary depository institution, First Bank, to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. On December 31, 1999, under such requirements and guidelines, First Bancorp's depository institution had $29,302,000 of funds legally available for the payment of dividends. See "CERTAIN REGULATORY CONSIDERATIONS."

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of First Bancorp, the holders of First Bancorp common stock will be entitled to receive all of the remaining assets of First Bancorp, of whatever kind, available for distribution to shareholders ratably in proportion to the number of shares of First Bancorp common stock held. The First Bancorp board may distribute in kind to the holders of First Bancorp common stock such remaining assets of First Bancorp or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of First Bancorp common stock. Neither the merger or consolidation of First Bancorp into any other corporation, nor the merger of any other corporation into First Bancorp, nor any purchase or redemption of shares of stock of First Bancorp of any class, will be deemed to be a dissolution, liquidation, or winding-up of First Bancorp for purposes of this paragraph.

         Because First Bancorp is a holding company, its right and the rights of its creditors and shareholders, including the holders of First Bancorp common stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of its subsidiaries' creditors except to the extent that First Bancorp itself may be a creditor having recognized claims against such subsidiaries.

         In connection with the conversion by First Savings Bank of Moore County from a mutual savings bank to a stock savings bank in 1994, a liquidation account was established by First Savings Bank of Moore County for the benefit of depositors of the bank as of April 30, 1993 who continued to maintain their deposits at First Savings Bank of Moore County after such date. This liquidation account will be assumed by First Bank in connection with the merger of First Savings Bank of Moore County into First Bank and will entitle those depositors to certain liquidation preferences in the unlikely event of a complete liquidation of First Bank.

         For a further description of First Bancorp common stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

              PRINCIPAL HOLDERS OF FIRST BANCORP VOTING SECURITIES

         The following table sets forth the number and percentage of outstanding shares of First Bancorp's common stock beneficially owned by (i) each person known by First Bancorp to own more than 5% of First Bancorp's common stock and (ii) all officers and directors of First Bancorp as a group, as of December 31, 1999.

            TABLE OF PRINCIPAL HOLDERS OF FIRST BANCORP COMMON STOCK

                                                                                                 Common Stock
                                                                                             Beneficially Owned (1)
                                                                                       ----------------------------
                                                   Name and Address                     Number of         Percent
      Title of Class                              of Beneficial Owner                    Shares           of Class
--------------------------         ------------------------------------------------    ---------         ----------


Common Stock, no par value         George R. Perkins, Jr.                                416,597(2)            9.15%
                                   P.O. Box 525
                                   Sanford, NC  27331
Common Stock, no par value         John C. Willis                                        334,005(3)            7.34%
                                   626 E. Main Street
                                   Troy, NC  27371
Common Stock, no par value         All directors and executive officers as a group,    1,537,210              33.77%
                                   December 31, 1999

---------------
(1) Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual. Also included are shares subject to options (exercisable as of December 31, 1999 or within 60 days after December 31, 1999) granted under First Bancorp's stock option plan.

(2)      Includes exercisable options to purchase 6,000 shares.

(3) Includes 199,650 shares held by his spouse and exercisable options to purchase 9,000 shares.

           FIRST BANCORP PROPOSAL TO AMEND FIRST BANCORP'S BYLAWS TO INCREASE THE MAXIMUM NUMBER OF DIRECTORS ON THE BOARD TO EIGHTEEN AND TO
                PERMIT THE BOARD TO FIX THE NUMBER OF DIRECTORS

         Section 3.02 of First Bancorp's bylaws provides that the number of directors on the board of directors of First Bancorp will be not less than three nor more than 13, as fixed in a resolution adopted by the shareholders at or prior to the annual meeting at which the directors will be elected. At a prior annual meeting, the shareholders fixed the number of directors on the First Bancorp board at 11.

         Assuming that the merger between First Savings and First Bancorp is approved by the First Bancorp and First Savings shareholders, First Bancorp proposes to amend its bylaws to increase the maximum number of directors on the First Bancorp board to 18. First Bancorp also proposes to change the bylaws so that the number of directors who will constitute the entire board of directors will be fixed by the board of directors, rather than by the shareholders as currently provided by the First Bancorp bylaws. This change is being made to provide flexibility in the number of directors and to allow more certainty about the number of directors to be elected at any annual meeting.

         The text of the proposed amendment is as follows:

                  Section 3.02 of the bylaws of First Bancorp is deleted in its entirety and replaced by the following:

                  3.02. Number; Election; Term; Qualification. The number of directors which shall constitute the entire board of directors shall not be less than three (3) nor more than eighteen (18) as may be fixed by resolution duly adopted by the board of directors at or prior to the annual meeting at which such directors are to be elected; and, in the absence of such a resolution, the number of directors shall be the number elected at the preceding annual meeting.

                  At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Those persons who receive the highest number of votes at a meeting at which a quorum is present shall be deemed to have been elected. Directors may be elected by a plurality of the votes cast at such annual meeting. No director need be a shareholder, a resident of the State of North Carolina, or a citizen of the United States.

         In connection with the merger, seven of the ten existing members of the First Savings board of directors will be nominated to serve on the First Bancorp board. Thus, the amendment to increase the number of directors on the First Bancorp board by seven members is being proposed as a result of the merger with First Savings and is contingent upon approval of the merger. If the merger is not approved by the First Bancorp and First Savings shareholders, the proposal to amend First Bancorp's bylaws to increase the number of directors on the board will be withdrawn. The seven new seats on the First Bancorp board that will be created upon approval of the amendment will not be filled unless and until the merger is completed.

         The board of directors of First Bancorp has resolved that if the bylaw amendment described above is approved, and if the merger is approved by the shareholders of First Savings and First Bancorp, then the number of directors comprising the entire board of directors of First Bancorp will be fixed at the maximum number of 18. If the merger is not approved, then the bylaw amendment will be withdrawn and the number of directors will remain at eleven.

         If the merger and bylaw amendment are approved, seven of the ten existing members of the First Savings board will be nominated to serve on the First Bancorp board. Information about these seven nominees is included in "FIRST BANCORP PROPOSAL FOR ELECTION OF DIRECTORS -- Conditional Nominees and Executive Officers."

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF FIRST BANCORP COMMON STOCK REPRESENTED AND VOTING AT THE MEETING (EITHER IN PERSON OR BY PROXY) IS REQUIRED FOR APPROVAL OF THE PROPOSAL TO AMEND FIRST BANCORP'S BYLAWS. THE BOARD OF DIRECTORS OF FIRST BANCORP RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL. UNLESS INDICATED TO THE CONTRARY, PROXIES WILL BE VOTED "FOR" THIS PROPOSAL.

                           FIRST BANCORP PROPOSAL FOR
                             ELECTION OF DIRECTORS

         Subject to approval of the merger by First Bancorp's and First Savings' shareholders, approval of the issuance of shares of First Bancorp common stock in connection with the merger by First Bancorp shareholders, and approval of the bylaw amendment increasing the maximum number of directors on the First Bancorp board by First Bancorp shareholders, the number of directors on the First Bancorp board of directors has been fixed at 18 pursuant to First Bancorp's bylaws.

         In the absence of any instructions to the contrary, proxies will be voted for the election of all 18 of the nominees listed in the tables below by casting an equal number of votes for each such nominee. If, at or before the time of the meeting, any of the nominees listed below becomes unavailable for any reason, the proxy holders have the discretion to vote for a substitute nominee or nominees. The First Bancorp board currently knows of no reason why any nominee listed below is likely to become unavailable. First Bancorp's articles of incorporation provide that if cumulative voting applies, each shareholder is "entitled to multiply the number of votes he is entitled to cast by the number of directors for whom he is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates." Cumulative voting procedures will not be followed at the special and annual meeting unless a shareholder calls for cumulative voting as provided in First Bancorp's articles of incorporation, by announcing at the meeting before the voting for directors starts, his or her intention to vote cumulatively. If cumulative voting is properly invoked by a First Bancorp shareholder, the proxy holders may, in their discretion, vote the shares to which their proxies relate on a basis other than equally for each of the nominees named below and for less than all such nominees, but the proxy holders will cast their votes in a manner that would tend to elect the greatest number of nominees (or any substitutes therefor in the case of unavailability) as the number of votes cast by them would permit.

NOMINATIONS FOR DIRECTOR

         Nominees for election to the First Bancorp board of directors are selected by the incumbent board prior to each annual meeting, and the nominees listed below were selected in that manner. Nominations from the shareholders may be made in accordance with First Bancorp's bylaws, which generally require nominations to be made in writing within 60 to 90 days prior to the meeting at which directors are to be elected and to include certain information about the proposed nominee. A complete copy of the First Bancorp bylaw provision setting forth the complete procedure for shareholder nominations of directors may be obtained by written request to First Bancorp, Post Office Box 508, 341 North Main Street, Troy, North Carolina 27371-0508, Attention: Anna G. Hollers, Secretary.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

         The following table sets forth certain information as of December 31, 1999 with respect to 11 of the 18 nominees for election to the First Bancorp board of directors and the executive officers of First Bancorp. All of these persons may be contacted at Post Office Box 508, 341 North Main Street, Troy, North Carolina 27371-0508. If First Bancorp shareholders do not approve the merger, the issuance of First Bancorp common stock pursuant to the merger and the bylaw amendment to increase the maximum number of directors on the First Bancorp board or if First Savings shareholders do not approve the merger, the 11 nominated directors listed will be the only nominees for directors. If all of the other proposals are approved by First Bancorp shareholders and the proposed merger are approved by the shareholders of First Savings, there will be seven additional nominees for director and two additional executive officers of First Bancorp. See "-- Conditional Nominees and Executive Officers."

              TABLE OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

                                                                                               Common Stock
                                                                                          Beneficially Owned (1)
                                           Current Director (D),            Director      -----------------------
                                              Nominee (N), or              of Company     Number of      Percent
      Name (Age)                       Position with First Bancorp           Since         Shares        of Class
----------------------             ------------------------------------    ----------     ---------      --------
DIRECTORS AND NOMINEES
James H. Garner (70)                   President and Chief Executive          1995         47,319 (2)        1.04%
                                              Officer (D) (N)
Jack D. Briggs (60)                               (D) (N)                     1983         49,189 (3)        1.08%
David L. Burns (61)                               (D) (N)                     1988         37,976 (4)        0.83%
Jesse S. Capel (67)                               (D) (N)                     1983        112,104 (5)        2.46%
George R. Perkins, Jr. (60)                       (D) (N)                     1996        416,597 (6)        9.15%
G. T. Rabe, Jr. (75)                              (D) (N)                     1987         11,793 (7)        0.26%
Edward T. Taws (65)                               (D) (N)                     1986         22,271 (8)        0.49%
Frederick H. Taylor (60)                          (D) (N)                     1983        199,218 (9)        4.38%
Goldie H. Wallace (53)                            (D) (N)                     1997        179,573 (10)       3.95%
A. Jordan Washburn (63)                           (D) (N)                     1995         15,094 (11)       0.33%
John C. Willis (56)                               (D) (N)                     1983        334,005 (12)       7.34%


EXECUTIVE OFFICERS
James H. Garner (70)                        President and Chief               1995         47,139 (2)        1.04%
                                             Executive Officer
Anna G. Hollers (48)                     Executive Vice President              n/a         43,971 (13)       0.97%
                                               And Secretary
Teresa C. Nixon (42)                     Executive Vice President              n/a         21,669 (14)       0.48%
                                    and Compliance Officer, First Bank
David G. Grigg (49)                       President of Montgomery              n/a         19,999 (15)       0.44%
                                            Data Services, Inc
Jerry M. Arnold (59)                       Senior Vice President               n/a          8,832 (16)       0.19%
                                         of Operations, First Bank
Eric P. Credle (31)                      Senior Vice President and             n/a          7,286 (17)       0.16%
                                          Chief Financial Officer
Lee C. McLaurin (37)               Senior Vice President and Controller        n/a         10,314 (18)       0.23%

---------------
Notes:

(1) Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual. The above table includes executive officers' reported shares in First Bancorp's 401(k) defined contribution plan, which are voted by the plan trustee and not by the shareholder for whom such shares are listed. Also included are shares subject to options (exercisable as of December 31, 1999 or within 60 days after December 31, 1999) granted under First Bancorp's stock option plan.

(2) Includes 4,702 shares held in First Bancorp's 401(k) defined contribution plan, 7,368 shares held jointly with his spouse and exercisable options to purchase 30,560 shares.

(3) Includes 715 shares held as custodian for his daughter, 31,316 shares held jointly with his spouse and exercisable options to purchase 7,500 shares.

(4) Includes 23,232 shares held by his business interests and exercisable options to purchase 9,000 shares.

(5) Includes 37,104 shares held by Capel Inc. of which Mr. Capel is principal owner and director and exercisable options to purchase 9,000 shares.

(6)      Includes exercisable options to purchase 6,000 shares.

(7) Includes 1,995 shares held by his spouse and exercisable options to purchase 9,000 shares.

(8) Includes 5,835 shares held by his spouse and exercisable options to purchase 9,000 shares.

(9) Includes 77,739 shares held by Mr. Taylor's business interests, 69,381 shares held in trusts, 42,798 shares held by his spouse and exercisable options to purchase 9,000 shares.

(10) Includes exercisable options to purchase 4,500 shares, 104,492 shares held by her spouse and exercisable options held by her spouse to purchase 7,500 shares.

(11)     Includes exercisable options to purchase 4,500 shares.

(12) Includes 199,650 shares held by his spouse and exercisable options to purchase 9,000 shares.

(13) Includes 789 shares held jointly with her daughters, 6,858 shares held in First Bancorp's 401(k) defined contribution plan, 1,950 shares held by her spouse and exercisable options to purchase 18,000 shares.

(14) Includes 4,539 shares held in First Bancorp's 401(k) defined contribution plan and exercisable options to purchase 12,873 shares.

(15) Includes 156 shares held jointly with his daughters, 78 shares held jointly with his son, 3,534 shares held in First Bancorp's 401(k) defined contribution plan and exercisable options to purchase 6,000 shares.

(16) Includes 2,185 shares held in First Bancorp's 401(k) defined contribution plan and exercisable options to purchase 6,000 shares.

(17) Includes 220 shares held in First Bancorp's 401(k) defined contribution plan and exercisable options to purchase 3,000 shares.

(18) Includes 5,469 shares held in First Bancorp's 401(k) defined contribution plan and exercisable options to purchase 1,500 shares.


         DIRECTORS AND NOMINEES.

         James H. Garner became President and Chief Executive Officer and a director of First Bancorp and First Bank in 1995. Mr. Garner has been employed by First Bank since 1969, serving as Executive Vice President from 1989 until 1995.

         Jack D. Briggs is currently chairman of the First Bancorp board of directors and has been a director of First Bancorp since 1983 and a director of First Bank since 1976. Mr. Briggs is a funeral director and retail furniture merchant and is President and owner of J. Briggs, Inc., Davidson Funeral Home, Inc. and Carter Funeral Home, Inc.

         David L. Burns is President of Z. V. Pate, Inc., a holding company for agricultural, timber, restaurants and retail sales. Mr. Burns has been a director of First Bancorp since 1988 and a director of First Bank since 1992.

         Jesse S. Capel is Executive Director of Capel, Inc., a rug manufacturer, importer and exporter. Mr. Capel has been a director of First Bancorp since 1983 and a director of First Bank since 1959.

         George R. Perkins, Jr. is President of Frontier Spinning Mills, LLC, a yarn manufacturer, and has served in such capacity since 1996. Mr. Perkins has been a director of First Bancorp and First Bank since 1996.

         G. T. Rabe, Jr. is President of Albemarle Oil Co., a distributor of petroleum products. Mr. Rabe has been a director of First Bancorp since 1987 and a director of First Bank since 1992.

         Edward T. Taws, Jr. is President of Fletcher Industries/Fletcher International, a manufacturer of textile machinery. Mr. Taws has been a director of First Bancorp since 1986 and a director of First Bank since 1992.

         Frederick H. Taylor is President of Troy Lumber Company. Mr. Taylor has been a director of First Bancorp since 1983 and a director of First Bank since 1978.

         Goldie H. Wallace is a private investor in First Bancorp and other business interests. Ms. Wallace has been a director of First Bancorp and First Bank since 1997.

         A. Jordan Washburn is a sales representative for Morrisette Paper Company. Mr. Washburn has been a director of First Bancorp since 1995 and a director of First Bank since 1994.

         John C. Willis is a private investor in restaurant and real estate interests. Mr. Willis has been a director of First Bancorp since 1983 and a director of First Bank since 1980.

         EXECUTIVE OFFICERS.

         In addition to Mr. Garner, the executive officers of First Bancorp are as follows:

         Anna G. Hollers is Executive Vice President and Secretary of First Bancorp and Executive Vice President and Secretary of First Bank. She has been employed by First Bancorp since 1983 and by First Bank since 1972.

         Teresa C. Nixon is Executive Vice President - Loan Administration and Compliance of First Bank. She has been employed by First Bank since 1989.

         David G. Grigg has served as President of Montgomery Data Services, Inc. since its formation in 1984. He was employed by First Bank from 1972 until 1984.

         Jerry M. Arnold is Senior Vice President - Operations of First Bank. He has been employed by First Bank since 1986.

         Eric P. Credle is Senior Vice President and Chief Financial Officer of First Bancorp and First Bank. He has been employed by First Bancorp and First Bank since 1997. He was previously a senior manager with KPMG LLP.

         Lee C. McLaurin is Senior Vice President and Controller of First Bancorp and First Bank. He has been employed by First Bancorp since 1987.


CONDITIONAL NOMINEES AND EXECUTIVE OFFICERS

         If the merger is approved by the shareholders of First Bancorp and First Savings and the issuance of shares of First Bancorp common stock and the bylaw amendment to increase the number of First Bancorp directors are approved by the First Bancorp shareholders, there will be seven additional nominees for director and two additional executive officers of First Bancorp. The following table sets forth certain information as of ___________, 2000 with respect to the conditional seven additional nominees for director and two additional executive officers of First Bancorp.

                                                                                                 Common Stock
                                                                                             Beneficially Owned (1)
                                           Current Director (D),            Director        ------------------------
                                         Nominee (N), or Proposed          of Company       Number of     Percent of
       Name (Age)                       Position with First Bancorp           Since          Shares        Class (2)
--------------------------              ---------------------------       ----------       ----------     ----------
DIRECTORS AND NOMINEES
Virginia C. Brandt (47)                             (N)                        n/a           13,091 (3)    ---------
H. David Bruton, M.D. (64)                          (N)                        n/a           88,129 (4)    ---------
John F. Burns (51)                                  (N)                        n/a          167,414 (5)    ---------
Felton J. Capel (72)                                (N)                        n/a           14,338 (3)    ---------
Frank G. Hardister (64)                             (N)                        n/a           31,170 (6)    ---------
Thomas F. Phillips (53)                             (N)                        n/a           68,576 (7)    ---------
William E. Samuels (68)                             (N)                        n/a          203,246 (8)    ---------

EXECUTIVE OFFICERS
John F. Burns (51)                       Executive Vice President              n/a          167,414 (5)    ---------
Timothy S. Maples (39)                     Senior Vice President               n/a           25,476 (9)    ---------

---------------
(1) Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual. These nominees currently are shareholders of First Savings. The information in this table shows the number of shares that will be owned by each individual, assuming that the merger is completed using an exchange ratio of 1.2468 and includes shares subject to options (exercisable on the date hereof or within 60 days after the date hereof) granted under existing First Savings stock option plans.

(2) Based upon a total of __________ shares of First Bancorp common stock outstanding. Assumes the exercise of only those stock options included with respect to the designated recipients.

(3) Includes 12,468 shares that could be purchased pursuant to the exercise of stock options.

(4) Includes 39,274 shares that could be purchased pursuant to the exercise of stock options. Includes 4,738 shares with shared voting/investment power.

(5) Includes 27,430 shares that could be purchased pursuant to the exercise of stock options, which are vested and non-forfeitable. Also includes 84,761 allocated and unallocated shares held by First Savings Bank of Moore County Employee Stock Ownership Plan. Mr. Burns is a trustee of such Plan and has certain voting and investment power over such shares. A total of 7,758 shares have been allocated to Mr. Burns under the Plan. Also includes 5,785 other shares with shared voting/investment power.

(6) Includes 4,439 shares that could be purchased pursuant to the exercise of stock options.

(7) Includes 34,582 shares that could be purchased pursuant to the exercise of stock options. Includes 1,435 shares with shared voting/investment power.

(8) Includes 3,990 shares that could be purchase pursuant to the exercise of stock options, which are vested and non-forfeitable. Also includes 84,761 allocated and unallocated shares held by First Savings Bank of Moore County Employee Stock Ownership Plan. Mr. Samuels is a trustee of such Plan and has certain voting and investment power over such shares. A total of 9,946 shares have been allocated to Mr. Samuels under the Plan. Also includes 22,443 other shares with shared voting/investment power.

(9) Includes 17,144 shares that could be purchased pursuant to the exercise of stock options. A total of 3,885 shares have been allocated to Mr. Maples under the First Savings Bank of Moore County Employee Stock Ownership Plan.

         CONDITIONAL NOMINEES FOR DIRECTOR.

         Virginia C. Brandt is a Certified Public Accountant with the firm Holden, Brandt & Longfellow, P.C. She has been a director of First Savings since 1997.

         H. David Bruton, M.D. is the Secretary of North Carolina's Department of Health and Human Services. Until December 31, 1996, he was a practicing physician with Sandhills Pediatric, Inc. He has been a director of First Savings since 1979.

         John F. Burns is currently the President and Chief Executive Officer of First Savings and First Savings Bank of Moore County. He has been a director of First Savings since 1995.

         Felton J. Capel is the owner of Century Associates of N.C., a Southern Pines distributor of cookware and other housewares. He has been a director of First Savings since 1997.

         Frank G. Hardister is president of Powell Funeral Home located in Southern Pines, North Carolina. He has been a director of First Savings since 1990.

         Thomas F. Phillips is an automobile dealer and owner of Phillips Motor Company, located in Carthage, North Carolina. He has been a director of First Savings since 1985.

         William E. Samuels is chairman of the board of directors of First Savings. He was the President and Chief Executive Officer of First Savings and First Savings Bank of Moore County, until his retirement in 1998.
He has been a director of First Savings since 1977.

         CONDITIONAL EXECUTIVE OFFICERS.

         John F. Burns is currently the President and Chief Executive Officer of First Savings and First Savings Bank of Moore County. He is also a director of First Savings.

         Timothy S. Maples is currently Senior Vice President, Chief Financial Officer and Treasurer of First Savings and First Savings Bank of Moore County.

         BOARD COMMITTEES, ATTENDANCE AND COMPENSATION

         EXECUTIVE COMMITTEE. The Executive Committee is authorized, between meetings of the board of directors, to perform all duties and exercise all authority of the board of directors of First Bancorp, except those duties and authorities exclusively reserved to the board of directors by First Bancorp's bylaws or by statute. In 1999, the members of the Executive Committee were Mr. Briggs, Mr. Burns, Mr. Capel, Mr. Garner, Mr. Taylor and Mr. Willis. The Executive Committee held 14 meetings during 1999.

         AUDIT COMMITTEE. The Audit Committee is responsible for reviewing and presenting to the board of directors information regarding First Bancorp's policies and procedures with respect to auditing, accounting, internal accounting controls and financial reporting. The Audit Committee meets with and reviews reports of First Bancorp's internal auditor and independent certified public accountants and makes reports and recommendations to the board of directors. The 1999 members of the Audit Committee were Mr. Briggs, Mr. Burns, Mr. Capel, Ms. Wallace, and Mr. Willis. The Audit Committee held 7 meetings during 1999.

         COMPENSATION COMMITTEE. The Compensation Committee is responsible for reviewing the compensation policies and benefit plans of First Bancorp and for making recommendations regarding the compensation of its executive officers. The Compensation Committee also administers First Bancorp's stock option plan. The 1999 members of the Committee were Mr. Briggs, Mr. Burns, Mr. Capel, Mr. Taws and Mr. Washburn. The Compensation Committee held 3 meetings during 1999.

         LONG RANGE PLANNING COMMITTEE. The role of the Long Range Planning Committee is to act upon strategic matters that involve the allocation of First Bancorp's resources and the growth and marketability of First

Bancorp's products and services. All members of First Bancorp's board of directors served on the Long Range Planning Committee in 1999. The Long Range Planning Committee held 1 meeting during 1999.

         ATTENDANCE. The First Bancorp board of directors held 17 meetings during 1999. In 1999, all of the directors and nominees attended at least 75% of the aggregate of the meetings of the board of directors and meetings of the committees described above on which they served during the period they were directors and members of such committees.

         COMPENSATION OF DIRECTORS. Directors of First Bancorp receive compensation of $400 per month during their terms of office, plus $200 for each monthly meeting they attend. In addition, directors of First Bank receive $200 for each meeting they attend. Directors who serve on the Executive Committee, Audit Committee, Compensation Committee or Long Range Planning Committee receive $200 for each committee meeting attended. All of the directors of First Bancorp are members of the First Bank board of directors.

         Non-employee directors of First Bancorp also participate in First Bancorp's stock option plan. The non-employee director portion of the stock option plan provides that on June 1 of each year in the five-year period from June 1, 1998 until June 1, 2003, each non-employee director of First Bancorp will receive an option to acquire 1,500 shares of First Bancorp common stock over a 10-year term at an exercise price equal to the average of the high and low sales prices of such stock on the date of grant. At December 31, 1999, the 10 directors who were not employees of First Bancorp held aggregate options to purchase 76,500 shares of First Bancorp common stock at exercise prices ranging from $6.67 to $22.00.

COMPENSATION OF EXECUTIVE OFFICERS

         SUMMARY COMPENSATION TABLE.

         The following table sets forth the amount and form of compensation paid by First Bancorp for the years ended December 31, 1999, 1998 and 1997 to
(i) the Chief Executive Officer of First Bancorp and (ii) First Bancorp's other executive officers who earned in excess of $100,000 in salary and bonus during 1999.


                           SUMMARY COMPENSATION TABLE

                                                                          Long Term Compensation
                                                             ----------------------------------------
                            Annual Compensation                        Awards               Payouts
                  ---------------------------------------    --------------------------   -----------
   (a), (b)           (c)           (d)            (e)           (f)            (g)          (h)              (i)
                                                  Other                     Securities                        All
     Name,                                        Annual      Restricted    Underlying                       Other
   Principal                                      Compen-        Stock        Options/       LTIP           Compen-
   Position          Salary       Bonus (1)       sation       Award(s)         SARs        Payouts        sation (2)
   and Year           ($)           ($)            ($)           ($)        (# shares)        ($)             ($)
   --------       ----------     ----------   -----------    ------------   ----------    ----------      ----------

James H. Garner, President and Chief Executive Officer
     1999         $  182,500     $   66,191   $       --     $       --        12,000     $       --       $   13,522
     1998            170,000         56,831           --             --            --             --           14,521
     1997            160,000         50,119           --             --            --             --            8,809
Anna G. Hollers, Executive Vice President and Secretary
     1999         $  129,600     $   37,000   $       --     $       --         7,500     $       --       $    7,089
     1998            120,000         32,000           --             --            --             --            7,515
     1997             99,790         30,000           --             --            --             --            3,969
Teresa C. Nixon, Executive Vice President and Compliance Officer
     1999         $  125,600     $   37,000   $       --     $       --         7,500     $       --       $    7,600
     1998            116,000         32,000           --             --            --             --            7,064
     1997             98,500         30,000           --             --            --             --            3,997
Eric P. Credle, Senior Vice President and Chief Financial Officer
     1999         $   91,000     $   27,000   $       --     $       --         1,500     $       --       $    4,228
     1998             85,000         20,000           --             --            --             --              243
     1997             21,875          5,000           --             --         7,500             --               --

David G. Grigg, President, Montgomery Data Services, Inc.
     1999         $   85,000     $   21,000   $       --     $       --            --     $       --       $    5,261
     1998             80,000         12,960           --             --            --             --            5,076
     1997             75,000         14,903           --             --            --             --            4,562

--------------
Notes:
(1) Amounts shown represent actual incentive cash bonuses accrued during the year indicated.

(2) Amounts shown include (a) First Bancorp contributions to First Bancorp's 401(k) defined contribution plan that covers all First Bancorp employees and (b) the value of certain split-dollar life insurance plan premiums paid for the indicated executives, based on the term insurance value of such payments as calculated under Internal Revenue Code P.S. 58 rates or those of the insurer, if higher, as set forth below.


                                                Defined      Split-Dollar
                                              Contribution    Insurance
                                                  Plan          Plan
                                                  ----          ----

         James H. Garner            1999        $ 8,716        $4,806
                                    1998         10,104        $4,417
                                    1997          4,750        $4,059

         Anna G. Hollers            1999        $ 6,300        $  789
                                    1998          6,783           732
                                    1997          3,291           678

         Teresa C. Nixon            1999        $ 7,093        $  507
                                    1998          6,591           473
                                    1997          3,555           442

         Eric P. Credle             1999        $ 3,971        $  257
                                    1998             --           243
                                    1997             --            --

         David G. Grigg             1999        $ 4,408        $  853
                                    1998          4,287           789
                                    1997          3,830           732

         OPTION GRANTS IN LAST FISCAL YEAR.

         The information set forth below reflects the stock options granted during 1999 to the executive officers listed on the Summary Compensation Table. No stock appreciation rights have been granted to the listed executive officers.


                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                               Potential Realizable Value
                                                                               at Assumed Annual Rates of
                                                                              Stock Price Appreciation for
                               Individual Grants                                     Option Term
---------------------------------------------------------------------------   ----------------------------
      (a)              (b)           (c)             (d)            (e)           (f)           (g)

                   Number of     Percent of
                   Securities   Total Options
                   Underlying    Granted to       Exercise or
                    Options      Employees in     Base Price     Expiration        5%           10%
     Name          Granted (1)   Fiscal Year      ($/share)         Date          ($)           ($)
     ----          -----------   -----------      ---------         ----          ---           ---
James H. Garner      12,000         16.67%       $   17.33        4/30/09      $130,800      $331,440
Anna G. Hollers       7,500         10.42%           17.33        4/30/09        81,750       207,150
Teresa C. Nixon       7,500         10.42%           17.33        4/30/09        81,750       207,150
Eric P. Credle        1,500          2.08%           17.33        4/30/09        16,350        41,430
David G. Grigg           --            --               --             --            --            --

---------------------

(1) All options vest at the rate of 20% per year over five years, except those granted to Mr. Garner, which were immediately vested and are exercisable during the 10-year period beginning on the date of grant. If the merger is completed, the options will become fully vested because of the "change in control" provisions in the governing documents. See "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger."

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES.

         Set forth below is information concerning the exercise of stock options during the year ending December 31, 1999 and the year-end value of unexercised options by the executive officers listed on the Summary Compensation Table above. No stock appreciation rights have been granted to the executive officers listed.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES



                                                  Number of Securities Underlying         Value of Unexercised
                                                            Unexercised                       In-the-Money
                                                             Options at                        Options at
                                                     Fiscal Year End (# shares)            Fiscal Year End ($)
                                                     --------------------------            -------------------

                         Shares
                        Acquired
                       at Exercise     Value
        Name           (# shares)     Realized    Exercisable    Unexercisable(1)   Exercisable     Unexercisable(1)
        ----           ----------     --------    -----------    ----------------   -----------     ----------------

James H. Garner          5,440        $54,629        30,560              --          $174,780          $    --
Anna G. Hollers          4,500         43,502        18,000           7,500           169,506               --
Teresa C. Nixon            627          7,315        12,873          10,500           100,224           14,250
Eric P. Credle              --             --         3,000           6,000                --               --
David G. Grigg           1,500         14,501         6,000              --            56,502               --

------------------

(1) All options vest at the rate of 20% per year over five years, except those granted to Mr. Garner, which were immediately vested and are exercisable during the 10-year period beginning on the date of grant. If the merger is completed, the options will become fully vested because of the "change in control" provision in the governing documents. See "DESCRIPTION OF TRANSACTION -- Interest of Certain Persons in the Merger."

         RETIREMENT PLAN. The following table sets forth the estimated annual pension benefits payable at normal retirement age of 65 to a participant in First Bancorp's noncontributory defined benefit retirement plan.


                 TABLE OF ANNUAL BENEFITS PAYABLE ON RETIREMENT
                            UNDER THE RETIREMENT PLAN


         Final
        Average                                           Years of Service
         Annual          --------------------------------------------------------------------------------
      Compensation            15                20                25               30                35
      ------------            --                --                --               --                --

    $   50,000           $   7,100         $   9,400        $   11,800       $   14,200        $   16,500
        75,000              12,300            16,400            20,500           24,700            28,800
       100,000              17,600            23,400            29,300           35,200            41,000
       125,000              22,800            30,400            38,000           45,700            53,300
       150,000              28,100            37,400            46,800           56,200            65,500
       175,000              30,200            40,200            50,300           60,400            70,400
       200,000              30,200            40,200            50,300           60,400            70,400

         Final Average Annual Compensation is the average of the five highest consecutive calendar years earnings out of the 10 calendar years of employment preceding retirement. Benefits shown are estimated on the basis of "life annuity" amounts, although participants in the retirement plan may choose from a variety of benefit payment options. For executive officers, current annual compensation for purposes of the retirement plan may be estimated as the sum of the "Salary" and "Bonus" amounts in the Summary Compensation Table. First Bancorp's executive officers appearing in the Summary Compensation Table who are participants in the retirement plan and their respective credited years of service are: Mr. Garner, 30 years; Ms. Hollers, 27 years; Ms. Nixon, 10 years; Mr. Credle, 2 years and Mr. Grigg, 27 years.

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The following table sets forth the estimated annual pension benefits payable at normal retirement age of 65 to executive officers, other than the Chief Executive Officer, in First Bancorp's SERP.



                 TABLE OF ANNUAL BENEFITS PAYABLE ON RETIREMENT
                UNDER THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                    Final
                   Average                       Years of Service
                    Annual           -------------------------------------------
                 Compensation          10               15           20 or more
                 ------------          --               --           ----------

                  $ 50,000          $15,000          $22,500          $ 30,000
                    75,000           22,500           33,750            45,000
                   100,000           30,000           45,000            60,000
                   125,000           37,500           56,250            75,000
                   150,000           45,000           67,500            90,000
                   175,000           52,500           78,750           105,000
                   200,000           60,000           90,000           120,000

         Final Average Annual Compensation is the average of the five highest consecutive calendar years earnings out of the 10 calendar years of employment preceding retirement. Benefits shown are estimated on the basis of "life annuity" amounts, although participants in the SERP may choose from a variety of benefit payment options. For executive officers, current annual compensation for purposes of the SERP may be estimated as the sum of the "Salary" and "Bonus" amounts in the Summary Compensation Table. Benefits shown in the table are prior to deductions for 50% of social security benefits and benefits paid under the retirement plan. First Bancorp's executive officers, other than the Chief Executive Officer, appearing in the Summary Compensation Table who are participants in the SERP and their respective credited years of service are:
Ms. Hollers, 20 years (the maximum for participants other than the Chief Executive Officer); Ms. Nixon, 11 years; Mr. Credle, 2 years and Mr. Grigg, 20 years.

         Mr. Garner, First Bancorp's Chief Executive Officer, is also a participant in the SERP. The provisions of the SERP applicable to him are the same as those described above, except that his maximum benefit is 65% of Final Average Annual Compensation compared to 60% for the other participants of the SERP. Based on his years of service, Mr. Garner has already reached the maximum benefit. Accordingly, his benefits under the SERP, prior to deductions for 50% of social security benefits and benefits paid under the retirement plan, will be determined by multiplying his Final Average Annual Compensation times 65%.

         EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL AGREEMENTS. In 1998, in an effort to conform to industry practices, First Bancorp entered into employment agreements with 10 of its senior officers including each officer currently serving as an executive officer. In 1999, First Bancorp entered into employment agreements with two newly promoted senior officers.

         The employment agreements have two to three year terms that extend automatically for an additional year on each anniversary of the date of the agreement, unless either party gives the other written notice on or prior to such anniversary date that they do not want to extend the agreement. The initial term for each officer listed in the

Summary Compensation Table is three years. The employment agreements provide that the officers are guaranteed minimum annual salaries equal to their current annualized base salaries and that the officers will receive annual increases that are at least as much as any percentage increase in the U.S. Consumer Price Index during the preceding 12 months. The employment agreements also provide that each officer will be entitled to such insurance, pension, profit-sharing and other benefit plans as are or may become available generally to employees of First Bancorp. The employment agreements provide that each officer is eligible to participate in First Bancorp's SERP, split dollar life insurance plan and stock option plan. The employment agreements also provide that each officer is entitled to reasonable time for vacation, sick leave, bereavement leave, jury duty and military obligations as are or may become available to employees of First Bancorp in positions similar to those of the officer.

         The employment agreements provide First Bancorp the right to terminate each officer's employment with no further accrual of compensation or benefits "for cause" if First Bancorp finds that the officer (i) demonstrated gross negligence or willful misconduct in the execution of the officer's duties, (ii) committed an act of dishonesty or moral turpitude or (iii) was convicted of a felony or other serious crime.

         In the event that First Bancorp terminates an officer for a reason other than for cause, First Bancorp is obligated to pay the officer's base salary for the remainder of the agreement term. In addition, each officer may voluntarily terminate employment by providing at least 45 days written notice to First Bancorp, in which case the officer's compensation, vested rights and employee benefits will accrue through the date of termination of employment.

         The employment agreements also contain noncompetition and confidentiality covenants. The noncompetition covenants provide that that upon termination of employment with First Bancorp, the officer may not engage directly, or indirectly, in any activity or business that is in competition with the business of First Bancorp within the restricted territory, during the restricted period. The restricted territory is a 50-mile radius of each officer's primary residence and/or work location. The restricted period upon termination by First Bancorp "for cause" or voluntary employee termination is one year and upon termination by First Bancorp other than "for cause" is the remainder of the agreement term. The noncompetition covenant also prohibits solicitation or recruitment of any employees of First Bancorp during the restricted period and prohibits sales contacts or solicitation from any customer of First Bancorp for any products or services offered by First Bancorp within the restricted territory during the restricted period. The confidentiality covenants prohibit the officer from disclosing any confidential business secrets or other confidential information both during the term of the employment agreement and for a period of two years following termination of the agreement.

         The employment agreements also provide that if there is a "change in control" of First Bancorp and the officer's employment is terminated by First Bancorp or the officer for any reason, or no reason (other than "for cause"), First Bancorp must pay the officer a severance payment equal to the officer's base salary times a factor that ranges from 1 to 2.9. The multiple for Mr. Garner, Ms. Hollers, Ms. Nixon and Mr. Credle is 2.9. The multiple for Mr. Grigg is 2.0. Control means the power, directly or indirectly, to direct the management or policies of First Bancorp or to vote 40% or more of any class of voting securities of First Bancorp. Change in control is defined as a change in control of First Bancorp except that any merger, consolidation or corporate reorganization in which the owners of the capital stock entitled to vote in the election of directors of First Bancorp prior to the combination own 61% or more of the resulting entity's voting stock will not be considered a change in control for the purpose of the employment agreements; provided that a change in control will be deemed to have occurred if (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan of First Bancorp, is or becomes the beneficial owner (as that term is used in Section 13(d) of the Securities Exchange Act of 1934), directly or indirectly, of 33% or more of the voting stock of First Bancorp or its successors; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of First Bancorp or its successors (the "Incumbent Board") cease for any reason to constitute at least a majority of the board; provided, that any person who becomes a director of First Bancorp after the beginning of such period whose election was approved by a vote of at least 3/4 of the directors comprising the Incumbent Board will be considered a member of the Incumbent Board; or (iii) there is a sale of all or substantially all of the assets of First Bancorp. Notwithstanding the foregoing, no change in control is deemed to occur as a result of any transaction that results in the officer subject to the employment agreement in question, or a group of persons including such officer, acquiring, directly or indirectly, 33% or more of the combined voting power of First Bancorp's outstanding securities. As presently structured, the proposed merger with

First Savings is expected to result in a "change in control" under the employment agreements. See "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger."

         In addition to the employment agreement change in control provisions discussed above, all memorandums of options granted under First Bancorp's 1994 stock option plan were amended during 1998 to provide that in the event of a change in control of First Bancorp, all options will become fully vested and immediately exercisable. Also during 1998, First Bancorp's SERP was amended to fully vest all participants in their accrued benefits in the event of a change in control. As presently structured, the proposed merger with First Savings is expected to result in a "change in control" under these benefit plans because First Savings shareholders will own more than 40% of the common stock of First Bancorp upon completion of the merger. See "DESCRIPTION OF TRANSACTION
-- Interests of Certain Persons in the Merger."

         REPORT OF THE COMPENSATION COMMITTEE

         The fundamental philosophy of First Bancorp's compensation program is to offer compensation arrangements that are (i) commensurate with individual contributions to the performance of First Bancorp and (ii) competitive with publicly owned financial institutions of similar size and performance. Compensation is designed to attract and retain individuals possessing the specialized talents required by First Bancorp to remain competitive in the financial services industry.

         In applying this philosophy, First Bancorp's Compensation Committee, comprised entirely of non-employee directors, develops compensation recommendations to be considered by the entire board of directors. The Compensation Committee directly determines the recommendation regarding the compensation of the Chief Executive Officer. In addition, the Committee also sets forth recommendations involving (i) compensation policies, (ii) incentive compensation, (iii) long-term equity participation and (iv) benefit plans. The Compensation Committee delegates to the Chief Executive Officer the responsibility to determine appropriate levels of salaries and incentive bonuses for the other executive officers of First Bancorp. Additional consideration is given by both the Compensation Committee (with regard to the Chief Executive Officer) and the Chief Executive Officer (with regard to the other executive officers) to the demonstration of the leadership skills needed to enable First Bancorp to achieve the business objectives set forth by the board of directors. Periodically, First Bancorp engages outside compensation consultants to evaluate and provide recommendations regarding executive officer compensation.

         The process of assessing the appropriateness of compensation arrangements also involves the use of peer data to determine the extent to which First Bancorp's compensation arrangements are competitive within both First Bancorp's industry and geographical area. As a part of this assessment, the Compensation Committee (with regard to the Chief Executive Officer) and the Chief Executive Officer (with regard to the other executive officers) compares First Bancorp's arrangements, both in whole and in part, with those of other financial institutions of similar size and performance both within the state and nationally. This peer group is a subset of the broader peer group to which First Bancorp compares its total returns to shareholders. See "-- Shareholder Return Performance."

         Annual compensation for First Bancorp's Chief Executive Officer and its other executive officers primarily consists of four types of compensation, as set forth below:

         -        base salary;

         - annual incentive bonus (linked directly to corporate earnings and individual performance);

         - long-term equity participation (through the periodic issuance of stock options under First Bancorp's stock option plan), in an effort to more closely align the interests of the executive officers with those of First Bancorp shareholders; and

         -        benefit plans for executive officers.

         BASE SALARY. For First Bancorp's executive officers, including the Chief Executive Officer, base salaries are targeted to approximate average salaries for individuals in similar positions with similar levels of responsibilities who are employed by other publicly owned banking organizations of similar size and performance. First Bancorp frequently participates in salary/compensation surveys and has access to other published salary/compensation data. The results of such surveys are used by the Compensation Committee (with regard to the Chief Executive Officer) and the Chief Executive Officer (with regard to the other executive officers) in developing the appropriate levels of base salaries for executive officers.

         In 1997, the Compensation Committee adjusted the Chief Executive Officer's salary and annual incentive bonus to provide for a higher portion of total compensation coming from base salary, with less reliance on annual incentive bonus in order to more closely align the Chief Executive Officer's base salary with the salaries of his peers. Consistent with this philosophy, the Committee adjusted the Chief Executive Officer's base salary, effective January 1, 2000, to $197,500.

         The 1999 changes in base salary for other executive officers were in the range of 5% to 9% increases in an effort to more closely align the executive officers' base salaries with those of their peers.

         ANNUAL INCENTIVE BONUS. For First Bancorp's executive officers, including the Chief Executive Officer, annual incentive bonuses are directly and indirectly linked to First Bancorp's earnings and to each executive officer's individual performance as it relates to enabling First Bancorp to achieve its performance goals.

         For 1999, as in prior years, the Compensation Committee set the Chief Executive Officer's annual incentive bonus as a percentage of the net income earned by First Bancorp. For 1999, 1998 and 1997, the percentage was 1% of consolidated net income. The 1997 percentage was a decrease from the 2% of net income formula that was used in 1996. The decrease in percentage in 1997 was effected in conjunction with an increase in base salary, as discussed above.

         For the other executive officers, the 1999 annual incentive bonus was based on a combination of (i) a percentage, as determined by the Chief Executive Officer, of base salary related to First Bancorp's achievement of predetermined earnings targets and (ii) additional amounts, at the discretion of the Chief Executive Officer, related to each executive officer's individual contribution to the overall achievement of company-wide earnings targets. Because of the level of First Bancorp's earnings in 1999, the salary-based portion of the 1999 incentive bonus for all other executive officers ranged from 16% to 30% of the respective base salaries.

         LONG-TERM EQUITY PARTICIPATION. For First Bancorp's Chief Executive Officer, executive officers and other key employees, stock options may be granted each year at the discretion of the board of directors. Although no formal system is employed in determining the number of options granted, both in the aggregate or to any one individual, the board does consider First Bancorp's current financial performance, each individual's level of responsibility and the number of previously granted stock options. Options are not intended to be an on-going component of annual compensation, but instead are typically granted to attract and retain new employees, to recognize changes in responsibilities of existing employees and to periodically reward exemplary performance. In 1999, the board of directors of First Bancorp analyzed the financial performance of First Bancorp in recent years, the contributions of various individuals to this performance and the level of previous stock option grants to these individuals. As a result, the First Bancorp board granted stock options to 23 officers of First Bancorp during 1999.

         BENEFIT PLANS FOR EXECUTIVE OFFICERS. In addition to the other methods of compensating executive officers, First Bancorp provides executive officers the same benefits that are afforded to all First Bancorp employees, including matching contributions under First Bancorp's defined contribution plan, retirement benefits under First Bancorp's pension plan and group health, life and disability insurance. Also, executive officers participate in First Bancorp's SERP and split-dollar life insurance plan.

         EMPLOYMENT AGREEMENTS. Over the past two years, First Bancorp has entered into employment agreements with each executive officer, as well as five other senior officers. These agreements were determined to be in the best interest of First Bancorp, among other reasons, (i) to better compete in the retention of executive and senior officers with peer banks that have similar agreements, (ii) to provide certain protections to First Bancorp, including noncompetition and confidentiality covenants in the event that employment is terminated, and (iii) to protect First Bancorp, through change in control provisions, from loss of executive and senior officers as a result of any change in control. See "FIRST BANCORP PROPOSAL FOR ELECTION OF DIRECTORS -- Compensation of Executive Officers."

         The above is a summary of current practice regarding Chief Executive Officer and executive officer compensation matters considered by the Compensation Committee. Because Chief Executive Officer and executive officer salaries are not currently (or in the foreseeable future) expected to exceed those limitations provided under Section 162(m) of the Internal Revenue Code, the Compensation Committee has no specific policy that addresses the deductibility for income tax purposes of "qualified compensation" under Section 162(m).


         RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE OF
         THE FIRST BANCORP BOARD OF DIRECTORS:

              Jack D. Briggs            A. Johnson Washburn
              Jesse S. Capel            John C. Willis
              Edward T. Taws, Jr.

SHAREHOLDER RETURN PERFORMANCE

         The performance graph shown below compares First Bancorp's cumulative total return to shareholders for the five-year period commencing December 31, 1994 and ending December 31, 1999, with cumulative total return of both the Standard & Poor 500 Index (reflecting overall stock market performance) and two indices of bank stocks constructed by SNL Securities, LP: (1) an index of banks with between $500 million and $1 billion in assets, which reflects First Bancorp's asset size from March 1999 through December 31, 1999 and (2) an index comprised of banks with less than $500 million in assets which reflected First Bancorp's asset size until March 1999. The graph and table assume that $100 was invested on December 31, 1994 in First Bancorp's common stock and the three indices described above and that all dividends were reinvested. All data was provided by SNL Securities, LP.

                                  First Bancorp
              Comparison of Five-Year Total Return Performances (1)
                       Five Years Ending December 31, 1999

                                    [GRAPH]

                                                              Total Return Index Values (1)
                                                                       December 31,
                                      ----------------------------------------------------------------------------
                                         1994         1995          1996          1997          1998         1999
                                         ----         ----          ----          ----          ----         ----
First Bancorp (2)                     $ 100.00       125.10        186.77        360.40        304.35       266.47
Index-S&P 500 (2)                       100.00       137.58        169.03        225.44        289.79       350.50
Index - Banks between $500
million and $1 billion (2)              100.00       136.80        176.08        300.16        274.06       253.69
Index-Banks less than $500
million (2)                             100.00       132.76        165.97        269.80        265.28       245.56

---------------------

(1) Total return indices were provided from SNL Securities, LP and assume initial investment of $100 on December 31, 1994, reinvestment of dividends, and changes in market values. Total return index numerical values used in this example are for illustrative purposes only.

(2)      Source: SNL Securities LP, Charlottesville, VA.

         You should recognize that corporations often use a number of other performance benchmarks (in addition to shareholder return) to set various levels of executive officer compensation. You should thus consider other relevant performance indicators in assessing performance, such as growth in earnings per share, growth in book value per share, growth in cash dividends per share, and other performance measures such as return on assets and return on shareholders' equity.

         CERTAIN TRANSACTIONS. Certain of the directors, nominees, principal shareholders and officers (and their associates) of First Bancorp have deposit accounts and other transactions with First Bank, including loans. All loans or other extensions of credit made by First Bank to directors, nominees, principal shareholders and officers of First Bancorp and to associates of such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectibility. At December 31, 1999, the aggregate principal amount of loans to directors, nominees, principal shareholders and officers of First Bancorp and to associates of such persons was approximately $6,729,000. First Bancorp expects to continue to enter into transactions in the ordinary course of business on similar terms with directors, nominees, principal shareholders and officers (and their associates) of First Bancorp.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Under the securities laws of the United States, First Bancorp's directors, its executive officers, and any persons holding more than 10% of First Bancorp's common stock are required to report their ownership of First Bancorp's common stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System. Specific due dates for these reports have been established, and First Bancorp is required to report in this joint proxy statement/prospectus any failure to file by these dates during 1999. To First Bancorp's knowledge, all of these filing requirements were satisfied by First Bancorp's directors and officers and 10% shareholders during 1999, except that David L. Burns was delinquent in reporting one purchase transaction.

         THE NOMINEES WHO RECEIVE THE HIGHEST NUMBER OF VOTES CAST, UP TO THE NUMBER OF DIRECTORS TO BE ELECTED, SHALL BE ELECTED AS DIRECTORS. THE FIRST BANCORP BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT THE 18 NOMINEES DISCUSSED ABOVE AS DIRECTORS OF FIRST BANCORP. UNLESS INDICATED TO THE CONTRARY, PROXIES WILL BE VOTED "FOR" THE 18 NOMINEES LISTED ABOVE.

                           FIRST BANCORP PROPOSAL FOR
                      RATIFICATION OF INDEPENDENT AUDITORS

         Your directors and management recommend that you ratify the appointment of KPMG LLP to serve as the independent auditors for First Bancorp for the year ending December 31, 2000. KPMG LLP has served as the independent auditors for First Bancorp since April 1991 and has audited First Bancorp's financial statements for each of the years in the three-year period ended December 31, 1999. If the appointment of KPMG LLP is not ratified by the shareholders, the board of directors will reconsider the appointment of auditors for the current fiscal year.

         Representatives of KPMG LLP are expected to be present at the special and annual meeting to respond to appropriate questions and will be given an opportunity to make any statement they consider appropriate.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF FIRST BANCORP COMMON STOCK REPRESENTED AND VOTING AT THE MEETING IS REQUIRED FOR APPROVAL OF THIS PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP TO SERVE AS THE INDEPENDENT AUDITORS FOR FIRST BANCORP FOR THE YEAR ENDING DECEMBER 31, 2000. UNLESS INDICATED TO THE CONTRARY, PROXIES WILL BE VOTED "FOR" THIS PROPOSAL.

                                  OTHER MATTERS

         As of the date of this joint proxy statement/prospectus, the First Savings board of directors knows of no matters that will be presented for consideration at the First Savings special meeting other than as described in this joint proxy statement/prospectus, and the First Bancorp board of directors knows of no matters that will be presented for consideration at the First Bancorp special and annual meeting other than as described in this joint proxy statement/prospectus. However, if any other matters shall properly come before the First Savings special meeting or First Bancorp special and annual meeting or any adjournment or postponement of the First Savings or First Bancorp meetings and are voted on, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                              SHAREHOLDER PROPOSALS

         First Bancorp expects to hold its next annual meeting of shareholders after the merger in April 2001. Under Securities and Exchange Commission rules, proposals of First Bancorp shareholders intended to be presented at that meeting must be received by First Bancorp at its principal executive offices no later than _______________ __, 2000.

          In the event the merger is not consummated, proposals of First Savings shareholders intended to be presented at the 2000 annual meeting of First Savings shareholders must be received by First Savings at its principal executive offices no later than the date specified in First Savings 1999 Annual Meeting Proxy Statement.

                                     EXPERTS

         The consolidated financial statements of First Bancorp and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of First Savings and subsidiaries as of June 30, 1999 and 1998 and for each of the years in the three-year period ended June 30, 1999 have been incorporated herein by reference and in the registration statement in reliance upon the report of Dixon Odom PLLC, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                    OPINIONS

         Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina will pass upon the legality of the shares of First Bancorp common stock to be issued in the merger. Certain legal matters will be passed upon for First Savings by Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina.

         Certain tax consequences of the transaction have been passed upon by Robinson, Bradshaw & Hinson, P.A. and by KPMG LLP.

                             ADDITIONAL INFORMATION

         First Bancorp and First Savings file annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the Securities and Exchange Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also inspect reports, proxy and information statements, and other information about First Bancorp and First Savings at the offices of the Nasdaq National Market System, at 1735 K Street, N.W., Washington, D.C. 20006.

         First Bancorp filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the First Bancorp common stock offered to the First Savings shareholders. The registration statement contains additional information about First Bancorp and the First Bancorp common stock. The Securities and Exchange Commission allows First Bancorp to omit certain information included in the registration statement from this joint proxy statement/prospectus. The registration statement may be inspected and copied at the Commission's public reference facilities described above.

         Important business and financial information about First Bancorp and First Savings is included in documents that are delivered with this joint proxy statement/prospectus and incorporated by reference herein.

         First Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and filed with the Securities and Exchange Commission by First Bancorp is incorporated by reference into this joint proxy statement/prospectus.

         A copy of First Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 is delivered with this joint proxy statement/prospectus.

         The following documents filed with the Securities and Exchange Commission by First Savings are incorporated by reference into with this joint proxy statement/prospectus:

         (1) First Savings' Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

         (2) First Savings' Quarterly Reports on Form 10-Q for the three months ended September 30, 1999 and December 31, 1999; and

         (3)      First Savings' Current Report on Form 8-K dated December 21,
                  1999.

         Copies of First Savings' Annual Report on Form 10-K for the fiscal year ended June 30, 1999, its Annual Report to Shareholders for the fiscal year ended June 30, 1999 and its Quarterly Reports on Form 10-Q for each of the three-month periods ended September 30, 1999 and December 31, 1999 are delivered with this joint proxy statement/prospectus.

         First Bancorp and First Savings also incorporate by reference additional documents filed by them pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and prior to final adjournment of the First Savings special meeting. Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement/prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

         You may obtain copies of the information incorporated by reference in this joint proxy statement/prospectus upon written or oral request. The section on "ADDITIONAL INFORMATION" at the beginning of this joint proxy statement/prospectus contains information about how such requests should be made.

         All information contained in this joint proxy statement/prospectus, delivered together with the joint proxy statement/prospectus or incorporated herein by reference with respect to First Bancorp was supplied by First Bancorp, and all information contained in this joint proxy statement/prospectus, delivered together with the joint proxy statement/prospectus or incorporated herein by reference with respect to First Savings was supplied by First Savings.

                                   APPENDIX A

                MERGER AGREEMENT, AS AMENDED, AND PLAN OF MERGER






                                MERGER AGREEMENT


                                      AMONG


                                 FIRST BANCORP,

                                   FIRST BANK,

                        FIRST SAVINGS BANCORP, INC., AND

                  FIRST SAVINGS BANK OF MOORE COUNTY, INC., SSB








                          Dated as of December 15, 1999


                               TABLE OF CONTENTS

                                   ARTICLE I

                                 DEFINED TERMS
                                                                                                                PAGE
                                                                                                                ----
1.1      Definitions..............................................................................................1

                                   ARTICLE II

                          THE HOLDING COMPANY MERGER;

                   CONVERSION AND EXCHANGE OF COMPANY SHARES

2.1      The Holding Company Merger...............................................................................8
2.2      Company Shares...........................................................................................9
2.3      Merger Consideration.....................................................................................9
2.4      Closing Payment.........................................................................................10
2.5      Exchange Procedures.....................................................................................10
2.6      Conversion of Stock Options and Warrants................................................................11

                                  ARTICLE III

                                THE BANK MERGER;

                 CONVERSION AND EXCHANGE OF COMPANY BANK SHARES

3.1      The Bank Merger.........................................................................................12
3.2      Company Bank Shares.....................................................................................12

                                   ARTICLE IV

                                  THE CLOSING

4.1      Closing.................................................................................................13
4.2      Deliveries by the Company Parties.......................................................................13
4.3      Deliveries by the Buyer.................................................................................13

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1      Organization, Standing and Power........................................................................14
5.2      Authority; No Conflicts.................................................................................14
5.3      Capital Stock; Subsidiaries.............................................................................15
5.4      SEC Filings; Company Financial Statements...............................................................15
5.5      Absence of Undisclosed Liabilities......................................................................16
5.6      Absence of Certain Changes or Events....................................................................16
5.7      Tax Matters.............................................................................................16
5.8      Assets..................................................................................................17


5.9      Securities Portfolio and Investments....................................................................17
5.10     Environmental Matters...................................................................................18
5.11     Compliance with Laws....................................................................................18
5.12     Labor Relations.........................................................................................19
5.13     Employee Benefit Plans..................................................................................19
5.14     Material Contracts......................................................................................20
5.15     Legal Proceedings.......................................................................................21
5.16     Reports.................................................................................................21
5.17     Registration Statement; Joint Proxy Statement/Prospectus................................................21
5.18     Accounting, Tax, and Regulatory Matters.................................................................22
5.19     State Takeover Laws.....................................................................................22
5.20     Charter Provisions......................................................................................22
5.21     Records.................................................................................................22
5.22     Derivatives.............................................................................................22
5.23     Year 2000...............................................................................................22
5.24     Certain Regulated Businesses............................................................................22
5.25     Commissions.............................................................................................22

                                   ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE BUYER BANK

6.1      Organization............................................................................................23
6.2      Authority; No Conflicts.................................................................................23
6.3      Buyer's Stock; Subsidiaries.............................................................................24
6.4      SEC Filings; Buyer Financial Statements.................................................................24
6.5      Absence of Undisclosed Liabilities......................................................................25
6.6      Absence of Certain Changes or Events....................................................................25
6.7      Tax Matters.............................................................................................25
6.8      Assets..................................................................................................26
6.9      Securities Portfolio and Investments....................................................................26
6.10     Environmental Matters...................................................................................27
6.11     Compliance with Laws....................................................................................27
6.12     Labor Relations.........................................................................................28
6.13     Employee Benefit Plans..................................................................................28
6.14     Material Contracts......................................................................................30
6.15     Legal Proceedings.......................................................................................30
6.16     Reports.................................................................................................30
6.17     Registration Statement; Joint Proxy Statement/Prospectus................................................30
6.18     Accounting, Tax, and Regulatory Matters.................................................................31
6.19     Derivatives.............................................................................................31
6.20     Year 2000...............................................................................................31
6.21     Certain Regulated Businesses............................................................................31
6.22     Commissions.............................................................................................31


                                  ARTICLE VII

                                   COVENANTS

7.1      Covenants of the Company Parties........................................................................32
7.2      Covenants of the Buyer..................................................................................35
7.3      Covenants of All Parties to the Agreement...............................................................38

                                  ARTICLE VIII

                      DISCLOSURE OF ADDITIONAL INFORMATION

8.1      Access to Information...................................................................................40
8.2      Access to Premises......................................................................................40
8.3      Environmental Survey....................................................................................40
8.4      Confidentiality.........................................................................................40
8.5      Publicity...............................................................................................40

                                   ARTICLE IX

                             CONDITIONS TO CLOSING

9.1      Mutual Conditions.......................................................................................40
9.2      Conditions to the Obligations of the Company Parties....................................................42
9.3      Conditions to the Obligations of the Buyer..............................................................43

                                   ARTICLE X

                                  TERMINATION

10.1     Termination.............................................................................................44
10.2     Procedure and Effect of Termination.....................................................................45

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

11.1     Expenses................................................................................................46
11.2     Survival of Representations.............................................................................46
11.3     Amendment and Modification..............................................................................46
11.4     Waiver of Compliance; Consents..........................................................................46
11.5     Notices.................................................................................................46
11.6     Assignment; Third Party Beneficiaries...................................................................47
11.7     Separable Provisions....................................................................................47
11.8     Governing Law...........................................................................................48
11.9     Counterparts............................................................................................48
11.10    Interpretation..........................................................................................48
11.11    Entire Agreement........................................................................................48

                                    EXHIBITS

Exhibit A         Form of Plan of Merger in respect of the Holding Company Merger
Exhibit B         Form of Plan of Merger in respect of the Bank Merger
Exhibit C         Form of Employment Agreement for John F. Burns
Exhibit D         Form of Employment Agreement for Timothy S. Maples
Exhibit E         Form of Employment Agreement for William E. Samuels, Jr.
Exhibit F         Form of Affiliate Pooling Letter
Exhibit G         Form of Company Option Agreement
Exhibit H         Form of Buyer Option Agreement

                          COMPANY'S DISCLOSURE SCHEDULE

Section 5.2           Authority; No Conflicts
Section 5.3           Subsidiaries
Section 5.4           SEC Filings; Company Financial Statements
Section 5.5           Absence of Undisclosed Liabilities
Section 5.6           Absence of Certain Changes or Events
Section 5.7           Tax Matters
Section 5.9           Securities Portfolio and Investments
Section 5.11          Compliance with Laws
Section 5.13          Employee Benefit Plans
Section 5.14          Material Contracts
Section 5.18          Accounting, Tax and Regulatory Matters
Section 5.19          State Takeover Laws
Section 5.25          Commissions
Section 7.1(a)        Ordinary Conduct of Business
Section 7.1(d)        Affiliates
Section 7.2(f)(i)     Employment and Change-of-Control Agreements

                           BUYER'S DISCLOSURE SCHEDULE

Section 6.3           Capital Stock Subsidiaries
Section 6.5           Absence of Undisclosed Liabilities
Section 6.8           Assets
Section 6.9           Securities Portfolio and Investments
Section 6.13          Employee Benefit Plans
Section 6.14          Material Contracts
Section 6.22          Commissions

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (this "AGREEMENT"), dated as of the 15th day of December, 1999, is by and among:

         FIRST BANCORP, a North Carolina corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a North Carolina bank holding company (the "BUYER");

         FIRST BANK, a North Carolina bank and a wholly owned subsidiary of the Buyer (the "BUYER BANK");

         FIRST SAVINGS BANCORP, INC., a North Carolina corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a North Carolina savings bank holding company (the "COMPANY"); and

         FIRST SAVINGS BANK OF MOORE COUNTY, INC., SSB, a North Carolina stock savings bank (the "COMPANY BANK").

                              BACKGROUND STATEMENT

         The Buyer and the Company desire to effect a merger pursuant to which the Company will merge into the Buyer, with the Buyer being the surviving corporation (the "HOLDING COMPANY MERGER"); and the Buyer Bank and the Company Bank desire to effect a merger pursuant to which the Company Bank will merge and combine into the Buyer Bank, with the Buyer Bank being the surviving corporation (the "BANK MERGER," and together with the Holding Company Merger, the "MERGERS"). In consideration of the Mergers, the shareholders of the Company will receive shares of common stock of the Buyer. It is intended that the Mergers qualify as tax-free reorganizations under Section 368 of the Internal Revenue Code and qualify for "pooling-of-interests" treatment under Generally Accepted Accounting Principles.

                             STATEMENT OF AGREEMENT

         In consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                  DEFINED TERMS

         1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

         "AFFILIATE" means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this Agreement, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, as used with respect to the Company, the term "AFFILIATES" includes its subsidiaries.

         "AGREEMENT" means this Merger Agreement.

         "ASSETS" means all of the assets, properties, businesses and rights of a Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, whether or not carried on any books and records of such Person, whether or not owned in such Person's name and wherever located.

         "AVERAGE CLOSING PRICE" has the meaning given to it in SECTION 10.1(f).

         "BANK MERGER" has the meaning given to it in the Background Statement hereof.

         "BENEFIT PLANS" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stockownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation "employee benefit plans" as that term is defined in
Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, a Person or any of its subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

         "BUSINESS DAY" means any day excluding Saturday, Sunday and any day that shall be a legal holiday in the State of North Carolina.

         "BUYER" has the meaning given to it in the introductory paragraph hereof.

         "BUYER BANK" has the meaning given to it in the introductory paragraph hereof.

         "BUYER CONTRACTS" has the meaning given to it in SECTION 6.14.

         "BUYER ERISA AFFILIATE" has the meaning given to it in SECTION 6.13.

         "BUYER FINANCIAL STATEMENTS" means, with respect to the Buyer and its subsidiaries, the consolidated audited statements of income and stockholder's equity and cash flows for the years ended December 31, 1998, 1997 and 1996 and consolidated audited balance sheets as of December 31, 1998, 1997 and 1996, as well as the interim unaudited consolidated statements of income and stockholders' equity and cash flows for each of the completed fiscal quarters since December 31, 1998 and the consolidated interim balance sheet as of each such quarter.

         "BUYER SEC REPORTS" has the meaning given to it in SECTION 6.4.

         "BUYER'S STOCK" means the common stock of First Bancorp, no par value per share, as traded on the Nasdaq National Market System.

         "BUYER'S STOCK PERCENTAGE CHANGE" has the meaning given to it in
SECTION 10.1(f).

         "CAUSE" has the meaning given to it in SECTION 7.2(f).

         "CLOSING" means the closing of the Mergers, as identified more specifically in ARTICLE IV.

         "CLOSING DATE" has the meaning given to it in SECTION 4.1.


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

         "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

         "COMPANY" has the meaning given to it in the introductory paragraph hereof.

         "COMPANY BANK" has the meaning given to it in the introductory paragraph hereof.

         "COMPANY BANK SHARES" has the meaning given to it in SECTION 3.2(a).

         "COMPANY CONTRACTS" has the meaning given to it in SECTION 5.14.

         "COMPANY FINANCIAL STATEMENTS" means, with respect to the Company and its subsidiaries, the consolidated audited statements of income and stockholder's equity and cash flows for the years ended June 30, 1999, 1998 and 1997 and consolidated audited balance sheets as of June 30, 1999, 1998 and 1997, as well as the interim unaudited consolidated statements of income and stockholders' equity and cash flows for each of the completed fiscal quarters since June 30, 1999 and the consolidated interim balance sheet as of each such quarter.

         "COMPANY OPTIONS" has the meaning given to it in SECTION 2.6.

         "COMPANY PARTIES" means the Company and the Company Bank.

         "COMPANY SEC REPORTS" has the meaning given to it in SECTION 5.4.

         "COMPANY SHARES" has the meaning given to it in SECTION 2.2(a).

         "CONFIDENTIALITY AGREEMENTS" has the meaning given to it in SECTION
8.4.

         "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person given or granted with respect to any Contract, Law, Order, or Permit.

         "CONTRACT" means any agreement, warranty, indenture, mortgage, guaranty, lease, license or other contract, agreement, arrangement, commitment or understanding, written or oral, to which a Person is a party.

         "DEFAULT" means (i) any breach or violation of or default under any Contract, Order or Permit (including any noncompliance with restrictions on assignment, where assignment is defined to include a change of control of any of the parties to this agreement or any of their subsidiaries or the merger or consolidation of any of them with another Person), (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute such a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.


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



         "ERISA PLAN" means any Benefit Plan that is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

         "EFFECTIVE TIME" has the meaning given to it in SECTION 2.1(e) or
SECTION 3.1(e), as appropriate.

         "EMPLOYMENT AGREEMENTS" means the Employment Agreement to be entered into at or prior to Closing between the Company and each of John F. Burns, Timothy S. Maples and William E. Samuels, Jr., substantially in the forms attached hereto as EXHIBITS C, D and E, respectively.

         "ENVIRONMENTAL ASSESSMENT" means any and all soil and groundwater tests, surveys, environmental assessments and other inspections, tests and inquiries conducted by the Buyer or any agent of the Buyer and related to the Real Property of the Company or its subsidiaries.

         "ENVIRONMENTAL LAWS" means any federal, state or local law, statute, ordinance, rule, regulation, permit, directive, license, approval, guidance, interpretation, order or other legal requirement relating to the protection of human health or the environment, including but not limited to any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. ss. 300 et seq.) and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.) ("OSHA"), as such laws and regulations have been or are in the future amended or supplemented, and each similar federal, state or local statute, and each rule and regulation promulgated under such federal, state and local laws.

         "ENVIRONMENTAL SURVEY" has the meaning given to it in SECTION 8.3.

         "EXCHANGE AGENT" has the meaning given to it in SECTION 2.5.

         "EXCHANGE RATIO" has the meaning given to it in SECTION 2.3(a).

         "FDIC" means the Federal Deposit Insurance Corporation.

         "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person's prior financial practice.

         "GOVERNMENTAL AUTHORITY" means any nation, province or state, or any political subdivision thereof, and any agency, department, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including Regulatory Authorities.

         "HAZARDOUS MATERIAL" means any substance or material that either is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law or is otherwise regulated under any Environmental Law, or the


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

presence of which in some quantity requires investigation, notification or remediation under any Environmental Law.

         "HOLDING COMPANY MERGER" has the meaning given to it in the Background Statement hereof.

         "INTELLECTUAL PROPERTY" means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all know-how, trade secrets, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, pricing and cost information and business and marketing plans and proposals), (e) all computer software (including data and related documentation) and (f) all other proprietary rights.

         "JOINT PROXY STATEMENT/PROSPECTUS" has the meaning given to it in
SECTION 5.17.

         "KNOWLEDGE OF THE BUYER PARTIES" means the actual personal knowledge of any of the directors and officers of the Buyer and the Buyer Bank.

         "KNOWLEDGE OF THE COMPANY PARTIES" means the actual personal knowledge of any of the directors and officers of the Company and the Company Bank and any of their subsidiaries.

         "LAW" means any code, law, ordinance, rule, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, business or operations promulgated, interpreted or enforced by any Governmental Authority.

         "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

         "LIEN" means, whether contractual or statutory, any conditional sale agreement, participation or repurchase agreement, assignment, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) easements, restrictions of record and title exceptions that could not reasonably be expected to have any Material Adverse Effect, and (iii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

         "LITIGATION" means any action, arbitration, cause of action, complaint, criminal prosecution, governmental investigation, hearing, or administrative or other proceeding, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "LOAN COLLATERAL" means all of the assets, properties, businesses and rights of every kind, nature, character and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, owned by whomever and wherever located, in which the Company or any of its subsidiaries has taken a security interest with respect to, on which the Company or any of it subsidiaries has placed a Lien with respect to, or which is otherwise used to secure, any loan made by the Company or any of its subsidiaries or any note, account, or other receivable payable to the Company or any of its subsidiaries.

         "MARKET VALUE" of the Buyer's Stock on any date shall be the closing price of such stock on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source), or if such date is not a trading day, on the last trading day preceding that date.

         "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence that, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in market interest rates, real estate markets or other market conditions applicable to banks or thrift institutions generally, (c) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (d) actions and omissions of a Party (or any of its subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (e) the Mergers (and the reasonable expenses incurred in connection therewith) and compliance with the provisions of this Agreement on the operating performance of the Parties, and
(f) any divestiture of assets or deposits in the aggregate of $100 million or less of the Buyer and the Company and their subsidiaries taken as a whole as required by any Regulatory Authority or pursuant to applicable law.

         "MEASUREMENT PERIOD" has the meaning given to it in SECTION 10.1(f).

         "MERGER CONSIDERATION" has the meaning given to it in SECTION 2.3(a).

         "MERGERS" has the meaning given to it in the Background Statement hereof.

         "NORTH CAROLINA ADMINISTRATOR" means the North Carolina Administrator, Savings Institutions Division, North Carolina Department of Commerce.

         "OPTION AGREEMENTS" means the Option Agreements dated as of the date hereof between the Buyer and the Company substantially in the form of EXHIBITS G and H.

         "ORDER" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.

         "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its subsidiaries participates in the management (including but not limited to participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "PENSION PLAN" means any ERISA Plan that also is a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA).

         "PERMIT" means any approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right given by a Governmental Authority to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

         "PERSON" means a corporation, a company, an association, a joint venture, a partnership, an organization, a business, an individual, a trust, a Governmental Authority or any other legal entity.

         "REAL PROPERTY" means all of the land, buildings, premises, or other real property in which a Person has ownership or possessory rights, whether by title, lease or otherwise (including banking facilities and any foreclosed properties). Notwithstanding the foregoing, "Real Property", as used with respect to any of the Company and its subsidiaries, does not include any Loan Collateral not yet foreclosed and conveyed to the Company or one of its subsidiaries as of the date with respect to which the term "Real Property" is being used.

         "REGISTRATION STATEMENT" has the meaning given to it in SECTION 5.17.

         "REGULATORY AUTHORITIES" means, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the North Carolina Administrator, the North Carolina Commissioner of Banks, the FDIC, the National Association of Securities Dealers and the SEC, and all other regulatory agencies having jurisdiction over the Parties and their respective subsidiaries.

         "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

         "SEC" means the Securities and Exchange Commission.

         "SNL INDEX" has the meaning given to it in SECTION 10.1(f).

         "SECURITIES DOCUMENTS" means all forms, proxy statements, registration statements, reports, schedules and other documents filed or required to be filed by a Party or any of its subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "SECURITIES LAWS" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Governmental Authority promulgated under each.

         "SHAREHOLDER MEETINGS" has the meaning given to it in SECTION 5.17.

         "STOCK ADJUSTMENT" has the meaning given to it in SECTION 2.3(c).

         "SURVIVING BANK" has the meaning given to it in SECTION 3.1(a).

         "SURVIVING HOLDING COMPANY" has the meaning given to it in SECTION 2.1(a).

         "TAX" or "TAXES" means any and all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including without limitation income, gross receipts, excise, property, estate, sales, use, value added, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes, as well as any interest, penalties and other additions to such taxes, charges, fees, levies or other assessments.

         "TAXABLE PERIOD" shall mean any period prescribed by any Governmental Authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

         "TAX RETURN" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.


                                   ARTICLE II


                           THE HOLDING COMPANY MERGER;
                    CONVERSION AND EXCHANGE OF COMPANY SHARES

         2.1 THE HOLDING COMPANY MERGER.

         (a) The Merger. On the terms and subject to the conditions of this Agreement, the Plan of Merger in respect of the Holding Company Merger, which shall be substantially in the form attached hereto as EXHIBIT A, and North Carolina Law, the Company shall merge into the Buyer, the separate existence of the Company shall cease, and the Buyer shall be the surviving corporation (the "SURVIVING HOLDING COMPANY").

         (b) Governing Documents. The articles of incorporation of the Buyer in effect at the Effective Time (as defined below) of the Holding Company Merger shall be the articles of incorporation of the Surviving Holding Company until further amended in accordance with applicable law. The bylaws of the Buyer in effect at such Effective Time shall be the bylaws of the Surviving Holding Company until further amended in accordance with applicable law.

         (c) Directors and Officers. Subject to SECTION 7.2(d) and SECTION 7.2(e), from and after the Effective Time of the Holding Company Merger, until successors or additional directors are duly elected or appointed in accordance with applicable law, (i) the directors of the Buyer at such Effective Time shall be the directors of the Surviving Holding Company, and (ii) the officers of the Buyer at such Effective Time shall be the officers of the Surviving Holding Company.

         (d) Approval. The parties hereto shall take and cause to be taken all action necessary to approve and authorize (i) this Agreement and the other documents contemplated hereby (including without limitation the above-described Plan of Merger) and (ii) the Holding Company Merger and the other transactions contemplated hereby.

         (e) Effective Time. The Holding Company Merger shall become effective on the date and at the time of filing of the related Articles of Merger, in the form required by and executed in accordance with the laws of North Carolina, or at such other time specified therein. The date and time when the Holding Company Merger shall become effective is herein referred to as the "EFFECTIVE TIME" of the Holding Company Merger.

         (f) Filing of Articles of Merger. At the Closing, the Buyer and the Company shall cause the Articles of Merger (containing the above-referenced Plan of Merger) in respect of the Holding Company Merger to be executed and filed with the Secretary of State of North Carolina, to the extent required by the laws of North Carolina, and shall take any and all other actions and do any and all other things to cause the Holding Company Merger to become effective as contemplated hereby.

         2.2 COMPANY SHARES.

         (a) Each share of the Company's capital stock (the "COMPANY SHARES"), no par value per share, issued and outstanding to Persons, except for Company Shares held by the Buyer and its Affiliates immediately prior to the Effective Time of the Holding Company Merger (other than shares held in a fiduciary capacity or as a result of debts previously contracted), shall, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, be canceled and converted at such Effective Time into the right to receive the Merger Consideration (as defined below) in accordance with this
ARTICLE II.

         (b) Each Company Share, by virtue of the Holding Company Merger and without any action on the part of the holder thereof, shall at the Effective Time of the Holding Company Merger no longer be outstanding, shall be canceled and retired and shall cease to exist, and each holder of certificates representing any such Company Shares shall thereafter cease to have any rights with respect to such shares, except for the right to receive the Merger Consideration.

         (c) Notwithstanding anything contained in this SECTION 2.2 to the contrary, any Company Shares held in the treasury of the Company immediately prior to the Effective Time of the Holding Company Merger shall be canceled without any conversion thereof, and no payment shall be made with respect thereto.

         (d) From and after the Effective Time of the Holding Company Merger, there shall be no transfers on the stock transfer books of the Surviving Holding Company of the Company Shares that were outstanding immediately prior to the Effective Time of the Holding Company Merger. If, after such Effective Time, certificates representing Company Shares are presented to the Surviving Holding Company, they shall be canceled, and exchanged and converted into the Merger Consideration as provided for herein.

         2.3 MERGER CONSIDERATION.

         (a) Subject to SECTIONS 2.4 and 2.5, at the Effective Time of the Holding Company Merger, the holders of Company Shares outstanding at such Effective Time, other than the Buyer and its Affiliates, shall be entitled to receive, and the Buyer shall pay or issue and deliver, a number of shares of the Buyer's Stock (the "MERGER CONSIDERATION") representing 1.2468 shares of the Buyer's Stock for each such Company Share, subject to adjustment in accordance with SECTION 2.3(c) and SECTION 10.1(f) (the "EXCHANGE RATIO").

         (b) No fractional shares of the Buyer's Stock shall be issued or delivered in connection with the Holding Company Merger. In lieu of any such fractional share, subject to SECTION 2.4, each holder of Company Shares who would otherwise have been entitled to a fraction of a share of the Buyer's Stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Market Value of one share of the Buyer's stock on the trading day immediately prior to the Effective Time.

         (c) In the event the Buyer changes the number of shares of the Buyer's Stock issued and outstanding prior to the Effective Time of the Holding Company Merger as a result of a stock split, stock dividend or similar recapitalization with respect to such stock (each a "STOCK ADJUSTMENT") and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to such Effective Time, the Exchange Ratio shall be equitably adjusted to reflect such change.

         2.4 CLOSING PAYMENT. At the Effective Time of the Holding Company Merger or as soon thereafter as is reasonably practicable, the holders of the Company Shares shall surrender the certificates representing such shares to the Buyer and in exchange therefor, the Buyer shall issue and deliver to each such holder certificates representing the number of shares of the Buyer's Stock to which it is entitled hereunder and cash payments to which such holder is entitled hereunder in respect of any fractional shares thereof. The Buyer shall not be obligated to deliver any of such shares of the Buyer's Stock or cash payments until such holder surrenders the certificates representing such holder's Company Shares.

         2.5 EXCHANGE PROCEDURES.

         (a) Promptly after the Effective Time of the Holding Company Merger, the Buyer shall cause the exchange agent selected by the Buyer (the "EXCHANGE AGENT"), subject to the reasonable satisfaction of the Company, which may be an Affiliate of the Buyer, to mail to the shareholders of the Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing shares of the Company prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent). After such Effective Time, each holder of Company Shares issued and outstanding at such Effective Time (other than any of such shares held by the Buyer or any Affiliate thereof or canceled pursuant to
SECTION 2.2(C)) shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the number of shares of the Buyer's Stock to which such holder is entitled hereunder, plus any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares. The Buyer shall not be obligated to deliver any of such payments in cash or stock until such holder surrenders the certificate(s) representing such holder's Company Shares. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Buyer nor the Exchange Agent shall be liable to any holder of Company Shares for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         (b) To the extent permitted by applicable Law, former shareholders of record of the Company shall be entitled to vote after the Effective Time of the Holding Company Merger at any meeting of the Buyer's shareholders the number of whole shares of the Buyer's Stock into which their respective Company Shares are converted pursuant to the Holding Company Merger, regardless of whether such holders have exchanged their certificates representing such Company Shares for certificates representing the Buyer's Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Buyer on the Buyer's Stock, the record date for which is at or after the Effective Time of the Holding Company Merger, the declaration shall include dividends or other distributions on all shares of the Buyer's Stock issuable pursuant to this Agreement, but beginning at such Effective Time no dividend or other distribution payable to the holders of record of the Buyer's Stock as of any time subsequent to such Effective Time of the Holding Company Merger shall be delivered to the holder of any certificate representing any of the Company Shares issued and outstanding at such Effective Time until such holder surrenders such certificate for exchange as provided in this SECTION 2.5. However, upon surrender of such certificate(s), both the certificate(s) representing the shares of the Buyer's Stock to which such holder is entitled and any such undelivered dividends and other distributions (without any interest) shall be delivered and paid with respect to each share represented by such certificates.

         2.6 CONVERSION OF STOCK OPTIONS AND WARRANTS.

         (a) At the Effective Time of the Holding Company Merger, each option or other right to purchase Company Shares pursuant to stock options or warrants ("COMPANY OPTIONS") granted by the Company under its Benefit Plans that are outstanding at the Effective Time of the Holding Company Merger shall be converted into and become rights with respect to the Buyer's Stock, and the Buyer shall assume each Company Option, in accordance with the terms of the applicable Benefit Plan of the Company and the stock option or warrant agreement by which such Company Option is evidenced, except that from and after such Effective Time: (i) the Buyer and its compensation committee shall be substituted for the Company and the compensation committee of its board of directors (including if applicable, the entire Board of Directors of the Company) administering such Benefit Plan or Plans of the Company; (ii) the Company Options assumed by the Buyer may be exercised solely for shares of the Buyer's Stock; (iii) the number of shares of the Buyer's Stock subject to such converted Company Options shall be equal to the number of Company Shares subject to such Company Options immediately prior to the Closing Date multiplied by the Exchange Ratio, rounded to the next highest share; and (iv) the per-share exercise price under each such converted Company Option shall be adjusted by dividing the exercise price of the Company Option immediately prior to the Closing Date by the Exchange Ratio, rounded down to the nearest cent.

         (b) In addition, notwithstanding clauses (ii), (iii) and (iv) of
SECTION 2.6(A), each assumed Company Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

         (c) As soon as practicable after the Effective Time of the Holding Company Merger, the Buyer shall deliver to the participants in each Benefit Plan of the Company who remain employed by the Buyer an appropriate notice setting forth such participant's rights pursuant thereto, and the grants pursuant to such Benefit Plan shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by the above subsection (a) after giving effect to the Holding Company Merger), and the Buyer shall comply with the terms of each Benefit Plan of the Company to ensure, to the extent required by, and subject to the provisions of, such Benefit Plan, that the Company Options that qualified as incentive stock options prior to the Effective Time of the Holding Company Merger continue to qualify as incentive stock options after such Effective Time. At or prior to the Effective Time of the Holding Company Merger, and at all times thereafter, the Buyer shall have reserved a sufficient number of shares of the Buyer's Stock for issuance upon exercise of the Company Options assumed by it in accordance with this SECTION
2.6. The Buyer agrees to file as promptly as practicable, and in no event later than 60 days, after the Effective Time, a registration statement on Form S-8 covering the shares of the Buyer's Stock issuable pursuant to such options.

         (d) Following the Effective Time of the Holding Company Merger, in the event of any Stock Adjustment by the Buyer, or any consolidation or merger of the Buyer with or into any other entity, or the sale or transfer or all or substantially all of the Buyer's assets, the rights of the holders of outstanding Company Options shall be appropriately adjusted so that such holders will be in the same position as if their options had been exercised immediately before such corporate action or transaction.

                                  ARTICLE III


                                THE BANK MERGER;
                 CONVERSION AND EXCHANGE OF COMPANY BANK SHARES

         3.1      THE BANK MERGER.

         (a) The Merger. Immediately after the consummation of the Holding Company Merger, on the terms and subject to the conditions of this Agreement, the Plan of Merger in respect of the Bank Merger, which shall be substantially in the form of EXHIBIT B, attached hereto, and applicable North Carolina Law, the Company Bank shall merge and combine into the Buyer Bank, the separate existence of the Company Bank shall cease, and the Buyer Bank shall be the surviving corporation (the "SURVIVING BANK").

         (b) Governing Documents. The articles of incorporation of the Buyer Bank in effect at the Effective Time (as defined below) of the Bank Merger shall be the articles of incorporation of the Surviving Bank until further amended in accordance with applicable law. The bylaws of the Buyer Bank in effect at such Effective Time shall be the bylaws of the Surviving Bank until further amended in accordance with applicable law.

         (c) Directors and Officers. Subject to SECTION 7.2(d) and SECTION 7.2(e), from and after the Effective Time of the Bank Merger, until successors are duly elected or appointed in accordance with applicable law, (i) the directors of the Buyer Bank at such Effective Time shall be the directors of the Surviving Bank, and (ii) the officers of the Buyer Bank at such Effective Time shall be the officers of the Surviving Bank.

         (d) Approval. The parties hereto shall take and cause to be taken all action necessary to approve and authorize (i) this Agreement and other documents contemplated hereby (including without limitation the above-described Plan of Merger) and (ii) the Bank Merger and other transactions contemplated hereby.

         (e) Effective Time. The Bank Merger shall become effective on the date and at the time of filing of the related Articles of Merger in the form required by and executed in accordance with the laws of North Carolina, or at such other time specified therein (which in any event shall be later than the Effective Time of the Holding Company Merger). The date and time when the Bank Merger shall become effective is herein referred to as the "EFFECTIVE TIME" of the Bank Merger.

         (f) Filing of Articles of Merger. At the Closing but after the filing of the Articles of Merger in respect of the Holding Company Merger, the Buyer Bank and the Company Bank shall cause the Articles of Merger (which shall contain the above-referenced Plan of Merger) in respect of the Bank Merger to be executed and filed with the North Carolina Administrator and the Secretary of State of North Carolina, to the extent required by applicable North Carolina Law, and shall take any and all other actions and do any and all other things to cause the Bank Merger to become effective as contemplated hereby.

         3.2      COMPANY BANK SHARES.

         (a) Each share of the Company Bank's capital stock (the "COMPANY BANK SHARES"), no par value per share, issued and outstanding to Persons immediately prior to the Effective Time of the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired and shall cease to exist, and each holder of certificates representing any such shares shall thereafter cease to have any rights with respect to such shares.

         (b) From and after the Effective Time of the Bank Merger, there shall be no transfers on the stock transfer books of the Surviving Bank of the Company Bank Shares that were outstanding immediately prior to the Effective Time of the Bank Merger. If, after the Effective Time of the Bank Merger, certificates representing the Company Bank Shares are presented to the Surviving Bank, they shall be canceled.

                                   ARTICLE IV


                                  THE CLOSING

         4.1 CLOSING. The Closing of the Mergers shall take place at the offices of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina as soon as reasonably practical after all conditions to Closing have been met, or on such other date or at such other location as the Buyer and the Company may mutually agree (such date, the "Closing Date"). At the Closing, the parties will execute, deliver and file all documents necessary to effect the transactions contemplated herein, including the Articles of Merger in respect of both Mergers.

         4.2 DELIVERIES BY THE COMPANY PARTIES. At or by the Closing, the Company shall have caused the following documents to be executed and delivered:

         (a) the agreements, opinions, certificates, instruments and other documents contemplated in SECTION 9.3;

         (b)      the Employment Agreements; and

         (c) all other documents, certificates and instruments required hereunder to be delivered to the Buyer, or as may reasonably be requested by the Buyer at or prior to the Closing.

         4.3 DELIVERIES BY THE BUYER. At or by the Closing, the Buyer shall have caused the following documents to be executed and delivered:

         (a) the agreements, opinions, certificates, instruments and other documents contemplated in Section 9.2;

         (b)      the Employment Agreements; and

         (c) all other documents, certificates and instruments required hereunder to be delivered to the Company, or as may reasonably be requested by the Company at or prior to the Closing.

                                   ARTICLE V


                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth on the Company's Disclosure Schedule, each of the Company Parties jointly and severally represents and warrants to the Buyer that the statements contained in this ARTICLE V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

         5.1      ORGANIZATION, STANDING AND POWER.

         (a) The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the Company Bank is a stock savings bank under North Carolina Law. The Company Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Company Bank are fully insured by the FDIC.

         (b) Each of the Company and its subsidiaries is either a bank or a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its subsidiaries has the corporate or other applicable power and authority to carry on, in all Material respects, its business as now conducted and to own, lease and operate its Assets. Each of the Company and its subsidiaries is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on the Company.

         5.2      AUTHORITY; NO CONFLICTS.

         (a) Subject to required regulatory and shareholder approvals, each of the Company Parties has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of each of the Company Parties' obligations under this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, have been duly and validly authorized by all necessary corporate action (and by Closing, all such shareholder action) in respect thereof on the part of each of the Company Parties. This Agreement represents a legal, valid and binding obligation of each of the Company Parties, enforceable against each of the Company Parties in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by the Company Parties, nor the consummation by the Company Parties of the transactions contemplated hereby, nor compliance by the Company Parties with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company Parties' articles of incorporation, charter, bylaws or any other similar governing document, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Company or any of its subsidiaries under, any Contract or Permit of the Company or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company, or
(iii) subject to obtaining the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to the Company or any of its subsidiaries or any of their Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Company and the Company Bank of the Mergers and the other transactions contemplated in this Agreement.

         5.3      CAPITAL STOCK; SUBSIDIARIES.

         (a) The authorized capital stock of the Company consists of (a) 20,000,000 shares of common stock, no par value per share, of which 3,446,680 shares are issued and outstanding as of the date of this Agreement, and (b) 5,000,000 shares of Preferred Stock, no par value per share, none of which is issued and outstanding, and except for such 3,446,680 shares of common stock, there are no shares of capital stock or other equity securities of the Company outstanding. The authorized capital stock of the Company Bank consists of (i) 20,000,000 shares of common stock, no par value per share, of which 3,744,000 shares are issued and outstanding as of the date of this Agreement and are owned and held by the Company, and (ii) 5,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding as of the date of this Agreement, and except for such 3,744,000 shares of common stock, there are no shares of capital stock or other equity securities of the Company Bank outstanding. SECTION 5.3 of the Company's Disclosure Schedule lists all of the Company's direct and indirect subsidiaries other than the Company Bank as of the date of this Agreement. The Company or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each such subsidiary.

         (b) All of the issued and outstanding shares of capital stock of the Company and its subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of the Company or any of its subsidiaries has been issued in violation of any preemptive rights of the current or past shareholders of such Persons. Except as set forth on Section 5.3 of the Company's Disclosure Schedule, no equity securities of any subsidiary of the Company are or may become required to be issued (other than to the Company or any of its subsidiaries) by reason of any Rights, and there are no Contracts by which any subsidiary of the Company is bound to issue (other than the Company or subsidiary of the Company) additional shares of its capital stock or Rights or by which the Company or any of its subsidiaries is or may be bound to transfer any shares of the capital stock of any subsidiary of the Company (other than to the Company or any of its subsidiaries). There are no equity securities reserved for any of the foregoing purposes, and there are no Contracts relating to the rights of the Company or any of its subsidiaries to vote or to dispose of any shares of the capital stock of any subsidiary of the Company.

         5.4      SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

         (a) The Company has filed and made available to the Buyer all forms, reports, and documents required to be filed by the Company with the SEC since December 31, 1995 (collectively, the "COMPANY SEC REPORTS"). The Company SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports, or other documents with the SEC.

         (b) Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of the Company and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

         5.5 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any of its subsidiaries has any Liabilities that could reasonably be expected to have a Material Adverse Effect on the Company, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Company as of June 30, 1999, included in the Company Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to June 30, 1999. Neither the Company nor any of its subsidiaries has incurred or paid any Liability since June 30, 1999, except for
(i) Liabilities incurred or paid in the ordinary course of business consistent with past business practice and (ii) Liabilities that could not reasonably be expected to have a Material Adverse Effect on the Company. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Company or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

         5.6      ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1999,
(i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Company, and
(ii) each of the Company and its subsidiaries has conducted in all Material respects its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

         5.7      TAX MATTERS.

         (a) All Tax Returns required to be filed by or on behalf of any of Company and its subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before June 30, 1999, and, to the Knowledge of the Company Parties, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that could reasonably be expected to have a Material Adverse Effect on the Company, except to the extent reserved against in the Company Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

         (b) None of the Company or its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Material Taxes due or to become due for any of the Company or its subsidiaries for the period or periods through and including the date of the respective Company Financial Statements has been made and is reflected on such Company Financial Statements.

         (d) Each of the Company and its subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for any such instances of noncompliance and omissions as could not reasonably be expected to have a Material Adverse Effect on the Company.

         (e) None of the Company and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

         (f) There are no Material Liens with respect to Taxes upon any of the Assets of the Company and its subsidiaries.

         (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Company and its subsidiaries that occurred during or after any Taxable Period in which any of the Company and its subsidiaries has incurred a net operating loss that carries over to any Taxable Period ending after June 30, 1999.

         (h) Neither the Company nor any of its subsidiaries has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

         (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of the Buyer, which consent will not be unreasonably withheld.

         (j) Neither the Company nor any of its subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

         5.8 ASSETS. Each of the Company and its subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for Liens to secure public deposits in the ordinary course of business consistent with past practice. Except as could not reasonably be expected to have a Material Adverse Effect on the Company, all tangible properties used in the businesses of the Company and its subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each of their past practices. Except as could not reasonably be expected to have a Material Adverse Effect on the Company, all Material Assets held under leases or subleases by any of the Company and its subsidiaries are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Each of the Company and its subsidiaries currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the Company or its subsidiaries has received notice from any insurance carrier that
(i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be increased in any Material respect. The Assets of the Company and its subsidiaries include all Assets required to operate in all Material respects their businesses taken as a whole as presently conducted.

         5.9 SECURITIES PORTFOLIO AND INVESTMENTS. All securities owned by the Company or any of its subsidiaries (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the owner thereof to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time, except for Liens to secure public deposits in the ordinary course of business consistent with past practice and those Liens that could not reasonably be expected to have a Material Adverse Effect on the Company. There are no voting trusts or other agreements or undertakings to which the Company or any of its subsidiaries is a party with respect to the voting of any such securities. Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since June 30, 1999, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Company and its subsidiaries, taken as a whole.

         5.10     ENVIRONMENTAL MATTERS.

         (a) To the Knowledge of the Company Parties, each of the Company and its subsidiaries, its Participation Facilities, and its Loan Collateral are, and have been, in compliance with all Environmental Laws, except those violations that could not reasonably be expected to have a Material Adverse Effect on the Company.

         (b) To the Knowledge of the Company Parties, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any of the Company and its subsidiaries or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Company or any of its subsidiaries or any of its Participation Facilities, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Company.

         (c) To the Knowledge of the Company Parties, there is no Litigation pending, or threatened before any court, governmental agency or authority, or other forum in which any of its Loan Collateral (or the Company or any of its subsidiaries in respect of such Loan Collateral) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving Loan Collateral, except for such Litigation pending or threatened that is could not reasonably be expected to have a Material Adverse Effect on the Company.

         (d) To the Knowledge of the Company Parties, there is no reasonable basis for any Litigation of a type described in subsections (b) or
(c), except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

         (e) To the Knowledge of the Company Parties, during and prior to the period of (i) any of the Company's or its subsidiaries' ownership or operation of any of their respective current properties, (ii) any of the Company's or its subsidiaries' participation in the management of any Participation Facility, or (iii) any of the Company's or subsidiaries' holding of a security interest in Loan Collateral, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

         5.11 COMPLIANCE WITH LAWS. Each of the Company and its subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on, in all Material respects, its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have a Material Adverse Effect on the Company, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company. None of the Company or its subsidiaries: (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Company; and (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any of the Company and its subsidiaries is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company, (ii) threatening to revoke any Permits, except where the revocation of which could not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) requiring the Company or any of its subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board or directors resolution or similar undertaking that restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.12 LABOR RELATIONS. Neither the Company nor any of its subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any of them a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any of them, pending or threatened, or to the Knowledge of the Company Parties, is there any activity involving any of the Company's or its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.13     EMPLOYEE BENEFIT PLANS.

         (a) The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies in each case of all Material Company Benefits Plans.

         (b) All Company Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

         (c) Neither the Company nor any of its subsidiaries has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3)and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by the Company or its subsidiaries that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which the Company or any of its subsidiaries has any Liability, is disclosed as such in
SECTION 5.13 of the Company's Disclosure Schedule.

         (d) The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Company Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Company Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Company Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

         (e) Each Company ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Company Parties, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Company ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and the Company is not aware of any circumstance that will or could reasonably be expected to result in revocation of such exemption. With respect to each such Company Benefit Plan, to the Knowledge of the Company Parties, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that could reasonably be expected to have a Material Adverse Effect on the Company. There is no Material Litigation pending or, to the Knowledge of the Company Parties, threatened relating to any Company ERISA Plan.

         (f) Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Company or any of its subsidiaries to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts that could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company or any of its subsidiaries nor any administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Company or any of its subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability that could reasonably be expected to have a Material Adverse Effect on the Company. No oral or written representation or communication with respect to any aspect of the Company Benefit Plans has been made to employees of the Company or any of its subsidiaries that is not in accordance with the written or otherwise preexisting terms and provisions of such plans, except where any Liability with respect to such representation or disclosure could not reasonably be expected to have a Material Adverse Effect on the Company.

         (g) Neither the Company nor any of its subsidiaries maintains or has ever maintained a Company Pension Plan.

         (h) Neither the Company nor any of its subsidiaries has any Material obligation for retiree health and retiree life benefits under any of the Company Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

         (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any Material payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Company or it subsidiaries from the Company or any of its subsidiaries under any Company Benefit Plan or otherwise, (ii) Materially increase any benefit otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of any Material payment or vesting of any Material benefit.

         5.14 MATERIAL CONTRACTS. None of the Company or its subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by the Company or its subsidiaries or the guarantee by the Company or its subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Reserve or Federal Home Loan Bank advances of depository institution subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement that has not been filed as an exhibit to the Company's Form 10-K filed for the


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fiscal year ended June 30, 1999, or in another SEC Document and identified to the Buyer (together with all Contracts referred to in SECTIONS 5.8 and 5.13(a) of this Agreement, the "COMPANY CONTRACTS"). With respect to each Company
Contract: (i) the Contract is in full force and effect; (ii) none of the Company or its subsidiaries is in Default hereunder, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company; (iii) neither the Company nor any of its subsidiaries has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Company Parties, in Default in any respect, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company, or has repudiated or waived any Material provision thereunder. Except for Federal Reserve and Federal Home Loan Bank advances, all of the indebtedness of the Company and its subsidiaries for money borrowed (not including deposit Liabilities) is prepayable at any time without penalty or premium.

         5.15 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of the Company Parties, threatened against the Company or any of its subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, except as could not reasonably be expected to have a Material Adverse Effect on the Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any the Company or its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company. There is no Litigation to which the Company or any of its subsidiaries is a party that names the Company or any of its subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $25,000 or more.

         5.16 REPORTS. Since December 31, 1995, or the date of organization if later, each of the Company and its subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file that could not reasonably be expected to have a Material Adverse Effect on the Company. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws, except noncompliance that could not reasonably be expected to have a Material Adverse Effect on the Company.

         5.17 REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the representations contained in SECTION 6.17, the information supplied by the Company and its subsidiaries for inclusion in the registration statement (the "REGISTRATION STATEMENT") covering the shares of the Buyer's Stock to be issued pursuant to this Agreement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by the Company and its subsidiaries for inclusion in the joint proxy statement/prospectus to be sent to the shareholders of the Buyer and the Company to consider the Holding Company Merger and the issuance of shares of the Buyer's Stock in connection with the Holding Company Merger (the "SHAREHOLDER MEETINGS") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS") will not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders, at the time of the Shareholder Meetings and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Company or its subsidiaries or any of their affiliates, officers or directors should be discovered by the Company and its subsidiaries that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company will promptly inform the Buyer. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries makes any representation or warranty with respect to any information supplied by the


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Buyer and its subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Joint Proxy Statement/Prospectus.

         5.18 ACCOUNTING, TAX, AND REGULATORY MATTERS. To the Knowledge of the Company Parties, none of the Company or its subsidiaries or any Affiliate thereof has taken or agreed to take any action, that could reasonably be expected to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

         5.19 STATE TAKEOVER LAWS. Each of the Company and its subsidiaries has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of North Carolina.

         5.20 CHARTER PROVISIONS. Each of the Company and its subsidiaries has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any of them or restrict or impair the ability of the Buyer or any of its subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, the capital stock of the Company or any of its subsidiaries that may be directly or indirectly acquired or controlled by it.

         5.21 RECORDS. Complete and accurate copies of the articles of incorporation or charter and bylaws of each of the Company and its subsidiaries have been made available to the Buyer. The stock book of each such Person contains in all Material respects complete and accurate records of the record share ownership of the issued and outstanding shares of stock thereof.

         5.22 DERIVATIVES. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the account of the Company or it subsidiaries or their customers were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

         5.23 YEAR 2000. The Company Parties have disclosed to the Buyer a complete and accurate copy of their plan and previous actions taken, including an estimate of the anticipated remaining associated costs, for implementing modifications to the Company's and its subsidiaries' hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, the Company Parties shall endeavor to continue its efforts to implement such plan.

         5.24 CERTAIN REGULATED BUSINESSES. Neither the Company nor any of its subsidiaries is an "investment company" as defined in the Investment Company Act of 1940, as amended, nor is it a "public utility holding company" as defined in the Public Utility Holding Company Act of 1935, as amended.

         5.25 COMMISSIONS. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the Company, any of its subsidiaries or any of the Company's shareholders.


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

                                   ARTICLE VI


         REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE BUYER BANK

         Except as set forth on the Buyer's Disclosure Schedule, each of the Buyer and the Buyer Bank represents and warrants to the Company that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

         6.1      ORGANIZATION.

         (a) The Buyer is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the Buyer Bank is a bank under North Carolina Law. The Buyer Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Buyer Bank are fully insured by the FDIC.

         (b) Each of the Buyer and the Buyer Bank is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on, in all Material respects, its businesses as now conducted and to own, lease and operate its Assets. Each of the Buyer and the Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

         6.2      AUTHORITY; NO CONFLICTS.

         (a) Subject to required regulatory and shareholder approvals, each of the Buyer and the Buyer Bank has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of and performance of its obligations under this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action (and by Closing, all such shareholder action) in respect thereof on the part of each of the Buyer and the Buyer Bank. This Agreement represents a legal, valid, and binding obligation of each of the Buyer and the Buyer Bank, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by the Buyer or the Buyer Bank, nor the consummation by the Buyer and the Buyer Bank of the transactions contemplated hereby, nor compliance by the Buyer or the Buyer Bank with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Buyer's or the Buyer Bank's articles of incorporation or bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Buyer or any of its subsidiaries under, any Contract or Permit of the Buyer or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, or (iii) subject to obtaining the requisite Consents referred to in SECTION 9.1(b) of this Agreement, violate any Law or Order applicable to the Buyer or the Buyer Bank or any of their respective Assets.


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

         (c) Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Buyer and the Buyer Bank of the Mergers and the other transactions contemplated in this Agreement.

         6.3      BUYER'S STOCK; SUBSIDIARIES.

         (a) The authorized capital stock of the Buyer consists of 12,500,000 shares of common stock, no par value per share, of which 4,537,266 shares are issued and outstanding as of the date of this Agreement, and except for such shares, there are no shares of capital stock of the Buyer outstanding. The authorized capital stock of the Buyer Bank consists of 2,500,000 shares of common stock, $5.00 par value per share, of which 1,134,042 shares are issued and outstanding as of the date of this Agreement, and except for such shares, there are no shares of capital stock of the Buyer Bank outstanding. The Buyer owns all of the issued and outstanding shares of capital stock of the Buyer Bank, and no shares of capital stock of the Buyer Bank are owned by any other Person. SECTION 6.3 of the Buyer's Disclosure Schedule lists all of the Buyer's direct and indirect subsidiaries other than the Buyer Bank as of the date of this Agreement. The Buyer or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each such subsidiary.

         (b) All of the issued and outstanding shares of capital stock of the Buyer and its subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable. Shares of the Buyer's Stock to be issued hereunder are duly authorized and, upon issuance, will be validly issued and outstanding and fully paid and nonassessable, free and clear of any Liens, pledges or encumbrances. None of the outstanding shares of capital stock of the Buyer or any of its subsidiaries has been issued in violation of any preemptive rights of the current or past shareholders of such Persons, and none of the shares of the Buyer's Stock to be issued pursuant to this Agreement will be issued in violation of any preemptive rights of the current or past shareholders of the Buyer.

         6.4      SEC FILINGS; BUYER FINANCIAL STATEMENTS.

         (a) The Buyer has filed and made available to the Buyer all forms, reports, and documents required to be filed by the Buyer with the SEC since December 31, 1995 (collectively, the "Buyer SEC Reports"). The Buyer SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Buyer's subsidiaries is required to file any forms, reports, or other documents with the SEC.

         (b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of the Buyer and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).


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

         6.5 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Buyer nor any of its subsidiaries has any Liabilities that could reasonably be expected to have a Material Adverse Effect on the Buyer, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Buyer as of December 31, 1998, included in the Buyer Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to December 31, 1998. Neither the Buyer nor any of its subsidiaries has incurred or paid any Liability since December 31, 1998, except for (i) Liabilities incurred or paid in the ordinary course of business consistent with past business practice and (ii) Liabilities that could not reasonably be expected to have a Material Adverse Effect on the Buyer. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Buyer or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998, (i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Buyer, and (ii) each of the Buyer and its subsidiaries has conducted in all Material respects its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

         6.7      TAX MATTERS.

         (a) All Tax Returns required to be filed by or on behalf of any of the Buyer and its subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and, to the Knowledge of the Buyer Parties, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that could reasonably be expected to have a Material Adverse Effect on the Buyer, except to the extent reserved against in the Buyer Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

         (b) None of the Buyer or its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Material Taxes due or to become due for any of the Buyer or its subsidiaries for the period or periods through and including the date of the respective Buyer Financial Statements has been made and is reflected on such Buyer Financial Statements.

         (d) Each of the Buyer and its subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for any such instances of noncompliance and omissions as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (e) None of the Buyer and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any


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

payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

         (f) There are no Material Liens with respect to Taxes upon any of the Assets of the Company and its subsidiaries.

         (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Buyer and its subsidiaries that occurred during or after any Taxable Period in which any of the Buyer and its subsidiaries has incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

         (h) Neither the Buyer nor any of its subsidiaries has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

         (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of the Company, which consent will not be unreasonably withheld.

         (j) Neither the Buyer nor any of its subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

         6.8 ASSETS. Each of the Buyer and its subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets. Except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, all tangible properties used in the businesses of the Buyer and its subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each of their past practices. Except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, all Material Assets held under leases or subleases by any of the Buyer and its subsidiaries are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Each of the Buyer and its subsidiaries currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the Buyer or its subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be increased in any Material respect. The Assets of the Buyer and its subsidiaries include all Assets required to operate in all Material respects their businesses taken as a whole as presently conducted.

         6.9 SECURITIES PORTFOLIO AND INVESTMENTS. All securities owned by the Buyer or any of its subsidiaries (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the owner thereof to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time, except for Liens to secure public deposits in the ordinary course of business consistent with past practice and those Liens that could not reasonably be expected to have a Material Adverse Effect on the Buyer. There are no voting trusts or other agreements or undertakings to which the Buyer or any of its subsidiaries is a party with respect to the voting of any such securities. Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since December 31, 1998, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Buyer and its subsidiaries, taken as a whole.


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

         6.10     ENVIRONMENTAL MATTERS.

         (a) To the Knowledge of the Buyer Parties, each of the Buyer and its subsidiaries, its Participation Facilities, and its Loan Collateral are, and have been, in compliance with all Environmental Laws, except those violations that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (b) To the Knowledge of the Buyer Parties, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any of the Buyer and its subsidiaries or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Buyer or any of its subsidiaries or any of its Participation Facilities, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (c) To the Knowledge of the Buyer Parties, there is no Litigation pending or threatened before any court, governmental agency or authority, or other forum in which any of its Loan Collateral (or the Buyer or any of its subsidiaries in respect of such Loan Collateral) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving Loan Collateral, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (d) To the Knowledge of the Buyer Parties, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (e) To the Knowledge of the Buyer Parties, during and prior to the period of (i) any of the Buyer's or its subsidiaries' ownership or operation of any of their respective current properties, (ii) any of the Buyer's or its subsidiaries' participation in the management of any Participation Facility, or (iii) any of the Buyer's or subsidiaries' holding of a security interest in Loan Collateral, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         6.11 COMPLIANCE WITH LAWS. Each of the Buyer and its subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on, in all Material respects, its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have a Material Adverse Effect on the Buyer, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Buyer. None of the Buyer or its subsidiaries: (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Buyer; and (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any of the Buyer and its subsidiaries is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Buyer, (ii) threatening to revoke any Permits, except where the revocation of which could not reasonably be expected to have a Material Adverse Effect on the Buyer, or (iii) requiring the Buyer or


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any of its subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board or directors resolution or similar undertaking that restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.12 LABOR RELATIONS. Neither the Buyer nor any of its subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any of them a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any of them, pending or threatened, or to the Knowledge of the Buyer Parties, is there any activity involving any of the Buyer's or its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         6.13     EMPLOYEE BENEFIT PLANS.

         (a) The Buyer has made available to the Company prior to the execution of this Agreement correct and complete copies in each case of all Material Buyer Benefits Plans.

         (b) All Buyer Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (c) Neither the Buyer nor any of its subsidiaries has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

         (d) Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by the Buyer or its subsidiaries that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which the Buyer or any of its subsidiaries has any Liability, is disclosed as such in SECTION 6.13 of the Buyer's Disclosure Schedule.

         (e) The Buyer has made available to the Company prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Buyer Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Buyer Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Buyer Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

         (f)      Each Buyer ERISA Plan that is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Buyer Parties, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Buyer ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and to the Knowledge of the Buyer, there is no circumstance that will or could reasonably

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

be expected to result in revocation of such exemption. With respect to each such Buyer Benefit Plan, to the Knowledge of the Buyer Parties, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that could reasonably be expected to have a Material Adverse Effect on the Buyer. There is no Material Litigation pending or, to the Knowledge of the Buyer Parties, threatened relating to any Buyer ERISA Plan.

         (g) Neither the Buyer nor any of its subsidiaries has engaged in a transaction with respect to any Buyer Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Buyer or any of its subsidiaries to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts that could reasonably be expected to have a Material Adverse Effect on the Buyer. Neither the Buyer or any of its subsidiaries nor any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Buyer or any of its subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability that could reasonably be expected to have a Material Adverse Effect on the Buyer. No oral or written representation or communication with respect to any aspect of the Buyer Benefit Plans has been made to employees of the Buyer or any of its subsidiaries that is not in accordance with the written or otherwise preexisting terms and provisions of such plans, except where any Liability with respect to such representation or disclosure could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (h) Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Buyer Pension Plan, (ii) no Material change in the actuarial assumptions with respect to any Buyer Pension Plan, and (iii) no Material increase in benefits under any Buyer Pension Plan as a result of plan amendments or changes in applicable Law, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer. Neither any Buyer Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Buyer or its subsidiaries, or the single-employer plan of any entity that is considered one employer with the Buyer under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "BUYER ERISA AFFILIATE") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a Buyer Pension Plan or any single-employer plan of a Buyer ERISA Affiliate have or will be timely made and there is no Lien or expected to be a Lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. Neither the Buyer nor any of its subsidiaries has provided, or is required to provide, security to a Buyer Pension Plan or to any single-employer plan of a Buyer ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by the Buyer, except to the extent any failure that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (i) No Liability under Title IV of ERISA has been or is expected to be incurred by the Buyer or it subsidiaries with respect to any defined benefit plan currently or formerly maintained by any of them or by any Company ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums which have been paid when due), except to the extent any failure could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (j) Neither the Buyer nor any of its subsidiaries has any Material obligation for retiree health and retiree life benefits under any of the Buyer Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

         (k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any Material payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Buyer or it subsidiaries from the Buyer or any of its subsidiaries under any Buyer Benefit Plan or otherwise, (ii) Materially increase any benefit otherwise payable under any Buyer Benefit Plan, or (iii) result in any acceleration of the time of any Material payment or vesting of any Material benefit.

         6.14 MATERIAL CONTRACTS. None of the Buyer or its subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by the Buyer or its subsidiaries or the guarantee by the Buyer or its subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Reserve or Federal Home Loan Bank advances of depository institution subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Buyer with the SEC as of the date of this Agreement that has not been filed as an exhibit to the Buyer's Form 10-K filed for the fiscal year ended December 31, 1998, or in another SEC Document and identified to the Company (together with all Contracts referred to in Sections 6.8 and 6.13 of this Agreement, the "Buyer Contracts"). With respect to each Buyer Contract: (i) the Contract is in full force and effect; (ii) none of the Buyer or its subsidiaries is in Default hereunder, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Buyer; (iii) neither the Buyer nor any of its subsidiaries has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Buyer Parties, in Default in any respect, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Buyer, or has repudiated or waived any Material provision thereunder. Except for Federal Reserve or Federal Home Loan Bank advances, all of the indebtedness of the Buyer and its subsidiaries for money borrowed (not including deposit Liabilities) is prepayable at any time without penalty or premium.

         6.15 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of the Buyer Parties, threatened against the Buyer or any of its subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any the Buyer or its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer. There is no Litigation as of the date of this Agreement to which the Buyer or any of its subsidiaries is a party and that names the Buyer or any of its subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $25,000 or more.

         6.16 REPORTS. Since December 31, 1995, or the date of organization if later, each of the Buyer and its subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file that could not reasonably be expected to have a Material Adverse Effect on the Buyer. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws, except noncompliance that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         6.17 REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the representations contained in SECTION 5.17, the information supplied by the Buyer and its subsidiaries for inclusion in the Registration Statement shall not, at the time the Registration Statement


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

(including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by the Buyer and its subsidiaries for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders, at the time of the Shareholder Meetings and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Buyer or the Buyer Bank or any of their affiliates, officers or directors should be discovered by the Buyer or the Buyer Bank that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Buyer or the Buyer Bank will promptly inform the Company. Notwithstanding the foregoing, neither the Buyer nor the Buyer Bank makes any representation or warranty with respect to any information supplied by the Company and its subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Joint Proxy Statement/Prospectus.

         6.18 ACCOUNTING, TAX, AND REGULATORY MATTERS. To the Knowledge of the Buyer Parties, none of the Buyer or its subsidiaries or any Affiliate thereof has taken or agreed to take any action, that could reasonably be expected to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

         6.19 DERIVATIVES. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the account of the Buyer or it subsidiaries or their customers were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

         6.20 YEAR 2000. The Buyer and the Buyer Bank have disclosed to the Company a complete and accurate copy of their plan and previous actions taken, including an estimate of the anticipated remaining associated costs, for implementing modifications to the Buyer's and its subsidiaries' hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, the Buyer and the Buyer Bank shall endeavor to continue its efforts to implement such plan.

         6.21 CERTAIN REGULATED BUSINESSES. Neither the Buyer nor any of its subsidiaries is an "investment company" as defined in the Investment Company Act of 1940, as amended, nor is it a "public utility holding company" as defined in the Public Utility Holding Company Act of 1935, as amended.

         6.22 COMMISSIONS. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the Buyer, any of its subsidiaries or any of the Buyer's shareholders.


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                                   ARTICLE VII

                                    COVENANTS

         7.1 COVENANTS OF THE COMPANY PARTIES.

         (a) Ordinary Conduct of Business. Except as otherwise expressly permitted by this Agreement, the Company and the Company Bank will, and each will cause their subsidiaries to, from the date of this Agreement to the Closing, conduct its business in the ordinary course in substantially the same manner as presently conducted and make reasonable commercial efforts consistent with past practices to preserve its relationships with other Persons. Additionally, except as otherwise contemplated by this Agreement or as set forth on SECTION 7.1(A) of the Company's Disclosure Schedule, neither the Company nor the Company Bank will, nor will either permit any of their other subsidiaries to, do any of the following without the prior written consent of the Buyer:

                  (i) amend its governing documents;

                  (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock or stock options or other equity equivalents of any class or any other of its securities (other than the issuance of any Company Shares pursuant to the exercise of options set forth on SECTION 5.3 of the Company's Disclosure Schedule), or amend any of the terms of any securities outstanding as of the date hereof;

                  (iii) (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (except for regular quarterly cash dividends paid in accordance with past practice at the rate of $1.04 per share per annum, including the payment of any quarterly portion thereof as is necessary to prevent the Company's shareholders from failing to receive a quarterly dividend from either the Company or the Buyer during any particular calendar quarter; provided, however, that no such dividend shall be paid to the extent that it would or could reasonably be expected to prevent "pooling of interests" accounting treatment for the Mergers), or (C) redeem or otherwise acquire any of its securities (other than the acceptance of any Company Shares as payment of the exercise price in connection with the exercise of options set forth on SECTION 5.3 of the Company's Disclosure Schedule);

                  (iv) (A) incur or assume any long-term debt or issue any debt securities other than in the ordinary course of business consistent with past practice or, except under existing lines of credit and in amounts not Material to it, incur or assume any short-term debt other than in the ordinary course of business, (B) other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course and consistent with past practice up to an amount per loan of $500,000, pledge or otherwise encumber shares of its capital stock, or (E) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than Liens permitted by the proviso clause in the definition of Liens and Liens created or existing in the ordinary course of business consistent with past practice;

                  (v) except as required by Law or as contemplated herein, adopt or amend any Benefit Plan; provided, however, that prior to the Closing Date, the Company Parties shall be entitled to pay to or for the benefit of its employees the amounts accrued in accordance with past practice


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

         pursuant to the First Savings Bank of Moore County, Inc., SSB Employees Retirement Plan and its existing incentive bonus plan or arrangement;

                  (vi) grant to any director or executive officer or employee any stock options or increase in his or her compensation (except in the ordinary course of business consistent with past practice) or pay or agree to pay to any such person other than in the ordinary course of business any bonus, severance or termination payment, specifically including any such payment that becomes payable upon the termination of such person by it after the Closing; provided; however, that the Company and the Company Bank shall be permitted to: (A) allow the term of the existing employment Contract with John F. Burns to be extended for an additional year in accordance with the terms of such Contract,
         (B) increase the annual salary of John F. Burns pursuant to such Contract to an amount up to $140,000, and (C) pay additional compensation of an aggregate amount up to $100,000 between the date hereof and the Effective Time for the purpose of retaining key employees;

                  (vii) enter into or amend any employment Contract;

                  (viii) acquire, sell, lease or dispose of any assets outside the ordinary course of business, or any other assets that in the aggregate are Material to it, or acquire any Person (or division thereof), any equity interest therein or the assets thereof outside the ordinary course of business consistent with past practice;

                  (ix) change or modify any of the accounting principles or practices used by it or revalue in any Material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP or any Regulatory Authority;

                  (x) (A) enter into, cancel or modify any Contract (other than loans, advances, capital contributions or investments permitted by subclause (iv)(C) of this SECTION 7.1) other than in the ordinary course of business consistent with past practices, but not in any event involving an amount in excess of $25,000; (B) authorize or make any capital expenditure or expenditures that, individually or in the aggregate, are in excess of $25,000; or (C) enter into or amend any Contract with respect to any of the foregoing;

                  (xi) pay, discharge or satisfy, cancel, waive or modify any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in or contemplated by the Company Financial Statements, or incurred in the ordinary course of business consistent with past practices;

                  (xii) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

                  (xiii) take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of the Company Parties contained in this Agreement untrue or incorrect or result in any of the conditions set forth in this Agreement not being satisfied; or

                  (xiv) agree, whether in writing or otherwise, to do any of the foregoing.

         (b) Consents. The Company Parties will exercise their reasonable best efforts to obtain such Consents as may be necessary or desirable for the consummation of the transactions contemplated hereby


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from the appropriate parties to any Contracts listed on the Company's Disclosure
Schedule such that such Contracts shall survive the Mergers and not be breached thereby.

         (c) Acquisition Proposals. Any offer or proposal by any Person or group concerning any tender or exchange offer, proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving the Company or any of its subsidiaries or divisions of any of the foregoing, or any proposal or offer to acquire in any manner, directly or indirectly, a significant equity interest in, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement, is hereby defined as an "ACQUISITION PROPOSAL". Neither the Company nor the Company Bank shall, nor shall it permit any of its officers, directors, affiliates, representatives or agents to, directly or indirectly, (a) take any action to solicit, initiate or encourage any Acquisition Proposal, or (b) participate in any discussions or negotiations with or encourage any effort or attempt by any other Person or take any other action to facilitate an Acquisition Proposal. From and after the date hereof, the Company and its subsidiaries and all officers, directors, employees of, and all investment bankers, attorneys and other advisors and representatives of, the Company and its subsidiaries shall cease doing any of the foregoing. Notwithstanding the foregoing, the Company or any such Persons may, directly or indirectly, subject to a confidentiality agreement containing customary terms, furnish to any party information and access in response to a request for information or access made incident to an Acquisition Proposal made after the date hereof and may participate in discussions and negotiate with such party concerning any written Acquisition Proposal made after the date hereof, not recommend shareholder approval of the Merger and terminate this Agreement (provided that neither the Company nor any such Person, after the date hereof, solicited, initiated or encouraged such Acquisition Proposal), if the board of directors of the Company or any such Person shall have determined based upon the written advice of outside counsel reasonably acceptable to the Buyer (which shall in any event include Brooks Pierce McLendon Humphrey & Leonard, L.L.P.) that failing to take such action would violate the directors' fiduciary duties under applicable law. Unless this Agreement has been terminated, the board of directors of the Company shall notify the Buyer immediately if any Acquisition Proposal is made and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of such Acquisition Proposal and shall keep the Buyer promptly advised of all Material developments that could culminate in the board of directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. Unless this Agreement has been terminated, neither the Company nor any of its subsidiaries shall waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible acquisition (whether by merger, stock purchase, asset purchase or otherwise) or recapitalization of the Company or any of its subsidiaries.

         (d) Agreement of Affiliates. The Company Parties have disclosed in
SECTION 7.1(D) of the Company's Disclosure Schedule each Person who they reasonably believe would be considered an "affiliate" of the Company or the Company Bank for purposes of Rule 145 under the Securities Act of 1933, as amended. The Company Parties shall use their respective reasonable best efforts to cause each such Person to deliver to the Buyer not later than 30 days prior to the Closing Date, a written agreement, substantially in the form of EXHIBIT F, providing that such Person will not sell, pledge, transfer or otherwise dispose of the Company Shares held by such Person except as contemplated by such agreement or this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of the Buyer's Stock to be received by such Person upon consummation of the Mergers except in compliance with applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and until such time as financial results covering at least 30 days of combined operations of the Buyer and the Company, and the Buyer Bank and the Company Bank, have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies. Irrespective of whether each such affiliate has provided the written agreement referred to above, no share of the Buyer's Stock received in connection with the Mergers will be transferable by each such


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

affiliate until such time as financial results covering at least 30 days of combined operations of the Buyer and the Company, and the Buyer Bank and the Company Bank, have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. In order to ensure compliance with the provisions of this SECTION 7.1(E), the Buyer will place customary restrictive legends upon certificates of the Buyer's Stock to be issued to each such affiliate.

         (e) Shareholder Approval. Subject to SECTION 7.1(C), the Company will, at the earliest practicable date, hold a meeting of its shareholders for the purpose of approving the Mergers. In connection with such shareholder meeting, subject to SECTION 7.1(C), the Company's board of directors will recommend to the Company's shareholders such approvals.

         7.2 COVENANTS OF THE BUYER.

         (a) Reservation of Shares of the Buyer's Stock. The Buyer shall reserve for issuance a sufficient number of shares of the Buyer's Stock to cover the issuances of such stock required hereby, including shares necessary to satisfy Company Options set forth on SECTION 5.3 of the Company's Disclosure Schedule.

         (b) Listing of Additional Shares. The Buyer will provide notice to the Nasdaq Stock Market, as required by its rules (which in any event shall be at least 15 days prior to Closing), of the issuance of the shares of the Buyer's Stock pursuant to this Agreement and will pay any fees required in connection with such notice, and will cause such shares to be eligible for quotation on the Nasdaq National Market System.

         (c) Shareholder Approval. The Buyer will, at the earliest practicable date, hold a meeting of its shareholders for the purpose of (i) approving the Mergers and the issuance of shares of the Buyer's Stock as the Merger Consideration (in accordance with applicable corporate Law and Rule 4460 of the Marketplace Rules of the Nasdaq Stock Market) and (ii) increasing the number of directors of the Buyer by seven, from 11 to 18. In connection with the shareholder meeting, the Buyer's board of directors will recommend to the Buyer's shareholders such approvals (subject to any fiduciary or similar duties of the members of the Buyer's board of directors).

         (d) Directors. Immediately after the Effective Time of the Holding Company Merger, the Buyer shall cause the seven members of the Company's existing board of directors who currently are under the age of 75 to be elected or appointed as members of the board of directors of the Buyer and the Buyer Bank to serve as such until the next annual meeting of the shareholders of such companies after such Effective Time, but conditional upon obtaining any necessary regulatory approvals and upon the Buyer's shareholders approving the increase in the size of the Buyer's board of directors pursuant to the Prospectus/Joint Proxy Statement. Notwithstanding the foregoing, the Buyer shall cause William E. Samuels, Jr. and Felton J. Capel to be exempted from any mandatory retirement from serving on such boards until they become 75 years of age, provided, however, that upon becoming 75 years of age, such directors will be permitted to complete any remaining portion of their current terms as directors. Additionally, as payment for serving on a local advisory board of the Buyer (which the Buyer agrees to maintain during the time that such individuals are entitled under this Section to receive payments for so serving), the Buyer shall pay to each of the three directors of the Company that do not become directors of the Buyer and the Buyer Bank the board fees now payable to such directors for so long as each such individual serves on such local advisory board, but in any event not past the scheduled end of their respective terms as a director of the Company.

         (e) Officers. Subject to SECTION 7.2(F), each of the individuals serving as a Senior Vice President of the Company or the Company Bank immediately prior to the Closing shall be employed by


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

the Buyer or the Buyer Bank as a Senior Vice President after the Closing. As it relates to the existing employment agreements of William E. Samuels, Jr. and John F. Burns, Buyer acknowledges that the Closing will result in a "Termination Event" as such term is defined in the existing employment agreements, and thus the Buyer or one of its subsidiaries shall pay to each such individual upon Closing the amounts described in Paragraphs 10(c) and 10(g) of such agreements.

         (f) Employees.

                  (i) Except as covered by the Employment Agreements, any and all of the Company Parties' employees will be employed on an "at-will" basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person to obligate the Buyer or any Affiliate thereof to employ any such person for any specific period of time or in any specific position or to restrict the Buyer's or any of its Affiliates' right to terminate the employment of any such person at any time and for any reason satisfactory to it (subject to the payment of severance as described below); provided, however, that, any employee of the Company Parties who is party or subject to or covered by an employment contract (including the existing employment agreements of William E. Samuels, Jr. and John F. Burns with the Company or one of its subsidiaries) or change-of-control severance agreement or plan with the any of the Company Parties (as set forth on SECTION 7.2(F)(I) of the Company's Disclosure Schedule) or the Buyer or any of its Affiliates shall not receive the severance provided for below, but shall instead receive the payment contemplated under such employee's employment contract or change-of-control severance agreement with respect to termination of employment. For purposes of these contracts and agreements, the Buyer acknowledges that the transactions contemplated herein constitute a "change-of-control."

                  (ii) Any of the Company Parties' employees (other than those described in paragraph (i) above) terminated without Cause within one year following the Closing Date shall be paid a lump sum of cash equal to the greater of (A) two week's salary for each year of credited service (including prior years of service to the Company or any of its subsidiaries), and (B) his or her salary for four months. Such payment shall be in lieu of any payment or other benefits provided by any severance plan of the Company or any of its subsidiaries in effect prior to the Closing Date. For purposes of this paragraph, "CAUSE" with respect to any employee covered by this paragraph shall exist when the Company finds that such employee shall have (A) demonstrated gross negligence or willful misconduct in the execution of such employee's duties, (B) committed an act of dishonesty or moral turpitude, or (C) been convicted of a felony or other serious crime.

                  (iii) Such Company employees who continue employment with the Buyer or any of its subsidiaries will be eligible for benefits consistent with those of existing employees of the Buyer or such subsidiary, with credit for past service with the Company for purposes of participation, eligibility and vesting (including with respect to any amounts to be contributed by the Buyer or one of its subsidiaries or amounts that will vest under any Buyer Benefit Plan, but not including the calculation of any other benefit accrual); provided, however, that any such continuing employee will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Company's or any of its subsidiaries' medical plans as of the Closing Date or any waiting period relating to coverage under the Buyer's or any of its subsidiaries' medical plans.

                  (iv) The Buyer or one of its subsidiaries shall honor any and all vacation accrued by the employees of the Company and any sick leave up to 90 days, and any such employee who is not retained for employment by the Buyer shall be paid for all accrued but unused vacation as of the date of termination of employment.


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

                  (v) Notwithstanding the foregoing, the Buyer intends to enter into the Employment Agreements at the Closing.

                  (vi) The Buyer or one of its subsidiaries shall make a one-time increase to the salary compensation of each employee of the Company or one of its subsidiaries that becomes an employee of the Buyer or one of its subsidiaries after the Closing in order to compensate each such individual for the higher cost of insurance available from the Buyer and its subsidiaries immediately after the Closing as compared to the cost of insurance available from the Company and its subsidiaries immediately prior to the Closing.

         (g) Directors and Officers Insurance and Indemnification.

                  (i) The Buyer shall maintain, or shall cause the Buyer Bank to maintain, in effect for six years from the Closing Date, the current directors' and officers' liability insurance policies maintained by the Company; provided, however, that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions that are not taken as a whole Materially less favorable to the insured with respect to matters occurring prior to the Effective Time of the Holding Company Merger.

                  (ii) From and after the Effective Time, the Buyer shall, or shall cause the Buyer Bank to, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of the Company or Company Bank (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "CLAIM"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company Bank or any of its subsidiaries (including service as a trustee, director or officer of an employee benefit plan or trust or other entity at the request of or in connection with such Person's position with the Company or any of its subsidiaries) if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including without limitation the Mergers and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the "INDEMNIFIED LIABILITIES"), to the fullest extent permitted by applicable Law in effect as of the date hereof or as amended applicable to a time before the Effective Time. Any Indemnified Party wishing to claim indemnification under this SECTION 7.2(G)(II), upon learning of any Claim, shall notify the Buyer (but the failure so to so notify shall not relieve the Buyer or the Buyer Bank from any liability that it may have under this SECTION 7.2(G)(II), except to the extent such failure Materially prejudices the Buyer or its Affiliates). In the event of any such Claim, whether arising before, on or after the Effective Time, (1) the Buyer shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption, the Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense therefor, except that if the Buyer elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) the Buyer shall be obligated pursuant to this paragraph to pay for only


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         one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received, (3) the Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and
         (4) the Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law (it being acknowledged by the parties hereto that in the event of any good faith dispute about the lawfulness of such indemnification, the Buyer or the Buyer Bank may place the amounts at issue in escrow pending the final and nonapplicable determination of such dispute). The obligations of the Buyer and the Buyer Bank pursuant to this SECTION 7.2(G) are intended to be enforceable against the Buyer and the Buyer Bank directly by the Indemnified Parties. The indemnification provided herein shall be in addition to any indemnification rights that any Indemnified Parties may have by Law, pursuant to the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries or pursuant to the terms of any employee benefit plan or trust for which any Indemnified Party serves as a fiduciary.

         (h) Future Dividends. Subject to applicable corporate approval (including without limitation the approval of the Buyer's board of directors), after the Effective Time, the Buyer shall increase its annual dividend to $0.76 per share, payable quarterly in accordance with the Buyer's customary dividend payment practices.

         7.3 COVENANTS OF ALL PARTIES TO THE AGREEMENT.

         (a) Reorganization for Tax Purposes. Each of the parties hereto undertakes and agrees to use its reasonable efforts to cause the Mergers to qualify as "reorganizations" within the meaning of Section 368(a) of the Code and that it will not intentionally take any action that would cause the Mergers to fail to so qualify.

         (b) Accounting Treatment. Each of the parties hereto undertakes and agrees to use its reasonable efforts to cause the Mergers to qualify to be treated as a "pooling-of-interests" under Generally Accepted Accounting Principles and that it will not intentionally take any action that would cause the Mergers to fail to so qualify.

         (c) Notification. Each of the parties hereto agrees to notify promptly the other parties hereto of any event, fact, or other circumstance arising after the date hereof that would have caused any representation or warranty herein, including, in the case of the Company Parties, any information on any schedule hereto, to be untrue or misleading had such event, fact, or circumstance arisen prior to the execution of this Agreement. The parties hereto will exercise their reasonable best efforts to ensure that no such events, facts, or other circumstances occur, come to pass, or become true.

         (d) Consummation of Agreement. Subject to SECTION 7.1(C), the parties hereto each agree to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the Company Parties, or the Buyer or the Buyer Bank, that would Materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, each party will notify the others of any such event and, subject to SECTION 7.1(c), the parties will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible. Subject to SECTION 7.1(C), each party hereto shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and to assist in the procuring or providing of all


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

documents that must be procured or provided pursuant to the provisions hereof. Notwithstanding anything to the contrary contained in this Agreement, but subject to SECTION 7.1(C), none of the parties hereto will take any action that would (i) Materially affect or delay receipt of the approvals contemplated in
SECTION 9.1(B) from the Regulatory Authorities, or (ii) Materially adversely affect or delay its ability to perform its covenants and agreements made pursuant to this Agreement.

         (e) Corporate Action. Subject to the terms and conditions hereof (including SECTION 7.1(C)), each of the parties hereto shall, and each of them shall cause their subsidiaries to, take all corporate action (including the recommendation of the Mergers by their respective boards of directors to their respective shareholders), and use each of their reasonable best efforts to cause all shareholder action to be taken, necessary to consummate and give effect to the respective Mergers.

         (f) Maintenance of Corporate Existence. Each of the parties hereto shall, and each of them shall cause their Affiliates to, maintain in full force and effect each their respective corporate or legal existences.

         (g) Applications and Reports. The Buyer shall prepare and file as soon as reasonably practical after the date of this Agreement, and the Company Parties shall cooperate in the preparation and, where appropriate, filing of, all applications, reports and statements with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

         (h) Registration Statement and Joint Proxy Statement/Prospectus. As soon as reasonably practicable after the execution of the Agreement and after the furnishing by the Company and the Company Bank of all information required to be contained therein, the Buyer shall file with the SEC the Registration Statement on Form S-4 (or on such other form as shall be appropriate), which shall contain the Joint Proxy Statement/Prospectus. The Buyer and the Company shall each use their reasonable best efforts to cause the Joint Proxy Statement/Prospectus to comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. The Buyer and the Company shall each use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Subject to
SECTION 7.1(C), the Joint Proxy Statement/Prospectus shall include the recommendation of the Boards of Directors of the Buyer and the Company in favor of the Holding Company Merger.

         (i) Option Agreement. Concurrently with or immediately after the execution of this Agreement by the parties, the parties shall execute and deliver the Option Agreements.

         (j) Closing. Subject to the terms and conditions hereof (including
SECTION 7.1(C)), the parties hereto shall use their reasonable best efforts to consummate the Closing within 30 days after all conditions to the Closing have been satisfied.


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

                                  ARTICLE VIII

                      DISCLOSURE OF ADDITIONAL INFORMATION

         8.1 ACCESS TO INFORMATION. Prior to the Closing Date, the parties hereto shall, and shall cause each of their subsidiaries to:

         (a) give the other and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to its books, records, offices and other facilities and properties; and

         (b) furnish the other with such financial and operating data and other information with respect to its business, condition (financial or otherwise) and properties, as it may reasonably request.

         8.2 ACCESS TO PREMISES. Prior to Closing, the Company shall, and shall cause its subsidiaries to, give the Buyer and its authorized representatives reasonable access to all of the Company's and its subsidiaries' Real Property for the purpose of inspecting such property.

         8.3 ENVIRONMENTAL SURVEY. At its option, the Buyer may cause to be conducted Phase I environmental assessments of the Real Property of the Company and its subsidiaries, whether owned or leased, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as the Company shall deem necessary or desirable (collectively, the "ENVIRONMENTAL SURVEY"). The Company shall complete all such Phase I environmental assessments within 60 days following the date of this Agreement and thereafter conduct and complete any such additional studies, testing, sampling and analyses within 60 days following completion of all Phase I environmental assessments. Subject to the breach of any representation or warranty contained herein, the costs of the Environmental Survey shall be paid by the Buyer.

         8.4 CONFIDENTIALITY. The parties acknowledge that each of the Buyer and the Company have previously executed two separate agreements (the
"CONFIDENTIALITY AGREEMENTS") dated September 21, 1999 and December 8, 1999 in contemplation of negotiations about the Mergers and agree that such agreements shall continue in full force and effect in accordance with its terms.

         8.5 PUBLICITY. Without the prior consent of the other parties, no party hereto shall issue any news release or other public announcement or disclosure, or any general public announcement to its employees, suppliers or customers, regarding this Agreement or the transactions contemplated hereby, except as may be required by Law, but in which case the disclosing party shall provide the other parties hereto with reasonable advance notice of the timing and substance of any such disclosure.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

         9.1 MUTUAL CONDITIONS. The respective obligations of each party hereto to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by all parties hereto pursuant to SECTION 11.4 of this Agreement:

         (a) Adverse Proceedings. Neither the Company, the Company Bank, the Buyer, the Buyer Bank, nor any shareholder of any of the foregoing shall be subject to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement or the Mergers, and no Governmental Authority shall have instituted a suit or proceeding that is then pending and seeks to enjoin or prohibit the transactions contemplated hereby. Any party who is subject to any such order, decree or injunction or the subject of any such suit or proceeding shall take any reasonable steps within that party's control to cause any such order, decree or injunction to be modified so as to permit the Closing and to cause any such suit or proceeding to be dismissed.

         (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No such Consent obtained from any Regulatory Authority shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) not reasonably anticipated as of the date of this Agreement that in the reasonable judgment of the Board of Directors of the Buyer, the Buyer Bank, the Company or the Company Bank hereto would so Materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement. The parties agree that any divestiture of assets or deposits in the aggregate of $100 million or less of the Buyer and the Company and their subsidiaries taken as a whole required as a condition of any such approval shall not enable any other party to terminate this Agreement because a condition described in the paragraph shall not have been satisfied.

         (c) Consents and Approvals. Each Party hereto shall have obtained any and all Consents required for consummation of the Mergers or for the preventing of any Default under any Contract or Permit of such Party, including any Consents listed on the Company's Disclosure Schedule, except to the extent that the failure to obtain such any such Consents would not, individually or in the aggregate, result in a Material Adverse Effect on such Party.

         (d) Effectiveness of Registration Statement. The Registration Statement filed with the SEC covering the shares of the Buyer's Stock to be issued pursuant hereto shall have been declared effective by the SEC, and no stop order suspending such effectiveness shall have been initiated or, to the Knowledge of the Buyer Parties, threatened by the SEC.

         (e) Approval. The Buyer's shareholders shall have approved this Agreement and the Mergers in accordance with applicable corporate law and the rules of the Nasdaq Stock Market or other applicable Law. The Company's and the Company Bank's shareholders shall have approved this Agreement and the respective Mergers in accordance with applicable corporate law.

         (f) Tax Opinion. On the basis of facts, representations and assumptions that shall be consistent with the state of facts existing at the Closing Date, the Buyer and the Company shall have received an opinion of an acceptable tax advisor reasonably acceptable in form and substance to each of them dated as of the Closing Date, substantially to the effect that, for federal income tax purposes: (i) the Mergers, when consummated in accordance with the terms hereof, will each constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by the Buyer, the Buyer Bank, the Company or the Company Bank by reason of the Mergers, (iii) the exchange or cancellation of Company Shares or Company Bank Shares in the Mergers will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of the Company and the Company Bank, (iv) the basis of the Buyer's Stock to be received by a shareholder of the Company will be the same as the basis of the stock of the Company surrendered in connection with the Mergers, and (v) the holding period of the shares of the Buyer's Stock to be received by a shareholder of the Company will include the period during which the shareholder held the Company Shares surrendered in connection with the Mergers, provided that the Company Shares surrendered in connection with the Mergers are held as a capital asset at the Effective Time of such Mergers. Each of the Buyer and the Company shall provide a letter to the tax advisor setting forth the facts, assumptions and representations on which such tax advisor may rely in rendering its opinion.

         (g) Accounting Assurances. The Buyer shall have received assurances from KPMG LLP, in form and substance satisfactory to it, that the Mergers will qualify to be treated as "pooling-of-interests" for accounting purposes. The Buyer also shall have received a letter from Dixon Odom PLLC, in form and substance satisfactory to it to the effect that such accountants are not aware of any fact or circumstance related to the Company or any of its subsidiaries that might cause the Mergers not to qualify for such treatment. Nothing shall have come to the attention of the Buyer or the Company that any event has occurred or that any condition or circumstance exists that makes it likely that the Mergers may not so qualify.

         (h) Blue Sky Approvals. The Buyer shall have received all state securities or "Blue Sky" Permits or other authorizations or confirmations as to the availability of exemptions from "Blue Sky" registration requirements as may be necessary, and no stop orders or proceedings shall be pending, or the Knowledge of the Buyer Parties or the Company Parties, threatened by a state "Blue Sky" administrator to suspend the effectiveness of any registration statement filed therewith with respect to the issuance of the Buyer's Stock in the Holding Company Merger.

         (i) Nasdaq Listing. As of the Effective Time, the Buyer shall have satisfied all requirements in order for the shares of the Buyer's Stock to be issued to shareholders of the Company in connection with the Holding Company Merger and holders of stock options issued pursuant to the Company Benefit Plans (when issued) to be listed on the Nasdaq National Market System as of the Effective Time.

         9.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY PARTIES. The obligation of the Company Parties to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by such parties pursuant to SECTION 11.4 of this Agreement:

         (a) All representations and warranties of the Buyer and the Buyer Bank contained in this Agreement shall be true and correct in all Material respects as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Buyer and the Buyer Bank shall have performed and complied in all Material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

         (b) All documents required to have been executed and delivered by the Buyer or the Buyer Bank, on behalf of itself or the Buyer Bank, to the Company Parties at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

         (c) The Company shall have received from Ferguson & Company a letter, dated not more than five Business Days prior to the Joint Proxy
Statement/Prospectus, that the Merger Consideration is fair, from a financial point of view, to the holders of the Company's Shares.

         (d) The Company Parties shall have received an opinion of Robinson, Bradshaw & Hinson, P.A., counsel to the Buyer, dated as of the Closing Date, in form and substance reasonably acceptable to the Company Parties.

         (e) As of the Closing Date, the Company Parties shall have received the following documents with respect to the Buyer and the Buyer Bank:

                  (i) a true and complete copy of its articles of incorporation and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

                  (ii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

                  (iii) a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation have not been amended since the date of the certificate described in subsection (i) above and that nothing has occurred since such date that would adversely affect its existence;

                  (iv) a true and complete copy of the resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

                  (v) a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

         (f) The Exchange Agent shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the Exchange Agent has received from the Buyer appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Buyer Stock in exchange for all of the Company Shares and the Company Bank Shares.

         9.3 CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by the Buyer pursuant to SECTION 11.4 of this Agreement:

         (a) All representations and warranties of the Company Parties contained in this Agreement shall be true and correct in all Material respects as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Company Parties shall have performed and complied in all Material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing.

         (b) The Buyer shall have received from Stern, Agee & Leach a letter, dated not more than five Business Days prior to the Joint Proxy
Statement/Prospectus, that the Merger Consideration is fair, from a financial point of view, to the holders of the Buyer's Stock.

         (c) All documents required to have been executed and delivered by the Company, the Company Bank or any third party to the Buyer or the Buyer Bank at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

         (d) The Buyer shall have received a legal opinion from Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., counsel to the Company Parties, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer.

         (e) As of the Closing Date, the Buyer shall have received the following documents with respect to each of the Company and its subsidiaries:

                  (i) a certificate of its corporate existence issued by the jurisdiction of its incorporation as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

                  (ii) a true and complete copy of its articles of incorporation or charter and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

                  (iii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

                  (iv) a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation or charter have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence;

                  (v) with respect to the Company only, a true and complete copy of the resolutions of its Board of Directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

                  (vi) with respect to the Company only, a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.


                                    ARTICLE X

                                   TERMINATION

         10.1 TERMINATION. The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

         (a) By mutual written consent of the Company and the Buyer;

         (b) By either the Buyer or the Company, if there shall be any law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Company or its shareholders, the Company Bank, the Buyer or its shareholders, or the Buyer Bank from consummating this Agreement is entered and such judgment, injunction, order or decree shall become final and non-appealable;

         (c) By either the Buyer or the Company, if the conditions to the obligation to effect the transactions contemplated hereby of the party seeking termination shall not have been fulfilled or waived by June 30, 2000, and if the party seeking termination is in Material compliance with all of its obligations under this Agreement;

         (d) By either the Buyer or the Company, if a condition to the obligation to effect the transactions contemplated hereby of the party seeking termination shall have become incapable of fulfillment (notwithstanding the efforts of the party seeking to terminate as set forth in SECTION 7.3(D)), and has not been waived;

         (e) At any time on or prior to the Closing Date, by the Buyer in writing, if the Company or the Company Bank has, or by the Company, if the Buyer or the Buyer Bank has, in any Material respect, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date.

         (f) By the Company, if its board of directors determines to terminate this Agreement (and the Mergers) and (i) the Average Closing Price of the Buyer's Stock is less than $16 for the 20-trading day period (the "MEASUREMENT PERIOD") ending three Business Days prior to the latest date to occur of (A) the date on which the last approval from a Regulatory Authority in respect of the Mergers is obtained or (B) the date on which the appropriate approvals in respect of the Mergers of the shareholders of the Buyer or the Company are obtained, and (ii) the percentage (the "BUYER'S STOCK PERCENTAGE CHANGE") by which the Average Closing Price of the Buyer's Stock during the Measurement Period is lower than $18 exceeds by more than 11 percentage points the percentage (the "INDEX PERCENTAGE CHANGE") by which the Average Closing Price of the SNL Index during the Measurement Period is lower than the Average Closing Price of the SNL Index on December 14, 1999. (Examples: If the Average Closing Price of the SNL Index has declined by 5%, the Average Closing Price of the Buyer's Stock during the Measurement Period must be more than 16% lower than $18; if the Average Closing Price of the SNL Index has declined by 10%, the Average Closing Price of the Buyer's Stock during the Measurement Period must be more than 21% lower than $18); provided, however, that in such case the Buyer shall have the right to adjust the Exchange Ratio so that the product of the number of shares of the Buyer's Stock issued for each Company Share multiplied by the Average Closing Price of the Buyer's Stock for the Measurement Period will equal the lesser of (x) $19.9488 (i.e. $16 x 1.2468) and (y) an amount equal to the product of $22.4424 (i.e. $18 x 1.2468), multiplied by the sum of
(A) 100 percent, minus (B) the Index Percentage Change, minus (C) 11 percent, in which case the Company shall not have the right to terminate this Agreement and the Merger; provided, further, however, that in the case that the Average Closing Price of the Buyer's Stock during the Measurement Period is below $14.69 per share, but there is no termination right by the Company under the above provisions because the difference between the Buyer's Stock Percentage Change and the Index Percentage Change is 11 percent or less, then the Company shall have the right to terminate this Agreement unless the Buyer elects to adjust the Exchange Ratio so that the product of the number of shares of the Buyer's Stock issued for each such Company Share multiplied by the Average Closing Price of the Buyer's Stock during the Measurement Period will equal $18.31549 (i.e. $14.69 x 1.2468).

         For purposes of this subclause (f): "AVERAGE CLOSING PRICE" means with respect to the Buyer's Stock, the average of the daily closing sales price thereof on the Nasdaq National Market System during a specified period and, with respect to the SNL Index for a specified day or during a specified period, the average of the daily closing prices of the stocks contained in such SNL Index on the primary exchange or in the primary market on which each such stock trades, all as reported by The Wall Street Journal; and "SNL INDEX" means the SNL Nationwide Bank Index ($500 million to $1 billion).

         10.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of a termination contemplated hereby by any party pursuant to SECTION 10.1, the party seeking to terminate this Agreement shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by any party hereto. In such event:

         (a) The parties hereto shall continue to be bound by (i) their obligations of confidentiality set forth in the Confidentiality Agreements, and all copies of the information provided by the Company hereunder will be returned to the Company or destroyed immediately upon its request therefor, (ii) the provisions set forth in SECTION 8.4 relating to publicity and (iii) the provisions set forth in SECTION 11.1 relating to expenses.

         (b) All filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person to which made.

         (c) The terminating party shall be entitled to seek any remedy to which such party may be entitled at law or in equity for the violation or breach of any agreement, covenant, representation or warranty contained in this Agreement.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         11.1 EXPENSES. Whether or not the transactions contemplated hereby are consummated, (i) the Buyer shall pay all costs and expenses incurred by it and the Buyer Bank in connection with this Agreement and the Mergers and (ii) the Company Bank shall pay all costs and expenses incurred by it and the Company in connection with this Agreement and the Mergers.

         11.2 SURVIVAL OF REPRESENTATIONS. The representations and warranties made by the parties hereto will not survive the Closing, and no party shall make or be entitled to make any claim based upon such representations and warranties after the Closing Date. No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such person that any warranty or representation is false at the time of signing or Closing.

         11.3 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of all parties hereto.

         11.4 WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of the Buyer, on one hand, and the Company Parties, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party or parties only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this SECTION 11.4.

         11.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission, one Business Day after sending by a reputable national over-night courier service or three Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

         (a) Any notice to the Company Parties shall be delivered to the following addresses:

                           First Savings Bancorp, Inc.
                           205 S.E. Broad Street, P.O. Box 1657
                           Southern Pines, North Carolina  28387
                           Attention:    John F. Burns, Chief Executive Officer
                           Telephone:    (910) 692-6222
                           Facsimile:    (910) 692-7501

                           with a copy to:

                           Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 2000 Renaissance Plaza
                           230 North Elm Street
                           P.O. Box 26000
                           Greensboro, North Carolina  27420
                           Attention:    Edward C. Winslow III
                           Telephone:    (336) 373-8850
                           Facsimile:    (336) 378-1001

         (b) Any notice to the Buyer or the Buyer Bank shall be delivered to the following addresses:

                           First Bancorp
                           341 North Main Street
                           P.O. Box 508
                           Troy, North Carolina  27371
                           Attention:    James H. Garner
                           Telephone:    (910) 576-2265
                           Facsimile:    (910) 576-0662

                           with a copy to:

                           Robinson, Bradshaw & Hinson, P.A.
                           101 North Tryon Street, Suite 1900
                           Charlotte, North Carolina  28246
                           Attention:    Henry H. Ralston
                           Telephone:    (704) 377-2536
                           Facsimile:    (704) 378-4000

Any party may change the address to which notice is to be given by notice given in the manner set forth above.

         11.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

         11.7 SEPARABLE PROVISIONS. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect.

         11.8 GOVERNING LAW. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina.

         11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         11.11 ENTIRE AGREEMENT. This Agreement, including the agreements and documents that are Schedules and Exhibits hereto, embodies the entire agreement and understanding of the parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby and subject matter hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    COMPANY:

                                    FIRST SAVINGS BANCORP, INC.


                                    By:
                                        --------------------------------
                                        Name:
                                              --------------------------
                                        Title:
                                               -------------------------

                                    COMPANY BANK:

                                    FIRST SAVINGS BANK OF MOORE COUNTY,
                                    INC., SSB


                                    By:
                                        --------------------------------
                                        Name:
                                              --------------------------
                                        Title:
                                               -------------------------


                                    BUYER:

                                    FIRST BANCORP


                                    By:
                                        --------------------------------
                                        Name:
                                              --------------------------
                                        Title:
                                               -------------------------


                                    BUYER BANK:

                                    FIRST BANK


                                    By:
                                        --------------------------------
                                        Name:
                                              --------------------------
                                        Title:
                                               -------------------------

                                    EXHIBIT A

                                 PLAN OF MERGER
                                       OF
                           FIRST SAVINGS BANCORP, INC.
                                      INTO
                                  FIRST BANCORP


A.       Corporations Participating in Merger.

         First Savings Bancorp, Inc., a North Carolina corporation (the "Merging Corporation"), will merge with and into First Bancorp a North Carolina corporation, which will be the surviving corporation (the "Surviving Corporation") of such merger.

B.       Name of Surviving Corporation.

         After the merger, the Surviving Corporation shall have the name "First Bancorp"

C.       Merger.

         The merger of the Merging Corporation into the Surviving Corporation shall be effected pursuant to the terms and conditions of this Plan. Upon the merger becoming effective, the corporate existence of the Merging Corporation will cease, and the corporate existence of the Surviving Corporation will continue. The merger shall become effective on the date and at the time of filing of the Articles of Merger containing this Plan with the North Carolina Secretary of State or at such other time as may be specified in such Articles of Merger. The time when the merger becomes effective is hereinafter referred to as the "Effective Time."

D.       Conversion and Exchange of Shares.

         At the Effective Time, the outstanding shares of the common stock of the corporations participating in the merger will be converted and exchanged as follows:

         1.       Surviving Corporation.

         (a) Each outstanding share of the common stock of the Merging Corporation shall at the Effective Time no longer be outstanding and shall be canceled and retired and shall cease to exist, and the holders of the certificates representing such shares shall thereafter cease to have any rights with respect to such shares except for the right to receive, in consideration for the foregoing the issuance and delivery of 1.2468 shares of common stock of the Surviving Corporation for each share of the common stock of the Merging Corporation outstanding immediately prior to the merger (the "Exchange Ratio"), provided, that such Exchange Ratio is subject to adjustment based upon the price of such shares of stock of the Surviving Corporation at or close to the Effective Time).

         (b) In the event the Surviving Corporation changes the numbers of shares of its common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar reorganization with respect to such stock and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to such Effective Time, the Exchange Ratio shall be equitable adjusted to reflect such change.

         2. Fractional Shares. No fractional shares of the common stock of the Surviving Corporation shall be delivered as consideration for the merger described herein. In lieu of any such fractional share, upon tender of the certificates representing shares of common stock of the Merging Corporation, each holder of common stock of the Merging Corporation shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Market Value of one share of the common stock of the Surviving Corporation on the trading day immediately prior to the Effective Time. For purposes of this Section 2, "Market Value" of the common stock of the Surviving Corporation means the closing price of such stock on the Nasdaq Stock Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source), or if such closing date is not a trading day, on the last trading day preceding that date.

         3. Surrender of Share Certificates. Each holder of a certificate representing shares to be converted or exchanged in the merger shall surrender such certificate for cancellation and after the Effective Time and after such surrender shall be entitled to receive in exchange therefor the consideration to which it is entitled under this Plan. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of common stock of the Merging Corporation shall be deemed for all purposes to evidence ownership of the consideration to be issued and paid for the conversion or exchange of such shares under this Plan.

         4. No Further Transfers. From and after the Effective Time of the merger, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the shares of the Merging Corporation that were outstanding immediately prior to the Effective Time of the merger. If after such Effective Time, certificates representing shares of the Merging Corporation are presented to the Surviving Corporation, they shall be canceled, and exchanged and converted into the merger consideration as provided for herein.

E.       Abandonment.

         After approval of this Plan by the shareholders of the Merging Corporation and the Surviving Corporation, and at any time prior to the merger's becoming effective, the board of directors of the Merging Corporation or the Surviving Corporation may, in each of their discretion, abandon the merger.

                    AMENDMENT AND WAIVER TO MERGER AGREEMENT

         THIS AMENDMENT AND WAIVER TO MERGER AGREEMENT (this "Amendment and Waiver"), dated as of March _, 2000, is by and between.

         FIRST BANCORP, a North Carolina corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a North Carolina bank holding company (the "Buyer");

         FIRST BANK, a North Carolina bank and a wholly owned subsidiary of the Buyer (the "Buyer Bank");

         FIRST SAVINGS BANCORP, INC., a North Carolina corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a North Carolina savings bank holding company (the "Company"); and

         FIRST SAVINGS BANK OF MOORE COUNTY, INC., SSB, a North Carolina stock savings bank (the "Company Bank").

                              BACKGROUND STATEMENT

         The parties to this Amendment and Waiver entered into a Merger Agreement (the "Agreement") dated as of December 15, 1999 providing for the merger of the Company into the Buyer, with the Buyer being the surviving corporation (the "Holding Company Merger"), and the merger of the Company Bank into the Buyer Bank, with the Buyer Bank being the surviving corporation (the "Bank Merger").

                             STATEMENT OF AGREEMENT

         In consideration of the premises and the mutual covenants herein contained, the parties hereto, for themselves, their successors and assigns, agree as follows:

                                   ARTICLE 1.

                                   AMENDMENTS

         1.1 THE BANK MERGER.

         (a) Section 3.1(a) of the Agreement is hereby amended so that the phrase "Immediately after the consummation of the Holding Company Merger" is replaced with the phrase "As soon as reasonably practicable after the consummation of the Holding Company Merger, as determined by the Buyer."

         (b) Section 3.1(f) of the Agreement is hereby amended so that the phrase "At the Closing but after the filing of the Articles of Merger in respect of the Holding Company Merger" is replaced by the phrase "As soon as reasonably practicable after the filing of the Articles of Merger in respect of the Holding Company Merger, as determined by the Buyer."

         (c) Section 3.1(g) is hereby added to the Agreement and shall read as follows:

                    (g) Timing of the Bank Merger. Notwithstanding anything to the contrary to this Agreement, the Bank Merger shall be consummated as soon as reasonably practicable after the consummation of the Holding Company Merger, as determined by the Buyer, subject to satisfaction of all requirements of the Regulatory Authorities.

         1.2 FUTURE DIVIDENDS. Section 7.2(h) of the Agreement is hereby amended so that the phrase "$0.76" is replaced with the phrase "$0.88."


                                  ARTICLE II.

                                     WAIVER

         The parties hereto waive the condition to Closing (as defined in the Agreement) set forth in Section 9.1(b) of the Agreement to the extent such condition relates to the expiration of any required waiting periods for the Merger of the Company Bank and the Buyer Bank, provided, however, that the parties agree that such waiting period shall have expired prior to consummation of the Bank Merger.


                                  ARTICLE III.

                                 MISCELLANEOUS

         3.1 AMENDMENT AND MODIFICATION. This Amendment and Waiver may be amended, modified or supplemented only by a written agreement executed by all parties hereto.

         3.2 WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Amendment and Waiver, any failure of the Buyer and the Buyer Bank, on one hand, and the Company and the Company Bank, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party or parties only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Should this Amendment and Waiver require or permit consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Section 11.4 of the Agreement.

         3.3 GOVERNING LAW. The execution, interpretation and performance of this Amendment and Waiver shall be governed by the internal laws and judicial decisions of the State of North Carolina.

         3.4 COUNTERPARTS. This Amendment and Waiver may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         3.5 INTERPRETATION. The article and section headings contained in this Amendment and Waiver are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Amendment and Waiver.

         3.6 ENTIRE AGREEMENT. The Agreement, including the agreements and documents that are Exhibits and Schedules thereto, together with this Amendment and Waiver, (a) embody the entire agreement and understanding of the parties with respect of the subject matter hereof and thereof and (b) supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

         IN WITNESS WHEREOF, the Company, the Company Bank, the Buyer and the Buyer Bank have caused this Amendment and Waiver to be signed by their respective duly authorized officers, as of the date first above written.

                                    COMPANY:

                                    FIRST SAVINGS BANCORP, INC.


                                    By:
                                        --------------------------------
                                        Name:
                                              --------------------------
                                        Title:
                                               -------------------------

                                    COMPANY BANK:

                                    FIRST SAVINGS BANK OF MOORE COUNTY,
                                    INC., SSB


                                    By:
                                        --------------------------------
                                        Name:
                                              --------------------------
                                        Title:
                                               -------------------------


                                    BUYER:

                                    FIRST BANCORP


                                    By:
                                        --------------------------------
                                        Name:
                                              --------------------------
                                        Title:
                                               -------------------------


                                    BUYER BANK:

                                    FIRST BANK


                                    By:
                                        --------------------------------
                                        Name:
                                              --------------------------
                                        Title:
                                               -------------------------

                                   APPENDIX B

                     FAIRNESS OPINION OF FERGUSON & COMPANY

                                [TO BE PROVIDED]

                                   APPENDIX C

                      OPINION OF STERNE, AGEE & LEACH, INC.


                                [TO BE PROVIDED]

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 55-2-02 of the North Carolina Business Corporation Act enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of directors for monetary damages for breach of their duties as directors. No such provision is effective to eliminate or limit a director's liability for: (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation; (ii) improper distributions as described in Section 55-8-33 of the North Carolina Act; (iii) any transaction from which the director derived an improper personal benefit; or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. First Bancorp's articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the North Carolina Act.

         Sections 55-8-50 through 55-8-58 of the North Carolina Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent
(i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the North Carolina Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

         In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including attorneys' fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. First Bancorp's bylaws provide for indemnification to the fullest extent permitted under the North Carolina Act, and First Bancorp has separate indemnification agreements with various current and past directors and officers.

         Because of its agreements to indemnify, First Bancorp may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard. Sections 55-8-52 and 55-8-56 of the North Carolina Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the North Carolina Act.

         Additionally, Section 55-8-57 of the North Carolina Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the North Carolina Act to indemnify that person. First Bancorp has purchased and maintains such insurance.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following exhibits are filed herein or have been, as noted, previously filed:

EXHIBIT NO.                DESCRIPTION
-----------                -----------
         2.1               Merger Agreement, dated as of December 15, 1999, by
                           and among First Bancorp, First Bank, First Savings
                           Bancorp, Inc. and First Savings Bank of Moore
                           County, Inc., SSB (included as Appendix A to the
                           Joint Proxy Statement/Prospectus included as part of
                           this Registration Statement).

         2.2 First Amendment and Waiver to Merger Agreement dated as of March 24, 2000 (included as Appendix A to the
                           Joint Proxy Statement/Prospectus included as part of this Registration Statement).

         3.1 Articles of Incorporation and amendments thereto, filed as Exhibit 3(a) to First Bancorp's
                           Registration Statement Number 33-12692, is incorporated herein by reference.

         3.2               Amendment to Articles of Incorporation, adding a new
                           Article Nine, filed as Exhibit 3(e) to First
                           Bancorp's Annual Report on Form 10-K for the year ended December 31, 1988, is incorporated herein by reference.

         3.3               Amendment to Articles of Incorporation, adding a new
                           Article X, filed as Exhibit 3.a.iii to First
                           Bancorp's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference.

         3.4               Amendments to Article IV of Articles of
                           Incorporation, filed as Exhibit 3.a.iv to First
                           Bancorp's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as incorporated herein by reference.

         3.5 Bylaws and amendments thereto, filed as Exhibit 3(b) to First Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 1994, is incorporated herein by reference.

         3.6               Amendment to Section 3.04 of Article Three of the
                           Bylaws.

         3.7               Amendment to Section 3.19 of Article Three of the
                           Bylaws.

         4.1 Form of Common Stock Certificate, filed as Exhibit 4 to First Bancorp's Registration Statement Number
                           33-12692, is incorporated herein by reference.

         4.2               Articles IV and V of the Articles of Incorporation
                           (included in Exhibit 3.1)

         5.1* Opinion of Robinson, Bradshaw & Hinson, P.A., regarding legality of common stock.

         8.1* Opinion of KPMG LLP regarding federal income tax consequences.

        10.1 Data processing Agreement dated October 1, 1984 by and between Bank of Montgomery (First Bank) and Montgomery Data Services, Inc., filed as Exhibit
                           10(k) to First Bancorp's Registration Statement
                           Number 33-12692, is incorporated herein by reference.

        10.2 First Bank Salary and Incentive Plan, as amended, filed as Exhibit 10(m) to First Bancorp's
                           Registration Statement Number 33-12692, is incorporated herein by reference.


        10.3               First Bancorp Savings Plus and Profit Sharing Plan
                           (401(k) savings incentive plan and trust), as amended January 25, 1994 and July 19, 1994, filed as
                           Exhibit 10(c) to First Bancorp's Annual Report on
                           Form 10-KSB for the year ended December 31, 1994, is incorporated herein by reference.

        10.4               Directors and Officers Liability Insurance Policy of
                           First Bancorp, dated July 16, 1991, filed as Exhibit
                           10(g) to First Bancorp's Annual Report on Form 10-K for the year ended December 31, 1991, is incorporated herein by reference.

        10.5 Indemnification Agreement between First Bancorp and its Directors and Officers, filed as Exhibit 10(t) to First Bancorp's Registration Statement Number
                           33-12692, is incorporated herein by reference.

        10.6               First Bancorp Employees' Pension Plan, as amended on
                           August 16, 1994, filed as Exhibit 10(g) to First
                           Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 1994, is incorporated herein by reference.

        10.7               First Bancorp Senior Management Supplemental
                           Executive Retirement Plan dated May 31, 1993, filed as Exhibit 10(k) to First Bancorp's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, is incorporated herein by reference.

        10.8               First Bancorp Senior Management Split-Dollar Life
                           Insurance Agreements between First Bancorp and the
                           Executive Officers, as amended on December 22, 1994, filed as Exhibit 10(i) to First Bancorp's Annual
                           Report on Form 10-KSB for the year ended December
                           31, 1994, is incorporated herein by reference.

        10.9               First Bancorp 1994 Stock Option Plan filed as Exhibit
                           10(n) to First Bancorp's Quarterly Report on Form
                           10-QSB for the quarter ended March 31, 1994, is incorporated herein by reference.

        10.10              Severance Agreement between First Bancorp and Patrick
                           A. Meisky dated December 29, 1995, filed as Exhibit
                           10(o) to First Bancorp's Annual Report on Form
                           10-KSB for the year ended December 31, 1995, is incorporated by reference.

        10.11              Amendment to the First Bancorp Savings Plus and
                           Profit Sharing Plan (401(k) savings incentive plan and trust), dated December 17, 1996, filed as
                           Exhibit 10(m) to First Bancorp's Annual Report on
                           Form 10-KSB for the year ended December 31, 1996, is incorporated herein by reference.

        10.12              First Amendment to the First Bancorp Senior
                           Management Executive Retirement Plan dated April 21,
                           1998, filed as Exhibit 10(o) to First Bancorp's
                           Annual Report on Form 10-K for the year ended
                           December 31, 1998, is incorporated herein by reference.

        10.13              Employment Agreement between First Bancorp and James
                           H. Garner dated August 17, 1998, filed as Exhibit
                           10(l) to First Bancorp's Quarterly Report on Form
                           10-Q for the quarter ended September 30, 1998, is incorporated by reference.

        10.14              Employment Agreement between First Bancorp and Anna
                           G. Hollers dated August 17, 1998, filed as Exhibit
                           10(m) to First Bancorp's Quarterly Report on Form
                           10-Q for the quarter ended September 30, 1998, is incorporated by reference.

        10.15              Employment Agreement between First Bancorp and Teresa
                           C. Nixon dated August 17, 1998, filed as Exhibit
                           10(n) to First Bancorp's Quarterly Report on Form
                           10-Q for the quarter ended September 30, 1998, is incorporated by reference.

        10.16              Employment Agreement between First Bancorp and Eric
                           P. Credle dated August 17, 1998, filed as Exhibit
                           10.p to First Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998, is incorporated herein by reference.

        10.17              Amendments 1 and 2 to First Bancorp's 1994 Stock
                           Option Plan filed as Exhibit 10.q to First Bancorp's
                           Quarterly Report on Form 10-Q for the quarter ended
                           June 30, 1999, is incorporated by reference.

        10.18              Employment Agreement between First Bancorp and David
                           C. Grigg dated August 17, 1998, filed as Exhibit
                           10.r to First Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999, is incorporated herein by reference.

        10.19              Stock Option Agreement, filed as Exhibit 99.3 to
                           First Bancorp's Current Report on Form 8-K dated
                           December 21, 1999, is incorporated herein by reference.

        10.20              Stock Option Agreement, filed as Exhibit 99.4 to
                           First Bancorp's Current Report on Form 8-K dated
                           December 21, 1999, is incorporated herein by reference.

        21.1               List of subsidiaries of First Bancorp, filed as
                           Exhibit 21 to First Bancorp's Annual Report on Form
                           10-K for the year ended December 31, 1994, is incorporated herein by reference.

        23.1               Consent of Robinson, Bradshaw & Hinson, P.A.
                           (included in Exhibit 5.1)

        23.2               Consent of KPMG LLP

        23.3               Consent of Dixon, Odom PLLC

        23.4               Consent of Sterne, Agee & Leach, Inc.

        23.5               Consent of Ferguson & Company

        23.6               Consent of Virginia C. Brandt.

        23.7               Consent of H. David Bruton, M.D.

        23.8               Consent of John F. Burns.

        23.9               Consent of Felton J. Capel.

        23.10              Consent of Frank G. Hardister.

        23.11              Consent of Thomas F. Phillips.

        23.12              Consent of William E. Samuels.

        23.13              Power of Attorney of Jack D. Briggs

        23.14              Power of Attorney of  David L. Burns

        23.15              Power of Attorney of Jesse S. Capel

        23.16              Power of Attorney of George R. Perkins, Jr.

        23.17              Power of Attorney of G.T. Rabe, Jr.


        23.18              Power of Attorney of Edward T. Taws

        23.19              Power of Attorney of Frederick H. Taylor

        23.20              Power of Attorney of Goldie H. Wallace

        23.21              Power of Attorney of  A. Jordan Washburn

        23.22              Power of Attorney of John C. Willis

        23.23              Power of Attorney of  James H. Garner

        23.24              Power of Attorney of Eric P. Credle

        99.1               First Bancorp Form of Proxy

        99.2               First Savings Form of Proxy

-------------------
*    To be filed by amendment.

ITEM 22.   UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

         (3)      That every prospectus (i) that is filed pursuant to Paragraph
(2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, North Carolina, on April 6, 2000.

                                 First Bancorp
                                  (Registrant)

                           By: /s/ James H. Garner
                              ----------------------------
                                James H. Garner
                     President and Chief Executive Officer


         Pursuant First Bancorpements of the Securities Act of 1933, this Registration State (Registrant) signed by the following persons in the capacities indicated on April 6, 2000.


                               EXECUTIVE OFFICERS


                            /s/ James H. Garner
                            ---------------------------------
                            James H. Garner
                            President and
                            Chief Executive Officer

/s/ Anna G. Hollers                              /s/ Eric P. Credle
---------------------------------                ------------------------------
Anna G. Hollers                                  Eric P. Credle
Executive Vice President                         Senior Vice President and
                                                 Chief Financial Officer


                               BOARD OF DIRECTORS


/s/ Jack D. Briggs *                             /s/ Edward T. Taws *
---------------------------------                ------------------------------
Jack D. Briggs                                   Edward T. Taws
Chairman of the Board                            Director
Director

/s/ David L. Burns *                             /s/ Frederick H. Taylor *
---------------------------------                ------------------------------
David L. Burns                                   Frederick H. Taylor
Director                                         Director

/s/ Jesse S. Capel  *                            /s/ Goldie H. Wallace *
---------------------------------                ------------------------------
Jesse S. Capel                                   Goldie H. Wallace
Director                                         Director

/s/ George R. Perkins, Jr. *                     /s/ A. Jordan Washburn *
---------------------------------                ------------------------------
George R. Perkins, Jr.                           A. Jordan Washburn
Director                                         Director

/s/ G.T. Rabe, Jr. *                             /s/ John C. Willis *
---------------------------------                ------------------------------
G.T. Rabe, Jr.                                   John C. Willis
Director                                         Director

* By: /s/ Anna G. Hollers
      ---------------------------
      Anna G. Hollers
      Executive Vice President